Exhibit 10.1

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF JULY 3, 2019

AMONG

WEATHERFORD INTERNATIONAL LTD., WEATHERFORD INTERNATIONAL PLC AND WEATHERFORD INTERNATIONAL, LLC, AS REVOLVING CREDIT BORROWERS AND AS DEBTORS AND DEBTORS-IN-POSSESSION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,

WEATHERFORD INTERNATIONAL LTD., AS TERM LOAN BORROWER AND AS A DEBTOR AND DEBTOR-IN-POSSESSION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,

THE LENDERS PARTY HERETO,

CITIBANK, N.A., AS ISSUING BANK,

CITIBANK, N.A., AS ADMINISTRATIVE AGENT

AND

CITIBANK, N.A., AS COLLATERAL AGENT

DEUTSCHE BANK SECURITIES INC., AS SYNDICATION AGENT

CITIGROUP GLOBAL MARKETS INC., BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC. AND RBC CAPITAL MARKETS(1)
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D-1	Form of Revolving Credit Note
EXHIBIT D-2	Form of Term Loan Note
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Letter of Credit Request
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Assignee Certificate
EXHIBIT J	Form of Participant Certificate

SCHEDULES

SCHEDULE 1.01A	[Reserved]
SCHEDULE 1.01B	[Reserved]
SCHEDULE 1.01C	Guarantors
SCHEDULE 1.01D	Redomestication
SCHEDULE 2.01	Commitments
SCHEDULE 2.08	Specified Dispositions
SCHEDULE 5.01	Cash Collateralized LC Equivalents
SCHEDULE 5.01B	Unsecured Revolving Facility Forbearance
SCHEDULE 6.22	Subsidiaries
SCHEDULE 7.21	Post-Closing Matters
SCHEDULE 8.01	Prepetition Indebtedness
SCHEDULE 8.04	Existing Liens
SCHEDULE 8.06	Existing Investments
SCHEDULE 8.11	Existing Restrictive Agreements

v

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 3, 2019, is among WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company and a debtor and debtor-in-possession under Chapter 11 of Title 11 of the United States Code (as now or hereafter in effect, or as hereafter amended, the “Bankruptcy Code”) (“WIL-Bermuda”), WEATHERFORD INTERNATIONAL plc, an Irish public limited company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“WIL-Ireland”), WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“WIL-Delaware”), the Lenders from time to time party hereto, CITIBANK, N.A., as administrative agent and collateral agent for the Lenders, and the Issuing Banks from time to time party hereto.

WHEREAS, on July 1, 2019 (the “Petition Date”), WIL-Bermuda, WIL-Ireland and WIL-Delaware (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (such cases, collectively, the “Case”) and have continued in the possession of their assets and management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrowers have requested that (i) the Revolving Credit Lenders extend credit in the form of senior secured post-petition loans and advances and provide other financial accommodations to the Revolving Credit Borrowers in the form of a revolving facility in an aggregate principal amount of up to $750,000,000 and (ii) the Term Lenders extend credit in the form of senior secured post-petition term loans in an aggregate principal amount of $1,000,000,000 pursuant to a term loan facility, which together will be secured by substantially all the personal assets and properties of the Borrowers and certain Guarantors and give rise to superpriority administrative claims as set forth in the Financing Order (as defined below), subject to (a) entry by the Bankruptcy Court (as defined below) of an Interim Order (as defined below) and (b) the other terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; ACCOUNTING TERMS; INTERPRETATION

SECTION 1.01             Definitions.  As used in this Agreement the following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Confirmation Order” means an order of the Bankruptcy Court entered in the Case confirming an Acceptable Plan, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (and satisfactory to the Administrative Agent and the Required Lenders with respect to the matters set forth in clauses (i) through (iv) of the definition of “Acceptable Plan”), which order, once entered, shall be in full force and effect and shall not have been stayed, modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Administrative Agent and the Required Lenders, such consent not to be unreasonably withheld.

“Acceptable Plan” means a chapter 11 plan of reorganization for the Debtors that is contemplated by the Restructuring Support Agreement as of the date hereof, or which otherwise is a chapter 11 plan of reorganization for the Debtors, that (i) contains releases in favor of the Lead Arrangers, the Administrative Agent, and the Lenders, and their respective affiliates and advisors, (ii) provides for the indefeasible payment in full in cash and full discharge of the Obligors’ obligations under the Credit Facilities at emergence, but excluding payment of contingent indemnity obligations, which shall survive confirmation of such a plan, (iii) contains the termination of the unused commitments under the Revolving Credit Facility and (iv) contains any other matters related to the Credit Facilities and the Lead Arrangers, the Administrative Agent, the Lenders, and their respective affiliates that are reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citibank, N.A. in its capacity as administrative agent for the Lenders and any successor in such capacity pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Guaranty” means that certain Affiliate Guaranty, dated as of the Effective Date, by and among WIL-Ireland and the other Guarantors party thereto in favor of the Administrative Agent, for the benefit of itself and the other holders of the Guaranteed Obligations.

“Agent Parties” has the meaning specified in Section 11.02(e)(ii).

“Aggregate Commitments” means, at any time, the sum of the Aggregate Revolving Credit Commitments and the Aggregate Term Loan Commitments.  The amount of the Aggregate Commitments as of the Effective Date is $1,750,000,000.

“Aggregate Revolving Credit Commitments” means, at any time, the sum of the Revolving Credit Commitments of all Revolving Credit Lenders at such time.  The amount of the Aggregate Revolving Credit Commitments as of the Effective Date is $750,000,000.

“Aggregate Term Loan Commitments” means, at any time, the sum of the Term Loan Commitments of all Term Lenders at such time.  The amount of the Aggregate Term Loan Commitments as of the Effective Date is $1,000,000,000.

“Agreement” means this Senior Secured Superpriority Debtor-In-Possession Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m.  London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” shall mean, with respect to any Letter of Credit, any currency (other than Dollars) so long as such currency is freely traded and convertible into Dollars in the London Interbank market and a Dollar Equivalent thereof can be calculated, in which such Letter of Credit shall be denominated, as requested by any Borrower and agreed to by the applicable Issuing Bank, with prior written consent of the Administrative Agent.

“Angolan Bond Investment” means the purchase prior to the Effective Date of Dollar-linked or inflation-protected Angolan government sovereign bonds by WIL-Ireland or a Restricted Subsidiary.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to WIL-Ireland or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Borrower” means (a) with respect to the Term Loan Facility, the Term Loan Borrower and (b) with respect to the Revolving Credit Facility, the applicable Revolving Credit Borrower, as the context requires.

“Applicable Lender” means, at any time, (a) with respect to the Term Loan Facility or the Revolving Credit Facility, a Term Lender or a Revolving Credit Lender and (b) with respect to any Letter of Credit, (i) the Issuing Banks and (ii) if any Letter of Credit has been issued hereunder, the Revolving Credit Lenders.

“Applicable Margin” means, for any day, (i) with respect to any Eurodollar Loan, 3.000% per annum and (ii) with respect to any ABR Loan, 2.000% per annum.

“Applicable Percentage” means (i) in respect of the Term Loan Facility, with respect to any Term Lender, (a) at any time prior to the funding of the Term Loans, the percentage (carried out to the twelfth decimal place) of the Aggregate Term Loan Commitments represented by such

Term Lender’s Term Loan Commitment and (b) at any time thereafter, the percentage (carried out to the twelfth decimal place) of the aggregate principal amount of the Term Loans represented by the principal amount of such Term Lender’s Term Loans at such time, and (ii) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender, the percentage (carried out to the twelfth decimal place) of the Aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment; provided that at any time that a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Revolving Credit Commitments or Aggregate Term Loan Commitments, as the case may be (disregarding any Defaulting Lender’s Revolving Credit Commitment or any Defaulting Lender’s Term Loan Commitment (as the case may be) at such time) represented by such Revolving Credit Lender’s Revolving Credit Commitment or Term Lender’s Term Loan Commitment (as the case may be).  If all of the Revolving Credit Commitments have terminated or expired, the Applicable Percentages of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments permitted hereunder and to any Lender’s status as a Defaulting Lender at the time of determination.  The Applicable Percentage of each Lender in respect of each Credit Facility as of the Effective Date is set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” has the meaning specified in Section 11.05.

“Assignee Certificate” means a certificate executed by an assignee under an Assignment and Assumption, substantially in the form of Exhibit I.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.05) and accepted by the Administrative Agent, in the form of Exhibit A.

“Attributable Receivables Amount” means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations would constitute on-balance sheet Indebtedness or an off-balance sheet liability.

“Availability Period” means the period from the Effective Date to the earlier of (a) the Maturity Date and (b) the date of termination of all of the Revolving Credit Commitments.

“Avoidance Actions” means the Debtors’ claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code (but excluding causes of action arising under section 549 of the Bankruptcy Code and any related action under section 550 of the Bankruptcy Code).

“Avoidance Proceeds” means any proceeds or property recovered, unencumbered or otherwise, from Avoidance Actions, whether by judgment, settlement, or otherwise.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to WIL-Ireland or any Restricted Subsidiary by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, cash pooling, intra-day lines, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of WIL-Ireland or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” has the meaning specified in the introductory paragraph of this Agreement.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Case from time to time, and any appellate court having jurisdiction over the Case from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding (whether on a provisional, interim, permanent or other basis), or has had a receiver, receiver and manager, conservator, trustee, administrator, custodian, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bermuda Acceptable Scheme Approval Order” means an order of the Bermuda Court, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders that sanctions a Bermuda Acceptable Scheme of Arrangement.

“Bermuda Acceptable Scheme of Arrangement” means a scheme of arrangement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (and is satisfactory to the Administrative Agent and the Required Lenders with respect to the matters set forth in clauses (i) through (iv) of the definition of “Acceptable Plan”), that is proposed by WIL-Bermuda during the continuation of the Bermuda Provisional Liquidation in order to implement the reorganization of WIL-Bermuda as contemplated by the Restructuring Support Agreement, and which is substantially similar to the Acceptable Plan (except as is necessary to satisfy the requirements of Bermuda law).

“Bermuda Companies Act” means the Companies Act of 1981 of Bermuda.

“Bermuda Court” means the Supreme Court of Bermuda.

“Bermuda Provisional Liquidation” means the provisional liquidation commenced by the filing of the Bermuda Winding-Up Petition in the Bermuda Court.

“Bermuda Provisional Liquidator” means one or more provisional liquidators with specified restricted powers appointed in the Bermuda Provisional Liquidation.

“Bermuda Order Appointing the Provisional Liquidator” means the order, in form and substance satisfactory to the Administrative Agent and the Required Lenders, entered by the Bermuda Court in the Bermuda Provisional Liquidation that appoints a Bermuda Provisional Liquidator with specific restricted powers and otherwise permits (i) the reorganization of WIL-Bermuda as contemplated by the Restructuring Support Agreement, (ii) the Acceptable Plan, and (iii) the transactions contemplated by this Agreement.

“Bermuda Winding-Up Petition” means a winding-up petition filed by WIL-Bermuda in the Bermuda Court seeking the Bermuda Order Appointing the Provisional Liquidator in accordance with the provisions of the Bermuda Companies Act.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Board of Directors” means, with respect to any Person, the board of directors (or other governing body) of such Person (or of its (managing) general partner or managing member, as the case may be), or any committee thereof duly authorized to act on behalf of such board of directors (or other governing body).

“Borrowers” means, collectively, the Revolving Credit Borrowers and the Term Loan Borrower.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing of Loans in accordance with Section 2.02, which, if in writing, shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Defined Benefit Plan” means a “registered pension plan” which contains a “defined benefit provision” (as such terms are defined in the Income Tax Act (Canada)).

“Canadian Security Agreement” means that certain security agreement governed by the laws of the Province of Alberta, dated as of the Effective Date, by and among the Secured Obligors that are Canadian Subsidiaries from time to time party thereto, the Administrative Agent and the Collateral Agent.

“Canadian Subsidiary” means a Subsidiary of any Borrower organized under the laws of a jurisdiction located in Canada.

“Capital Lease” means, as to any Person, any lease in respect of which the payment obligation of such Person constitutes a Capital Lease Obligation.

“Capital Lease Obligation” means, with respect to any Person, the obligation of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents (however designated) of such Person’s equity, including all common stock and preferred stock, common shares and preference shares, any limited or general partnership interests and any limited liability company membership interests.

“Carve-Out” has the meaning assigned to such term in the Financing Order.

“Case” has the meaning assigned to such term in the recitals to this Agreement.

“Cash Equivalents” means:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of any Restricted Subsidiary that is organized under the laws of a jurisdiction outside the United States of America, other investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Restricted Subsidiary for cash management purposes.

“Cash Management Order” means an order of the Bankruptcy Court, in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and the Required Term Lenders, which, among other things, (a) authorizes and approves the Debtors’ use of its existing cash management systems, (b) authorizes the Debtors to use existing bank accounts, (c) authorizes the payment of fees, expenses and other charges in connection with Banking Services, whether arising pre-petition or post-petition, in the ordinary course, and (d) waives certain requirements of Section 345(b) of the Bankruptcy Code.

“Casualty Event” means any casualty or other insured damage to any property of any Obligor or any Restricted Subsidiary with a fair market value immediately prior to such event of at least $2,000,000, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:  (a) in the case of WIL-Ireland, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) or related persons constituting a “group” (as such term is used in Rule 13d-5 under the Exchange Act in effect on the Effective Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the Effective Date), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of WIL-Ireland; (ii) the shareholders of WIL-Ireland approve any plan of liquidation, winding up or dissolution of WIL-Ireland; (iii)  WIL-Ireland Disposes of all or substantially all of its assets to any Person other than an Obligor or a Restricted Subsidiary that, concurrently with such Disposition, becomes a Guarantor in accordance with Section 7.08(a); or (iv) during any period of twelve consecutive months, individuals who, at the beginning of such period, constituted the Board of Directors of WIL-Ireland (together with any new directors whose appointment or election by such Board of Directors or whose nomination for election by the shareholders of WIL-Ireland, as applicable, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of WIL-Ireland then in office, but excluding from the foregoing clause any change in the composition or membership of the Board of Directors of WIL-Ireland resulting solely from the addition thereto or removal therefrom of directors to the extent necessary for WIL-Ireland to comply with the United States Sarbanes Oxley Act of 2002 or the rules and regulations of any stock exchange on which WIL-Ireland’s securities are listed, pursuant to the recommendation of WIL-Ireland’s legal counsel; or (b) in the case of any other Borrower, WIL-Ireland ceases to own, after giving effect to such event or series of events, directly or indirectly, 100% of the issued and outstanding Capital Stock of each class of such Borrower.

“Change of Control Event” means (a) the execution of any definitive agreement which when fully performed by the parties thereto, would result in a Change of Control; or (b) the commencement of a tender offer pursuant to Section 14(d) of the Exchange Act that would result in a Change of Control if completed; provided that, for the avoidance of doubt, no such action with respect to the transactions contemplated by the Restructuring Support Agreement or an Acceptable Plan shall constitute a Change of Control Event.

“Charges” has the meaning specified in Section 11.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in the Financing Order and in any Collateral Document (other than Excluded Assets).

“Collateral Agent” means Citibank, N.A., in its capacity as the collateral agent for the Secured Parties under the Collateral Documents, and any successor in such capacity pursuant to Section 10.06.

“Collateral Documents” means, collectively, the Security Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) or evidence Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, deeds, charges, deposit account control agreements, securities account control agreements, financing statements and all other written matter heretofore, now, or hereafter executed by any of the Secured Obligors and delivered to the Collateral Agent that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 11.02(e)(ii).

“Compliance Certificate” means with respect to any Fiscal Quarter, a certificate of a Principal Financial Officer of WIL-Ireland substantially in the form of Exhibit G, certifying as to (a) whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) identifying all Material Subsidiaries, (c) stating whether any change in GAAP or in the application thereof has occurred since the date of WIL-Ireland’s consolidated financial statements most recently delivered pursuant to Section 7.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (d) any changes to exhibits or schedules to any Collateral Document as required by such Collateral Document.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Credit Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Collateral Agent or any other Lender.

“CUSIP” means the Committee on Uniform Security Identification Procedures.

“Debtor” has the meaning assigned to such term in the recitals to this Agreement.

“Default” means the occurrence of any event that with the giving of notice or the passage of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) in the case of the Revolving Credit Lenders, fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any Borrower or any Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s or Credit Party’s receipt of such certification in form and substance satisfactory to such Borrower or such Credit Party, as applicable, and the Administrative Agent, or (d) has become, or whose Lender Parent has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Deutsche Bank” means Deutsche Bank AG New York Branch and its successors.

“DIP Budget” means a projected statement of sources and uses of cash for the Debtors and the Guarantors that are Domestic Subsidiaries or Canadian Subsidiaries on a consolidated basis, broken down by weeks, for the succeeding 13 calendar weeks, including, the anticipated uses of the proceeds of the Credit Facilities for each week during such period, in form and detail reasonably satisfactory to the Administrative Agent and the Required Term Lenders.  As used herein, “DIP Budget” shall initially refer to the projections most recently delivered on or prior to the Petition Date and, thereafter, the most recent DIP Budget delivered by the Borrowers in accordance with Section 7.01(j).

“Dispose” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any property.  “Disposition” has a meaning correlative thereto.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the Stated Maturity Date; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Capital Stock is convertible or for which such Capital Stock is exchangeable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any Change of Control or any Disposition occurring prior to the date that is 91 days after the Stated Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to Payment in Full.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Alternative Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on such date of determination.  In making any determination of the Dollar Equivalent for any purpose, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement.  As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars”, “dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of any Borrower organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which each party hereto has executed and delivered this Agreement and the other conditions set forth in Section 5.01 are first satisfied (or waived in accordance with Section 11.01).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all Requirements of Law, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety with respect to exposure to Hazardous Materials.

“Environmental Liability” means any liability  (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of WIL-Ireland or any of its Subsidiaries resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the U.S. Department of Labor thereunder.

“ERISA Affiliate” means (a) each member of a controlled group of corporations and each trade or business (whether or not incorporated) under common control which, together with WIL-Ireland or any Borrower, would be treated as a single employer at any time within the preceding six years under Section 414 of the Code and (b) any Subsidiary of any of the Obligors.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by WIL-Ireland, any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by WIL-Ireland, any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the incurrence by WIL-Ireland, any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal, or an event treated as a withdrawal under Section 4062(e) of ERISA, from any Plan or Multiemployer Plan; (i)  the receipt by any Multiemployer Plan from WIL-Ireland, any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon WIL-Ireland, any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or is subject to the requirements for plans in endangered, critical or critical and declining status under Section 432 of the Code or Section 305 of ERISA; or (j) any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, on any day, (a) with respect to any Alternative Currency on a particular date, the rate of exchange for the purchase of Dollars with such Alternative Currency in the London foreign exchange market at or about 11:00 a.m.  London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Borrowers, using any method of determination it deems reasonably appropriate) and (b) if such amount is denominated in any other currency (other than Dollars), the equivalent of such amount in Dollars as determined by the Administrative Agent, in consultation with the Borrowers, using any method of determination it deems reasonably appropriate; provided that in connection with any determination by the Administrative Agent of the equivalent of such amount in Dollars, as applicable, pursuant to the foregoing clauses (a) or (b), upon the written request of any Borrower, the Administrative Agent shall notify such Borrower of the sources used to determine such amount.

“Excluded Account” means (a) any deposit account of a Secured Obligor, including the funds on deposit therein, that is used solely for payroll funding and other employee wage and benefit payments (including flexible spending accounts), tax payments, escrow or trust purposes, or any other fiduciary purpose, (b) any deposit account of a Secured Obligor, including the funds on deposit therein, that has been pledged to secure Indebtedness or other obligations to the extent permitted by Section 8.04 and is exclusively used for such purpose and (c) the Professional Fee Account (including funds held in the Professional Fee Account), if such account is required to be established under the terms of the Financing Order, except to the extent (i) there is any surplus in such account after satisfaction in full in cash of all obligations benefiting from the Carve-Out and paid pursuant to a final order of the Bankruptcy Court not subject to appeal or (ii) the Debtors use the funds held in the Professional Fee Account for any purpose other than to pay obligations that have the benefit of the Carve-Out as they become allowed and payable pursuant to any interim or final orders of the Bankruptcy Court.

“Excluded Assets” means, collectively, (a) any real property; (b) any contract, instrument, lease, licenses, agreement or other document to the extent that the grant of a security interest therein would (in each case until any required consent or waiver shall have been obtained) result in a violation, breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any “change of control” or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under this clause (b) to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; and provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default no longer exists (whether by ineffectiveness, lapse, termination or consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such right that does not result in any of the consequences specified in this clause (b); (c) any property, to the extent the granting of a Lien therein is prohibited by any Requirement of Law or would require governmental or third-party (other than the Obligors or their Subsidiaries) consent, approval, license or authorization not obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to the Bankruptcy Code or Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such governmental or third-party consent, approval, license or authorization, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (d) in the case of the Guarantors that are Domestic Subsidiaries or Canadian Subsidiaries, motor vehicles and other assets subject to certificates of title, except to the extent a Lien therein can be perfected by the filing of a UCC financing statement; (e) in the case of the Guarantors that are Domestic Subsidiaries or Canadian Subsidiaries, commercial tort claims to the extent that the reasonably predicted value thereof is less than $10,000,000 individually or in the aggregate; (f) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent (if any) that, and solely during the period (if any) in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under any Requirement of Law; (g) other customary exclusions under applicable local law or in applicable local jurisdictions consented to by the Collateral Agent and the Administrative Agent and set forth in the Collateral Documents; (h) shares of WIL-Ireland that have been repurchased and are being held as treasury shares but not cancelled; (i) for the avoidance of doubt, any assets owned by, or the ownership interests in, any Unrestricted Subsidiary (which shall in no event constitute Collateral, nor shall any Unrestricted Subsidiary be an Obligor); (j) [reserved]; (k) any asset or property, the granting of a security interest in which would result in material adverse tax consequences to any Obligor as reasonably determined by the Borrowers and consented to by the Administrative Agent in writing, such consent not to be unreasonably withheld or delayed; (l) in the case of the Guarantors that are Domestic Subsidiaries or Canadian Subsidiaries, any interests in partnerships, joint ventures and non-wholly-owned Subsidiaries which cannot be pledged without the consent of one or more third parties other than any Obligor or any Subsidiary thereof (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (until any required consent or waiver shall have been obtained); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such third-party consent or waiver, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (m) Excluded Accounts and (n) in the case of the Guarantors that are

Domestic Subsidiaries or Canadian Subsidiaries, those assets as to which the Administrative Agent and the Collateral Agent agree in writing (in consultation with the Borrowers) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“Excluded Swap Obligation” means, with respect to any Obligor, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an ECP at the time the guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, (a) any taxes imposed on (or measured by reference to, in whole or in part) its income, profits, capital or net worth (but excluding withholding Taxes for purposes of this subsection (a) only) (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower, the Administrative Agent, any Lender, any Issuing Bank or any other such recipient is located or otherwise conducting business activity, (c) in the case of a Lender (other than an assignee pursuant to an assignment required by WIL-Bermuda under Section 4.03(b)), any United States withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if a Borrower were a United States corporation, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.02(a), (d) in the case of any Lender that becomes a party to this Agreement after the date hereof (or designates a new lending office after the date hereof) without the prior written consent of WIL-Bermuda to the extent required by Section 11.05 (other than (i) a Lender that becomes a party to this Agreement or designates a new lending office when an Event of Default has occurred and is continuing, (ii) a Lender that designates a new lending office after the date hereof pursuant to Section 4.03(a), (iii) an assignee pursuant to an assignment by a Lender under Section 4.03(a), and (iv) an assignee pursuant to an assignment required by WIL-Bermuda under Section 4.03(b)), any withholding tax that is imposed on amounts payable to such Lender pursuant to any Loan Document (and including any additional withholding tax that is imposed on amounts payable to such Lender as a result of a change in treaty, law or regulation), (e) in the case of a Lender, any United States withholding tax imposed on amounts payable to such Lender immediately after it changes its jurisdiction of organization and/or tax residency, except to the extent payments to, or for the benefit of, such Lender were subject to a withholding tax for which an Obligor was responsible immediately prior to the Lender’s change in jurisdiction and/or tax residency, (f) any withholding tax attributable to such Lender’s failure to comply with Section 4.02(c) or Section 4.02(e) and (g) any United States federal withholding Taxes imposed by FATCA.

“Extended Expiration Letter of Credit” has the meaning specified in Section 3.01(c).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules adopted pursuant to any Intergovernmental Agreement as defined in Treasury Regulation Section 1.1471-1(b)(67), treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.  For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Final Order” means an order of the Bankruptcy Court entered in the Case authorizing this Agreement after a final hearing of the Bankruptcy Court, in form and substance satisfactory to the Administrative Agent and the Required Lenders, and from which no appeal or motion to reconsider has been filed and the time to appeal or contest such order shall have expired, together with all extensions, modifications, and amendments thereto consented to by the Administrative Agent and the Required Lenders, which on a final basis, among other matters but not by way of limitation, authorizes the Borrowers to execute and perform under the terms of this Agreement and the other Loan Documents, grants to the Administrative Agent and Lenders the senior security interests and liens described therein and super-priority administrative expense claims described therein, and modifies the automatic stay and contains other provisions reasonably required by the Administrative Agent and the Required Lenders.

“Financing Order” means the Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order).

“Fiscal Quarter” means a Fiscal Quarter of WIL-Ireland, ending on the last day of each March, June, September and December.

“Fiscal Year” means a Fiscal Year of WIL-Ireland, ending on December 31 of each year.

“Foreign Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States law, that is maintained or contributed to by WIL-Ireland, any Borrower or any ERISA Affiliate or with respect to which WIL-Ireland, any Borrower or any ERISA Affiliate may have any liability.

“Foreign Plan Event” means with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (ii) the failure to register or, to the extent applicable under any relevant jurisdiction, loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (iv) a final determination that WIL-Ireland, any Borrower or any ERISA Affiliate are responsible for a deficit or funding shortfall in a Foreign Plan.

“Funded Indebtedness” means the sum, without duplication, of (a) all Indebtedness of the type described in clauses (a), (b), (d) and (g) of the definition thereof, other than any such Indebtedness that is Subordinated, and (b) all Guarantees with respect to any of the foregoing types of Indebtedness, other than any such Guarantee that is Subordinated.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

“Governmental Authority” means the government of any nation and any political subdivision thereof, whether state or local, and any central bank, agency, authority, instrumentality, regulatory body, department, commission, board, bureau, court, tribunal or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any Indebtedness of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such Indebtedness, (b) any agreement (i) to pay or purchase, or to advance or supply funds for the primary purpose of the payment or purchase of, any such Indebtedness, (ii) to purchase securities or to purchase, sell or lease property, products, materials or supplies, or transportation or services, with the primary purpose of enabling such other Person to pay any such Indebtedness or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any such Indebtedness (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such Indebtedness, and (c) any obligations of such Person as an account party in respect of any letter of credit or bank guaranty issued to support any such Indebtedness; provided, however, that notwithstanding the foregoing, support letters delivered for audit purposes (to the extent consistent with past practices of WIL-Ireland and its Restricted Subsidiaries) and performance guarantees shall not be considered Guarantees pursuant to this definition.  The amount of any Guarantee shall be an amount equal to the lesser of the stated or determinable amount of the primary Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in the Affiliate Guaranty.

“Guarantors” means each Borrower (with respect to the Guaranteed Obligations of each other Borrower) and each other Restricted Subsidiary that enters into a Guaranty Agreement with respect to the Guaranteed Obligations.  For the avoidance of doubt, upon the consummation of the transactions contemplated by the Redomestication, Irish Holdco shall be a Guarantor.  The Guarantors as of the Effective Date, including a reference to whether such Guarantors will be Secured Obligors on the Effective Date, are set forth on Schedule 1.01C.

“Guaranty Agreements” means, collectively, (a) the Affiliate Guaranty dated as of the Effective Date by and among the Borrowers and the Restricted Subsidiaries party thereto in favor of the Administrative Agent, for the benefit of itself and the other holders of the Guaranteed Obligations, and (b) any other guaranty agreement in form and substance reasonably satisfactory to the Administrative Agent in favor of the Administrative Agent, for the benefit of itself and the other holders of the Guaranteed Obligations, in any such case, pursuant to which any Person guarantees the Guaranteed Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hypothecary Representative” has the meaning specified in Section 10.13.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), including obligations evidenced by a bond, note, debenture or similar instrument, (b) all non-contingent reimbursement obligations of such Person in respect of letters of credit, bank guaranties, bankers’ acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments, (c) all obligations of such Person for the balance deferred and unpaid of the purchase price for any property or services (except for trade payables or other obligations arising in the ordinary course of business that are not more than 90 days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all Capital Lease Obligations of such Person; (e) all Indebtedness (as described in the other clauses of this definition) of others secured by a consensual Lien on property owned or acquired by such Person (whether or not the Indebtedness secured thereby has been assumed); (f) all Guarantees by such Person of the Indebtedness (as described in the other clauses of this definition) of any other Person (including, for the avoidance of doubt, any Subsidiary or other Affiliate of such Person or any third party that is not affiliated with such Person); and (g) all Disqualified Capital Stock of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes imposed on or with respect to any payment made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, between the Administrative Agent and the agent under the Prepetition Unsecured Revolving Facility.

“Interest Election Request” means a request by the Applicable Borrower to convert or continue a Borrowing in accordance with Section 2.05, which, if in writing, shall be substantially in the form of Exhibit C.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means, with respect to a Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Applicable Lender, twelve months) thereafter, as the Applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means an order of the Bankruptcy Court entered in the Case, which, among other matters (but not by way of limitation):  (i) authorizes and approves on an interim basis the borrowing of the Revolving Credit Loans and the Term Loans (in the case of the Revolving Credit Loans in an amount not to exceed $500,000,000), in each case in the amounts and on the terms set forth herein, (ii) grants the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iii) approves the payment by the Borrowers of the fees provided for in any Loan Document or otherwise agreed in writing between the Administrative Agent, the Lead Arrangers, the Required Term Lenders and the Borrowers, (iv) approves the repayment in full of the Prepetition Secured Facilities from the proceeds of the Credit Facilities and, upon the repayment of the Prepetition Secured Facilities, the release of all Liens securing the Prepetition Secured Facilities, and (v) provides that any subsidiary of any Borrower that commences a Chapter 11 case under the Bankruptcy Code shall be bound by the terms of such order and the Loan Documents; which order has not been (A) stayed, vacated, or reversed, or (B) amended or modified except as otherwise agreed to in writing by the Administrative Agent and the Required Term Lenders in their sole discretion.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Capital Stock, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Irish Acceptable Confirmation Order” means an order of the Irish Court, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders (and satisfactory to the Administrative Agent and the Required Lenders with respect to the matters set forth in clauses (i) through (iv) of the definition of “Acceptable Plan”), confirming an Irish Acceptable Scheme of Arrangement.

“Irish Acceptable Scheme of Arrangement” means the scheme of arrangement submitted by the Irish Examiner that provides for the debt to equity conversion through the cancellation of the existing shares as contemplated by the Restructuring Support Agreement and that implements the Acceptable Plan and that is reasonably satisfactory to the Administrative Agent and the Required Lenders (and satisfactory to the Administrative Agent and the Required Lenders with respect to the matters set forth in clauses (i) through (iv) of the definition of “Acceptable Plan”).

“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.

“Irish Court” means the High Court of Ireland.

“Irish Examiner” means the examiner sought to be appointed by the Irish Examinership Petition in respect of WIL-Ireland in the Irish Process and shall include an examiner appointed on an interim basis.

“Irish Examinership Petition” means a petition made to the Irish Court pursuant to the Irish Companies Act seeking the appointment of the Irish Examiner.

“Irish Holdco” means the Person formed or acquired by WIL-Ireland following the entry of an Acceptable Confirmation Order in connection with the Redomestication.

“Irish Obligor” shall mean any Borrower or Guarantor that is organized or resident under Irish law or any of whose payments under any Loan Document would otherwise be treated as having an Irish source for Irish tax purposes.

“Irish Process” means the examinership process commenced by WIL-Ireland or its directors filing the Irish Examinership Petition.

“Irish Process Commencement Outside Date” means the later to occur of (i) September 27, 2019 and (ii) the fifth Business Day after the Bankruptcy Court enters an Acceptable Confirmation Order.

“Irish Qualifying Jurisdiction” means:  (i) a member state of the European Union other than Ireland; (ii) a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law; or (iii) a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures) have the force of law.

“Irish Qualifying Lender” means a person or entity that is beneficially entitled to the interest payable to that Lender or Participant, as the case may be, in respect of an advance under a Loan Document and:  (i) is a body corporate which, by virtue of the law of an Irish Qualifying Jurisdiction, is resident in the Irish Qualifying Jurisdiction for the purposes of tax and that jurisdiction imposes a tax that generally applies to interest receivable in that jurisdiction by bodies corporate from sources outside that jurisdiction; (ii) which is a US corporation which is incorporated in the United States and is taxed in the United States on its worldwide income; (iii) which is a U.S. limited liability company where (I) the ultimate recipients of the interest would themselves be Irish Qualifying Lenders under sub-clauses (i), (ii) or (iv) of this definition, and (II) business is conducted through the U.S. limited liability company for market reasons and not for tax avoidance purposes; (iv) where the interest:  (1) is exempted from the charge to Irish income tax under an Irish Tax Treaty in force on the date the interest is paid; or (2) would be exempted from the charge to Irish income tax under an Irish Tax Treaty that has been signed, but is not yet in force, should such Irish Tax Treaty have the force of law on the date the interest is paid; except in each case of (i), (ii), (iii) and (iv) above where interest payable to that body corporate in respect of an advance under a Loan Document is paid in connection with a trade or business which is carried on in Ireland by that body corporate through a branch or agency; (v) is an Irish Treaty Lender; (vi) is a bank within the meaning of section 246(3)(a) of the Taxes Consolidation Act 1997 of Ireland (the “TCA”) which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3) of the TCA and whose facility office is located in Ireland; (vii) is a body corporate (a) which advances money in the ordinary course of trade which includes the lending of money; and (b) in whose hands interest payable in respect of monies so advanced is taking into account in computing its trading income and which:  (1) has complied with the notification requirements under section 246(5)(a) of the TCA; and (2) has provided the Borrowers with its Tax reference number (within the meaning of section 885 of the TCA); (viii) is a qualifying company (within the meaning of section 110 of the TCA) and whose facility office is located in Ireland; (ix) is an investment undertaking (within the meaning of section 739B of the TCA) and whose facility office is located in Ireland; or (x) is an exempt approved scheme (within the meaning of section 774 of the TCA) and whose facility office is located in Ireland.

“Irish Security Agreement” means that certain debenture governed by the laws of Ireland, dated as of the Effective Date, incorporating first ranking fixed and floating charges by WIL-Ireland in favor of the Collateral Agent.

“Irish Tax Treaty” means a double taxation treaty into which Ireland has entered which contains an article dealing with interest or income from debt claims.

“Irish Treaty Lender” means a Lender or Participant, other than a Lender or Participant falling within paragraph (i), (ii), (iii) or (iv) of the definition of an Irish Qualifying Lender, which is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty which makes provision for full exemption from tax imposed by Ireland on interest or income for debt claims and does not carry on a business in Ireland through a permanent establishment (as defined in the relevant Irish Tax Treaty) with which that Lender or Participant’s participant in the Credit Facilities is connected and which, subject to completion of the relevant procedural formalities, is entitled to exemption from Irish tax on interest or income from debt claims under an Irish Tax Treaty.

“Irish Treaty State” means a jurisdiction having an Irish Tax Treaty which is in effect and makes provision for full exemption, or full refund, from tax imposed by Ireland on interest.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“Issuing Bank” means each of Citibank, N.A. and any other Lender that agrees to issue Letters of Credit hereunder as contemplated by Section 3.01(k), in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” has the meaning specified in Section 3.01(k).

“LC Collateral Account” has the meaning specified in Section 3.01(j)(i).

“LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 3.01.  The amount of each Issuing Bank’s LC Commitment, at any time, shall be (i) with respect to the Issuing Banks as of the Effective Date, the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 under the heading “LC Commitment” and (ii) with respect to any other Issuing Bank after the Effective Date, an amount agreed to by such Issuing Bank, in the case of any Issuing Bank described in the preceding clause (i) or clause (ii), as such LC Commitment may be adjusted from time to time in accordance with Section 3.01(i); provided, that, if after the Effective Date the Borrowers designate one or more Issuing Banks pursuant to Section 3.01(k), each Issuing Bank’s LC Commitment shall not exceed its Revolving Credit Commitment; provided further that in no event shall LC Commitments exceed the LC Sublimit.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Equivalents” means letters of credit, letter of credit facilities, bank guaranties, bank guarantee facilities or similar instruments or facilities.

“LC Expiration Date” has the meaning specified in Section 3.01(c).

“LC Exposure” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage of the Total LC Exposure at such time.

“LC Sublimit” means an amount equal to $50,000,000.

“Lead Arrangers” means Citigroup Global Markets Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and RBC Capital Markets.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means each Person listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Request” means a request by a Borrower for the issuance, amendment, renewal or extension, as the case may be, of a Letter of Credit in accordance with Section 3.01(b), which shall be substantially in the form of Exhibit F.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if a LIBO Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.11.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, a Bloomberg page or screen that displays such rate, or, in the event such rate does not appear on a Reuters or Bloomberg page or screen, any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of this definition shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“LIBO Successor Rate” has the meaning specified in Section 2.11(b).

“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrowers).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement or any lease (excluding, however, any lease that is not a Capital Lease) in the nature thereof (whether voluntary or involuntary and whether imposed or created by operation of law or otherwise); provided that “Lien” shall not include or cover setoff rights and other standard arrangements for netting payment obligations in the settlement of obligations arising under (i) ISDA standard documents or agreements otherwise customary in swap or hedging transactions, (ii) deposit, securities and commodity accounts and (iii) Banking Services.

“Liquidity” means, at any time, the sum of (a) unrestricted cash and Cash Equivalents held by the Debtors in which the Collateral Agent has a first priority perfected security interest (subject to any applicable post-closing period provided in Section 7.21), plus (b) the aggregate Unused Revolving Credit Commitments of all Revolving Credit Lenders.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, this Agreement, any Notes issued pursuant to this Agreement, the Intercreditor Agreement, the Guaranty Agreements, the Collateral Documents, the Letters of Credit (and applications therefor), all instruments, certificates and agreements now or hereafter executed or delivered by any Obligor to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender pursuant to or in connection with any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

“Luxembourg Obligors” means any Obligor organized under the laws of the Grand Duchy of Luxembourg.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the business, financial condition, operations, or properties of the Borrowers, the Guarantors and their respective Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Obligors to collectively perform their payment or other material obligations hereunder or under the Notes and other Loan Documents or (ii) the ability of the Administrative Agent, the Collateral Agent or the Lenders to realize the material benefits intended to be provided by the Obligors under the Loan Documents; provided that events or occurrences (a) that occurred prior to May 10, 2019 or that contributed or gave rise to the filing of the Case, (b) arising from the commencement or existence of the Case, or (c) arising from compliance with and pursuit of the transactions contemplated by the Restructuring Support Agreement shall be deemed not to constitute a Material Adverse Effect.

“Material Indebtedness” means (a) the Prepetition Unsecured Revolving Facility, (b) Indebtedness (other than the Loans and Letters of Credit) of any one or more of WIL-Ireland and its Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000 and (c) obligations in respect of one or more Swap Agreements of any one or more of WIL-Ireland and its Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of WIL-Ireland or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that WIL-Ireland or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary that, together with its own consolidated Restricted Subsidiaries, either (i) has total assets in excess of 5% of the total assets of WIL-Ireland and its consolidated Restricted Subsidiaries or (ii) has gross revenues in excess of 5% of the consolidated gross revenues of WIL-Ireland and its consolidated Restricted Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL-Ireland; provided that if all Restricted Subsidiaries that are not Material Subsidiaries pursuant to the foregoing either (x) have total assets in the aggregate in excess of 15% of the total assets of WIL-Ireland and its consolidated Restricted Subsidiaries or (y) have gross revenues in the aggregate in excess of 15% of the consolidated gross revenues of WIL-Ireland and its consolidated Restricted Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL-Ireland, then WIL-Ireland shall designate additional Restricted Subsidiaries as Material Subsidiaries so that all Material Subsidiaries thereafter (a) have total assets in the aggregate of at least 85% of the total assets of WIL-Ireland and its consolidated Restricted Subsidiaries and (b) have gross revenues in the aggregate in excess of at least 85% of the consolidated gross revenues of WIL-Ireland and its consolidated Restricted Subsidiaries based, in each case, on the most recent audited consolidated financial statements of WIL-Ireland.  Notwithstanding the foregoing, WIL-Delaware and WIL-Bermuda shall be deemed to be Material Subsidiaries.

“Maturity Date” means the earliest of:  (a) the date that is 12 months following the Petition Date (the “Stated Maturity Date”), (b) 60 days after the Petition Date (or such later date as to which the Administrative Agent and the Required Lenders may agree in writing in their sole discretion) if the Final Order has not been entered prior to the expiration of such 60-day period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code, and which, for purposes hereof, shall be no later than the “effective date”) of any plan filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (d) the date of acceleration of the Obligations and the termination of the Commitments with respect to the Revolving Credit Facility in accordance with the terms of this Agreement, (e) the date that is the earliest to occur of:  (i) the date on which the Acceptable Bermuda Scheme is not sanctioned by the Bermuda Court or is withdrawn for whatever reason, (ii) implementation of the Acceptable Bermuda Scheme on the effective date thereof, or as ordered by the Bermuda Court, or (iii) the date on which the Bermuda Court grants a permanent injunction restraining creditors in the Case from proceeding against WIL-Bermuda contrary to the Confirmation Order, (f) the date, following the commencement of the Irish Process, that is the earlier to occur of: (i) date on which the Irish Process is terminated, and the Examiner is discharged, without an Acceptable Scheme of Arrangement having been confirmed by the Irish Court, (ii) the date on which an Acceptable Scheme of Arrangement becomes effective in accordance with its terms by order of the Irish Court, or (g) the date of consummation of a sale of all or substantially all of the Debtors’ assets under Section 363 of the Bankruptcy Code; provided, that if any event set forth in clauses (a), (b), (d), (e) or (f) hereof shall occur on a day other than a business day, such event shall be deemed to have occurred on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

“Maximum Rate” has the meaning specified in Section 11.14.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means any plan covered by Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year that are directly attributable to such event (as determined reasonably and in good faith by a Principal Financial Officer of WIL-Ireland) and (iv) the proceeds of business interruption insurance to the extent compensation for lost revenue.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of each Lender or each affected Lender in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Note” means a Revolving Credit Note or a Term Loan Note, as the context may require.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the Loans, all obligations with respect to Letters of Credit (including unreimbursed LC Disbursements), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, administration, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of WIL-Ireland and its Subsidiaries to any of the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks or any Indemnitee, individually or collectively (whether existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise) arising or incurred under this Agreement or any of the other Loan Documents or otherwise in respect of any of the Loans or any of the Letters of Credit.

“Obligors” means the Borrowers and any other Guarantors, and “Obligor” means any of them.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 4.03(a)).

“Overnight Bank Funding Rate” means, for any day, the rate comprising both overnight federal funds and overnight Eurodollar borrowings by U.S.—managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the

NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning specified in Section 11.05(c).

“Participant Certificate” means a certificate executed by a Participant, substantially in the form of Exhibit J.

“Participant Register” has the meaning specified in Section 11.05(c).

“PATRIOT Act” has the meaning specified in Section 11.18.

“Paying Borrower” has the meaning specified in Section 2.14.

“Payment in Full” means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by any Obligor) shall have been indefeasibly paid in full in cash and all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to each applicable Issuing Bank have been made) shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCMLTF Act” means the Proceeds of Crimes (Money Laundering) and Terrorist Financing Act (Canada).

“Permitted Factoring Customers” means the Persons identified to the Administrative Agent in writing on or prior to the Effective Date, as the list of such Persons may be updated from time to time by WIL-Ireland in writing with the approval of the Administrative Agent.

“Permitted Factoring Transaction Documents” means each of the documents and agreements entered into in connection with any Permitted Factoring Transaction.

“Permitted Factoring Transactions” means receivables purchase facilities and factoring transactions entered into by WIL-Ireland or any Restricted Subsidiary with respect to Receivables originated by WIL-Ireland or such Restricted Subsidiary in the ordinary course of business and owing by one or more Permitted Factoring Customers, which receivables purchase facilities and factoring transactions give rise to Attributable Receivables Amounts that are non-recourse to WIL-Ireland and its Restricted Subsidiaries other than limited recourse customary for receivables purchase facilities and factoring transactions of the same kind, provided that (i) the aggregate face amount of all receivables sold or transferred pursuant to Permitted Factoring Transactions shall not exceed $400,000,000 in any Fiscal Year and (ii) the aggregate face amount of all receivables sold or transferred pursuant to Permitted Factoring Transactions shall not exceed $100,000,000 during any Fiscal Quarter.

“Permitted Liens” means, without duplication:

(a)                                 Liens for (x) pre-Petition Date Taxes or unpaid utilities (i) not yet delinquent as of the Petition Date or which can thereafter be paid without penalty or (ii) which are being contested in good faith by appropriate proceedings, or (y) post-Petition Date Taxes or unpaid utilities (i) not yet delinquent or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings (provided that, with respect to Taxes referenced in clauses (x)(ii) and (y)(ii), adequate reserves with respect thereto are maintained on the books of WIL-Ireland or its Subsidiaries, to the extent required by GAAP) or (iii) imposed by any foreign Governmental Authority and attaching solely to assets with a fair market value not in excess of $50,000,000 in the aggregate at any one time;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(c)                                  pledges or deposits made in compliance with, or deemed trusts arising in connection with, workers’ compensation, unemployment insurance, old age benefits, pension, employment or other social security laws or regulations;

(d)                                 easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of WIL-Ireland or any of its Restricted Subsidiaries;

(e)                                  judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

(f)                                   [reserved];

(g)                                  Liens on fixed or capital assets acquired, constructed or improved by WIL-Ireland or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 8.01(m), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not at any time encumber any property (other than proceeds from associated insurances and proceeds of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired, constructed or improved) other than the property financed by such Indebtedness;

(h)                                 (i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business; provided that no Liens incurred under this sub-clause (i) shall secure obligations for the payment of borrowed money, and (ii) Liens solely on cash and Cash Equivalents securing LC Equivalents supporting the obligations described in the preceding sub-clause (i);

(i)                                     leases or subleases granted to others not interfering in any material respect with the business of WIL-Ireland or any of its Restricted Subsidiaries;

(j)                                    Liens to secure obligations arising from statutory or regulatory requirements;

(k)                                 any interest or title of a lessor in property (and proceeds (including proceeds from insurance) of, and improvements, accessions and upgrades to, such property) subject to any Capital Lease Obligation or operating lease which obligation or lease, in each case, is permitted under this Agreement;

(l)                                     Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of WIL-Ireland or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(m)                             [reserved];

(n)                                 [reserved]; and

(o)                                 extensions, renewals and replacements of any Lien permitted by any of the preceding clauses, so long as (i) the principal amount of any debt secured thereby is not increased (other than to the extent of any amounts incurred to pay costs of any such extension, renewal or replacement) and (ii) such Lien does not extend to any additional assets (other than improvements and accessions to, and replacements of, the assets originally subject to such Lien).

“Person” means any individual, corporation, company, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Authority.

“Petition Date” has the meaning assigned to such term in the recitals to this Agreement.

“Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and at any time within the preceding six years has been (a) sponsored, maintained or contributed to by WIL-Ireland, any Borrower or any ERISA Affiliate for employees of WIL-Ireland, any Borrower or any ERISA Affiliate or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which WIL-Ireland, any Borrower or any ERISA Affiliate is or was then making or accruing an obligation to make contributions.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepetition Indebtedness” means Indebtedness of the Obligors outstanding immediately prior to the Petition Date including Indebtedness under the Prepetition Secured Facilities, the

Prepetition Senior Notes, the Prepetition Letter of Credit Facilities and the Prepetition Unsecured Revolving Facility.

“Prepetition Letter of Credit Facilities” means the bilateral credit facilities or other agreements through which any Borrower or any of its direct or indirect Subsidiary has the ability to obtain LC Equivalents that are in existence on the date hereof.

“Prepetition Secured Facilities” means collectively the Prepetition Secured Revolving Facility and the Prepetition Term Loan Facility.

“Prepetition Secured Revolving Facility” means Indebtedness pursuant to the 364-day revolving credit agreement dated as of August 16, 2018 among, inter alios, WIL-Bermuda, the other borrowers party thereto, WIL Ireland, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and Morgan Stanley Senior Funding, Inc., as collateral agent, as amended, amended and restated or otherwise modified from time to time prior to the date hereof.

“Prepetition Senior Notes” means collectively (i) the 6.800% Senior Notes due June 15, 2037 issued by WIL-Delaware, (ii) the 6.500% Senior Notes due August 1, 2036 issued by WIL-Bermuda, (iii) the 7.000% Senior Notes due March 15, 2038 issued by WIL-Bermuda, (iv) the 9.875% Senior Notes due March 1, 2039 issued by WIL-Bermuda, (v) the 5.125% Senior Notes due September 15, 2020 issued by WIL-Bermuda, (vi) the 6.750% Senior Notes due September 15, 2040 issued by WIL-Bermuda, (vii) the 4.500% Senior Notes due April 15, 2022 issued by WIL-Bermuda, (viii) the 5.950% Senior Notes due April 15, 2042 issued by WIL-Bermuda, (ix) the 5.875% Exchangeable Senior Notes due July 1, 2021 issued by WIL-Bermuda, (x) the 7.75% Senior Notes due June 15, 2021 issued by WIL-Bermuda, (xi) the 8.25% Senior Notes due June 15, 2023 issued by WIL-Bermuda, (xii) the 9.875% Senior Notes due February 15, 2024 issued by WIL-Bermuda and (xiii) the 9.875% Senior Notes due March 1, 2025 issued by WIL-Delaware.

“Prepetition Term Loan Facility” means Indebtedness pursuant to the term loan agreement dated as of May 4, 2016 among, inter alios, WIL-Bermuda, WIL-Ireland, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, amended and restated or otherwise modified from time to time prior to the date hereof.

“Prepetition Unsecured Revolving Facility” means Indebtedness pursuant to the amended and restated credit agreement dated as of May 9, 2016 among, inter alios, WIL-Bermuda, WOFS Assurance Limited, a Bermuda exempted company, WIL-Ireland, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended, amended and restated or otherwise modified from time to time prior to the date hereof and as may be further amended, amended and restated or otherwise modified from time to time in a manner that does not increase the cash payments due thereunder (other than as provided in the Unsecured Revolving Facility Forbearance on the Effective Date), or that otherwise is not materially adverse to the Lenders.

“Prepetition Unsecured Revolving Facility Cash Collateral Agreement” means the Cash Collateral Agreement, dated as of the date hereof, between Weatherford Bermuda Holdings Ltd. and the administrative agent under the Prepetition Unsecured Revolving Facility.

“Prepetition Unsecured Revolving Facility Loan Documents” means the Loan Documents (as defined in the Prepetition Unsecured Revolving Facility).

“Prepetition Unsecured Revolving Facility Obligations” means the Obligations (as defined in the Prepetition Unsecured Revolving Facility).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. (for so long as it is the Administrative Agent) or any successor administrative agent pursuant to Article X hereto as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced by the such Person as being effective.

“Principal Financial Officer” means, with respect to any Borrower, any director, any manager, the chief financial officer, the treasurer or the principal accounting officer of such Borrower.

“Professional Fee Account” has the meaning assigned to the term in the Financing Order.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Receivables” means any right to payment of WIL-Ireland or any Restricted Subsidiary created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Related Security” means all contracts, contract rights, guarantees and other obligations related to Receivables, all proceeds and collections of Receivables and all other assets and security of a type that are customarily sold or transferred in connection with receivables purchase facilities and factoring transactions of a type that would constitute Permitted Factoring Transactions.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness.

“Redomestication” means the actions taken in connection with the redomestication of WIL-Ireland as a resident of Ireland for tax purposes following the entry of an Acceptable Confirmation Order, all as described in detail in Schedule 1.01D, together with any changes thereto that are not materially adverse to the Lenders.

“Register” has the meaning specified in Section 11.05(b)(iv).

“Regulation D” means Regulation D of the Board (respecting reserve requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board (respecting eligible securities and margin requirements), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board (respecting margin credit extended by banks), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board (respecting borrowers who obtain margin credit), as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means both (a) the Required Revolving Credit Lenders and (b) the Required Term Lenders.

“Required Revolving Credit Lenders” means, at any time, the Revolving Credit Lenders having Revolving Credit Exposures and Unused Revolving Credit Commitments representing more than fifty percent (50%) of the sum of the Total Revolving Credit Exposure and Unused Revolving Credit Commitments at such time; provided that the Revolving Credit Exposure of, and Unused Revolving Credit Commitments of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, at any time, (a) prior to the funding of the Term Loans, Term Lenders having more than fifty percent (50%) of the Aggregate Term Loan Commitments and (b) thereafter, Term Lenders holding more than fifty percent (50%) of the aggregate principal amount of the Term Loans at such time, and, in any event, shall include a minimum of three (3) non-affiliated Term Lenders; provided that (x) prior to the funding of the Term Loans, the Term Loan Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders and (y) thereafter, the principal amount of the Term Loan made by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Obligor, any director, any manager, the president, the chief financial officer, the treasurer, the principal accounting officer or any vice president with responsibility for financial or accounting matters of such Obligor, or an individual specifically authorized by the Board of Directors of such Obligor to sign on behalf of such Obligor.

“Restricted Obligations” has the meaning specified in Section 4.04(a).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) on account of any Capital Stock of WIL-Ireland or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of WIL-Ireland or any Restricted Subsidiary, (c) any voluntary Redemption of any Indebtedness prior to the stated maturity thereof or (d) any payment in violation of any subordination terms of any Indebtedness.

“Restricted Subsidiary” means any Subsidiary of WIL-Ireland that is not an Unrestricted Subsidiary.  For the avoidance of doubt, each Borrower and each Guarantor (other than WIL-Ireland) shall be a Restricted Subsidiary.

“Restrictive Agreement” means any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of any Secured Obligor to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent and the other Secured Parties to secure any of the Secured Obligations, or (b) the ability of any Restricted Subsidiary to pay any dividends or other distributions with respect to its Capital Stock to, or to make or repay any loans or advances to, or to Dispose of any assets to, any Obligor or any other Restricted Subsidiary, or, in each case, which requires the consent of any other Person in connection therewith.

“Restructuring Support Agreement” means the Restructuring Support Agreement dated as of May 10, 2019 by and between WIL-Ireland, WIL-Delaware, WIL-Bermuda and the “Consenting Creditors” party thereto.

“Revaluation Date” means each of the following:  (a) each date of a renewal or extension of a Letter of Credit denominated in an Alternative Currency, (b) on the first Business Day of each calendar month, and (c) such additional dates as the Administrative Agent shall reasonably determine or the Required Revolving Credit Lenders shall reasonably require as a result of fluctuations in the relevant currency exchange rates or the occurrence and continuation of an Event of Default.

“Revolving Credit Borrowers” means, collectively, WIL-Ireland, WIL-Bermuda and WIL-Delaware.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to (a) make Revolving Credit Loans and (b) acquire participations in Letters of Credit hereunder, which commitment will terminate on the Maturity Date (if not terminated earlier in accordance with the terms hereof), in an aggregate principal amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01 under the heading “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable, as such amount may be (i) reduced from time to time pursuant to Section 2.06 and (ii) reduced or increased from time to time pursuant to assignments by or to such Revolving Credit Lender pursuant to Section 4.03 or Section 11.05.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time plus (b) such Revolving Credit Lender’s LC Exposure at such time.

“Revolving Credit Facility” means the revolving credit facility provided for pursuant to Section 2.01(a).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note made by the Revolving Credit Borrowers in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit D-1.

“Revolving Credit Obligations” means, collectively, all unpaid principal of and accrued and unpaid interest on the Revolving Credit Loans, all obligations with respect to Letters of Credit (including unreimbursed LC Disbursements), all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, administration, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any Revolving Credit Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks or any Indemnitee, individually or collectively (whether existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise) arising or incurred under this Agreement or any of the other Loan Documents in respect of any of the Revolving Credit Loans or any of the Letters of Credit.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the Hong Kong Monetary Authority, Her Majesty’s Treasury of the United Kingdom, the Canadian government (or any agency thereof), the Australian Department of Foreign Affairs and Trade or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, any European Union member state, the Hong Kong

Monetary Authority, the Canadian government (or any agency thereof), the Australian Commonwealth Government or any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 2.11(b)(ii).

“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.

“Secured Obligations” means (a) all Obligations, (b) all Swap Obligations and (c) all Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the term “Secured Obligations” shall not include, with respect to any Obligor, any Excluded Swap Obligations of such Obligor.

“Secured Obligor” means a Debtor, any Guarantor that is a Domestic Subsidiary or a Canadian Subsidiary on the Effective Date or any Subsidiary that has granted Liens on Collateral to secure the Secured Obligations as required by Section 7.08(c).  For the avoidance of doubt, upon the acquisition or formation thereof by WIL-Ireland, Irish Holdco shall be a Secured Obligor.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Issuing Bank in respect of the Letters of Credit, (iii) the Administrative Agent, the Collateral Agent and the Lenders in respect of all other present and future obligations and liabilities constituting Secured Obligations of WIL-Ireland and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Lender and Affiliate of such Lender in respect of Swap Obligations and Banking Services Obligations constituting Secured Obligations, (v) each Indemnitee in respect of the obligations and liabilities constituting Secured Obligations of the Borrowers to such Person hereunder and under the other Loan Documents, and (vi) their respective successors and (in the case of a Lender or Issuing Bank, permitted) transferees and assigns.

“Security Agreements” means, collectively, (a) the US Security Agreement, (b) the Irish Security Agreement, (c) the Canadian Security Agreement and (d) any other security agreement, charge or other similar agreement (in form and substance satisfactory to the Collateral Agent and the Administrative Agent) in favor of the Collateral Agent for the benefit of itself and the other Secured Parties, in any such case, pursuant to which any Secured Obligor grants Liens on the property of such Secured Obligor to secure the Secured Obligations.

“Specified Disposition” means a Disposition of property described in Schedule 2.08 hereto.

“Specified Swap Obligation” means, with respect to any Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Stated Cash Collateralization Date” means November 15, 2019.

“Stated Maturity Date” has the meaning assigned to such term in the definition of “Maturity Date.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated” means with respect to any Indebtedness or Guarantee of Indebtedness, that such Indebtedness or Guarantee is contractually subordinated to the Obligations on terms acceptable to the Administrative Agent after taking into consideration such factors as the Administrative Agent may deem relevant to such determination.

“Subordinated Indebtedness” means any Indebtedness that is Subordinated.

“Subsidiary” of a Person means (a) a company or corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or one or more subsidiaries of such Person is, at the date of determination, a general partner or (c) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.  Unless the context otherwise clearly requires, references in this Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of WIL-Ireland.  Notwithstanding any of the foregoing, Weatherford Foundation, Inc., a Delaware corporation, shall not be considered a Subsidiary of WIL-Ireland.

“Superpriority Claim” means any administrative expense claim in the case of any Obligor that is a Debtor having priority over any and all administrative expenses, diminution claims and all other priority claims against the Obligors that are Debtors, subject only to the Carve-Out, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113 or 1114 of the Bankruptcy Code.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of WIL-Ireland or its Subsidiaries shall be a Swap

Agreement. Notwithstanding anything to the contrary set forth herein, Angolan Bond Investments shall be deemed to be Swap Agreements.

“Swap Obligations” means any and all obligations of WIL-Ireland or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements with a Person that is or was a Lender or an Affiliate of a Lender at the time when such Person entered into such Swap Agreement, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.  For the avoidance of doubt, (i) any and all obligations of WIL-Ireland or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under a Swap Agreement entered into on or before the Effective Date shall constitute a Swap Obligation hereunder so long as the holder of such Swap Obligations is or becomes a Lender or an Affiliate of a Lender hereunder and (ii) if a Person ceases to be a Lender or an Affiliate of a Lender but remains a holder of Swap Obligations such Swap Obligations shall nonetheless remain Swap Obligations, but only with respect to Swap Agreements entered into during or prior to the time such Person was a Lender or an Affiliate of a Lender.

“Swiss Borrower” means any Borrower organized under the laws of Switzerland or, if different, deemed resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21).

“Swiss Guarantor” means any Guarantor organized under the laws of Switzerland or, if different, deemed resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Guidelines” means, together, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.123 in relation to interbank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22 September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom Januar 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letter No. 15 (1-015-DVS-2017) of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), the circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to customer credit balances (Kreisschreiben Nr. 34 Kundenguthaben” vom 26. Juli 2011) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of 5 February 2019 betreffend “Verrechnungssteuer: Guthaben im

Konzern”), each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means (i) a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Bank Rules” means together the Swiss Twenty Non-Bank Rule and the Swiss Ten Non-Bank Rule.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Revolving Credit Lenders other than Swiss Qualifying Lenders of Loan for which there is a Swiss Borrower and/or a Swiss Guarantor under this Agreement must not at any time exceed ten (10), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for a Swiss Borrower and/or Swiss Guarantor; in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors other than Swiss Qualifying Lenders of a Swiss Borrower and/or a Swiss Guarantor under all its outstanding debts relevant for the classification as debentures (Kassenobligation) (within the meaning of the Swiss Guidelines), including any Loans under this Agreement with Revolving Credit Lenders for which there is a Swiss Guarantor, intragroup loans (if and to the extent intragroup loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 10 March 2017 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), facilities and/or private placements must not at any time exceed twenty (20), if and as long as a violation of this rule results in Swiss Withholding Tax consequences for a Swiss Borrower and/or a Swiss Guarantor, in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) imposed by any Governmental Authority.

“Term Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Borrower” means WIL-Bermuda.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan to the Term Loan Borrower on the Effective Date in the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment”.

“Term Loan Facility” means the term loan facility provided pursuant to Section 2.01(b).

“Term Loan Note” means a promissory note made by the Term Loan Borrower in favor of a Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit D-2.

“Total LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Revolving Credit Borrowers at such time.

“Total Revolving Credit Exposure” means at any time, the sum of (a) the aggregate outstanding principal amount of all Revolving Credit Loans at such time plus (b) the Total LC Exposure at such time.

“Transactions” means the transactions contemplated by this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Subsidiary” means each Subsidiary of WIL-Ireland designated on Schedule 6.22 hereto as an “Unrestricted Subsidiary” (and for the avoidance of doubt, no other Subsidiary of WIL-Ireland).

“Unsecured Revolving Facility Forbearance” means the forbearance attached hereto as Schedule 5.01B.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s LC Exposure.

“US Security Agreement” means that certain U.S. Security Agreement, dated as of the Effective Date, by and among the Secured Obligors from time to time party thereto, the Administrative Agent and the Collateral Agent.

“VAT” means value-added tax.

“Voting Stock” means, with respect to any Person, shares of any class or classes of Capital Stock in such Person entitling holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

“Wholly-Owned Subsidiary” of a Person means any Restricted Subsidiary of which all issued and outstanding Capital Stock (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by such Person.  Unless the context otherwise clearly requires, references in this Agreement to a “Wholly-Owned Subsidiary” or the “Wholly-Owned Subsidiaries” refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of WIL-Ireland.

“WIL-Bermuda” has the meaning specified in the introductory paragraph of this Agreement.

“WIL-Delaware” has the meaning specified in the introductory paragraph of this Agreement.

“WIL-Ireland” has the meaning specified in the introductory paragraph of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02                                      Types and Classes of Borrowings.  Borrowings hereunder are distinguished by “Type” and “Class”.  The “Type” of a Loan refers to the determination whether such Loan is a part of a Loan bearing interest at the Adjusted LIBO Rate or at the Alternate Base Rate.  The “Class” of a Loan refers to the determination whether such Loan is a Revolving Credit Loan or a Term Loan.

SECTION 1.03                                      Accounting Terms; Changes in GAAP.

(a)                                 Except as otherwise expressly provided herein, all accounting and financial terms used herein and not otherwise defined herein and the compliance with each covenant contained herein which relates to financial matters shall be determined in accordance with GAAP as in effect from time to time; provided that, if WIL-Ireland notifies the Administrative Agent that WIL-Ireland requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies WIL-Ireland that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c)                                  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of WIL-Ireland or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.04                                      [Reserved].

SECTION 1.05                                      Interpretation.

(a)                                 In this Agreement unless the context indicates otherwise:

(i)                                     the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)                                  any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)                               the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement in its entirety and not to any particular Article, Section or other subdivision hereof;

(iv)                              any reference to any Person includes such Person’s successors and assigns, including any Person that becomes a successor to WIL-Ireland as a result of a Redomestication, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Agreement;

(v)                                 any reference to any agreement, document or instrument (including this Agreement) means such agreement, document or instrument as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or other modifications set forth herein or in any other Loan Document), and any reference to any Note or other note includes any note issued pursuant hereto in extension or renewal thereof and in substitution or replacement therefor;

(vi)                              any reference to any Article, Section, page, Schedule or Exhibit means such Article, Section or page hereof or such Schedule or Exhibit hereto;

(vii)                           the words “including”, “include” and “includes” shall be deemed to be followed by the phrase “without limitation” and the term “or” is not exclusive;

(viii)                        with respect to the determination of any period of time, except as expressly provided to the contrary, the word “from” means “from and including” and the word “to” means “to but excluding”;

(ix)                              the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(x)                                 any reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time; and

(xi)                              the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 The Article and Section headings herein and in the Table of Contents are for convenience only and shall not affect the construction hereof.

(c)                                  No provision of this Agreement shall be interpreted or construed against any Person solely because that Person or its legal representative drafted such provision.

(d)                                 Unless otherwise specified herein, (i) all dollar amounts expressed herein shall refer to Dollars and (ii) for purposes of calculating compliance with the terms of this Agreement and the other Loan Documents (including for purposes of calculating compliance with the covenants), each obligation or calculation shall be converted to its Dollar Equivalent.

(e)                                  All references to the terms “Borrowers” or “Debtors” in this Agreement and any other Loan Documents shall mean and include (as applicable) the Debtors, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as any Debtor’s legal representative, whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case or cases, as the case may be).

SECTION 1.06                                      LLC Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.07                                      Luxembourg Terms.  In this Agreement, in respect of any Luxembourg Obligor or any other entity which is organized under the laws of the Grand-Duchy of Luxembourg or has its “centre of main interests” (as that term is used in Article 3(1) of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) in Luxembourg, a reference to:

(a)                                 a “liquidator”, “trustee”, “custodian”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” includes any:

(i)                                     juge-commissaire or insolvency (i) receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)                                  liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iii)                               juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(iv)                              commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(v)                                 juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended; and

(b)                                 a “winding-up”, “administration”, “liquidation” or “dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée).

SECTION 1.08                                      Centre of Main Interest.  In the case of WIL-Ireland, on the Effective Date, for the purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), its “centre of main interest” (as that term is used in Article 3(1) of the European Insolvency Regulation) is situated in Switzerland or the State of Texas in the United States of America. With effect from the date of the Redomestication. WIL-Ireland’s “centre of main interest” (as that term is used in Article 3(1) of the European Insolvency Regulation) will be situated in the State of Texas in the United States of America.

ARTICLE II
COMMITMENTS; LOANS

SECTION 2.01                                      Loans.

(a)                                 Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make loans to the Revolving Credit Borrowers (each such loan, a “Revolving Credit Loan”) denominated in Dollars, from time to time during the Availability Period in an aggregate principal amount that shall not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Revolving Credit Commitments; provided that prior to the entry of the Final Order, the Revolving Credit Borrowers may not borrow Revolving Credit Loans or request the issuance, amendment or renewal of any Letter of Credit if the Total Revolving Credit Exposure would exceed $500,000,000 or, if less, the maximum amount permitted to be provided under the Revolving Credit Facility under the Interim Order.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Revolving Credit Borrowers may borrow, prepay and reborrow Revolving Credit Loans.  Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

(b)                                 Subject to the terms and conditions set forth herein, each Term Lender agrees to make a single term loan denominated in Dollars to the Term Loan Borrower (each such loan, a “Term Loan”), on the Effective Date in a principal amount equal to such Lender’s Term Loan Commitment.  The Term Loan Borrower may make only one borrowing of Term Loans hereunder, which shall consist of Term Loans requested to be made simultaneously by the Term Lenders on the Effective Date in accordance with their respective Applicable Percentages, provided that the initial Borrowing of Term Loans hereunder may consist of more than one Type.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c)                                  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loans as required.

(d)                                 Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as a Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(e)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000.  At the time that each ABR Borrowing is made, such ABR Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing under the Revolving Credit Facility may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Credit Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 3.01(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(f)                                   Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Stated Maturity Date.

SECTION 2.02                                      Requests for Borrowings of Loans.  To request a Borrowing, a Borrower shall notify the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Applicable Lenders) of such request in writing (a) in the event the Loans are to be made as Eurodollar Loans, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the event the Loans are to be made as ABR Loans, not later than 11:30 a.m., New York City time, on the date of the proposed Borrowing.  Such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i)                                     the aggregate principal amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day (and in the case of the Term Loans, the Effective Date);

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the account of the requesting Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.03                                      [Reserved].

SECTION 2.04                                      Funding of Borrowings.

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) by 12:00 noon, New York City time, in the case of a Borrowing consisting of Eurodollar Loans and (ii) by 2:00 p.m., New York City time, in the case of a Borrowing consisting of ABR Loans, to the account of the

Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent shall make such Loans available to the requesting Borrower by promptly crediting the amounts so received in like funds to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that an ABR Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 3.01(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:30 p.m., New York City time, on the date of such Borrowing) that such Lender shall not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such ratable portion available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the requesting Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Applicable Borrowers and the Applicable Lender severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the requesting Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to the Loans comprising such Borrowing.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)                                  (i) With respect to any Borrower that is not organized under the laws of any jurisdiction of the United States, any Lender may, with notice to the Administrative Agent and WIL-Ireland, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrower; provided that any exercise of such option shall not affect the obligation to repay the Loans made to such Borrower and to reimburse LC Disbursements made under Letters of Credit issued for the account of such Borrower in accordance with the terms of this Agreement.

(ii)                                  As a condition to any Lender being permitted to fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of any Borrower under Section 2.04(c)(i), such Affiliate must comply with Sections 4.02(c) and 4.02(e) as if it were a Lender that became a party to this Agreement pursuant to an Assignment and Assumption executed on the first date on which such Commitment is being fulfilled by such Affiliate.  Additionally, in applying the provisions of Section 4.02 and the definition of “Excluded Taxes,” such Affiliate shall be treated as a Lender that executed an Assignment and Assumption on the first date on which such Commitment is fulfilled by such Affiliate. Notwithstanding anything in this Agreement to the contrary, an Affiliate acting as a Lender under Section 2.04(c)(i) shall not be entitled to any greater gross-up or indemnity under Section 4.02 than that to which the applicable Lender would have been entitled had such Affiliate not acted as a Lender under Section 2.04(c)(i); provided if an Affiliate is acting as a Lender pursuant to Section 2.04(c)(i) solely as a result of a Lender being unable to fulfill its Commitment to any applicable Borrower due to a Requirement of Law, such Affiliate shall be entitled to a gross-up or indemnification to the same extent that would have resulted had such Lender made an assignment to such Affiliate under Section 11.05. Moreover, nothing in this Section 2.04(c) shall be construed as making an Affiliate of any Lender a beneficial owner of payments received as a result of such Affiliate’s fulfillment of such Lender’s Commitment to the extent the arrangement between such Lender and such Affiliate is one whereby such Affiliate is merely acting as an agent for such Lender.

(d)                                 Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate (which shall be treated as a Lender for all purposes of this Agreement and comply with all requirements of a Lender hereunder) of such Lender to make such Loan; provided, however, that (i) any exercise of such option shall not affect the obligation of such Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 2.04(d) shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.05                                      Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided pursuant to Section 2.02.  Thereafter, the Applicable Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, in connection with any such election, such Borrower shall be subject to all applicable payment obligations set forth in Section 2.13.  The Applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or by facsimile transmission or electronic transmission (in .pdf format) to the Administrative Agent of a written Interest Election Request signed by such Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower making such Interest Election Request shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing, (1) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (2) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06                                      Termination and Reduction of Commitments.

(a)                                 Termination of Commitments.  The Term Loan Commitments shall be automatically and permanently reduced to zero after giving effect to the initial Borrowing on the Effective Date.  Unless previously terminated pursuant to the terms hereof, the Revolving Credit Commitments shall terminate on the Maturity Date.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  Voluntary Reduction of Revolving Credit Commitments.

(i)                                     At their option, the Revolving Credit Borrowers may at any time terminate, or from time to time reduce, the Revolving Credit Commitments, provided that (A) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Revolving Credit Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.08, the Total Revolving Credit Exposure would exceed the Aggregate Revolving Credit Commitments.

(ii)                                  The Revolving Credit Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under Section 2.06(e)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof.  Each notice delivered by the Revolving Credit Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Revolving Credit Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Revolving Credit Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Credit Commitments shall be permanent.  Except as expressly set forth in the Loan Documents, each reduction of Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective applicable Revolving Credit Commitments.

SECTION 2.07                                      Repayment of Loans; Evidence of Debt.

(a)                                 The Revolving Credit Borrowers hereby jointly and severally and unconditionally promise to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Maturity Date.  The Term Loan Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Term Lender on the Maturity Date.

(b)                                 [Reserved]

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and the Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)                                  The entries made in the accounts maintained pursuant to Section 2.07(c) or Section 2.07(d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                                   After the Effective Date, any Lender by written notice to the Applicable Borrowers (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a Note.  In such event, such Borrowers shall prepare, execute and deliver to such Lender a Revolving Credit Note or Term Loan Note, as applicable, payable, jointly and severally, to the order of such Lender and its permitted assigns.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.05) be represented by one or more Notes payable to the order of such Lender and its permitted assigns.

SECTION 2.08                                      Prepayment of Loans.

(a)                                 Subject to prior notice in accordance with Section 2.08(b), the Applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to any amounts payable under Section 2.13).

(b)                                 The Applicable Borrower shall notify the Administrative Agent by telephone (promptly confirmed by hand delivery, facsimile or electronic transmission (in .pdf format)) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing under the Term Loan Facility shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or the then outstanding principal balance of the Term Loan Facility if such balance is less than $5,000,000).  Each partial prepayment of any Borrowing under the Revolving Credit Facility shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000 (or the then outstanding principal balance of the Revolving Credit Facility if such balance is less than $1,000,000).  Each prepayment of a Borrowing shall be applied ratably among the Lenders under the relevant Credit Facility to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.  All prepayments under, and each failure to make a prepayment specified in any prepayment notice delivered pursuant to, this Section 2.08(b) shall be subject to Section 2.13.

(c)                                  [Reserved].

(d)                                 Upon the consummation of any Permitted Factoring Transaction entered into by a Domestic Subsidiary or a Canadian Subsidiary, the Borrowers jointly and severally shall prepay the principal amount of the Revolving Credit Loans ratably among the Revolving Credit Lenders by an amount equal to the Net Cash Proceeds received by WIL-Ireland or the applicable Domestic Subsidiary or Canadian Subsidiary pursuant to such Permitted Factoring Transaction (without any corresponding reduction of the Revolving Credit Commitments).

(e)                                  If at any time (including concurrently with or immediately after giving effect to any reduction of the Revolving Credit Lenders’ Revolving Credit Commitments pursuant to Section 2.06) the Total Revolving Credit Exposure exceeds the Aggregate Revolving Credit Commitments, the Revolving Credit Borrowers jointly and severally shall immediately (i) prepay the principal amount of the Revolving Credit Lenders’ Revolving Credit Loans ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments in an aggregate principal amount sufficient to cause the Total Revolving Credit Exposure to be less than or equal to the Aggregate Revolving Credit Commitments and (ii) if any excess remains after prepaying all of the Revolving Credit Lenders’ Revolving Credit Loans as a result of LC Exposures, cash collateralize LC Exposures in accordance with the procedures set forth in Section 3.01(j)(i) in an amount equal to such excess.

(f)                                   In the event that a Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Indebtedness for borrowed money of a Borrower or any of its Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for borrowed money permitted under this Agreement), the Term Loan Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Borrower or any such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans.

(g)                                  (A) Not later than the last Business Day of each calendar month (other than the calendar month in which the Effective Date occurred) during which a Borrower or any of its Subsidiaries receives Net Cash Proceeds from a Specified Disposition and (B) not later than the third Business Day following the receipt of Net Cash Proceeds by a Borrower or any of its Subsidiaries (i) resulting from the Disposition of any property (other than any Specified Disposition and any Disposition of inventory in the ordinary course of business and any other property with a fair market value of no more than $2,000,000) or (ii) in respect of any Casualty Event, and provided the aggregate Net Cash Proceeds so received by such Borrower or such Subsidiary on and after the date hereof and described in this Section 2.08(g) exceed $25,000,000 (the “Cash Proceeds Threshold”), then, in the case of each of the clauses (A) and (B), the Term Loan Borrower shall apply 100% of such Net Cash Proceeds in excess of the Cash Proceeds Threshold to prepay outstanding Term Loans on a ratable basis; provided that, if such Borrower or Subsidiary intends to apply all or a portion of the Net Cash Proceeds from any such Casualty Event, within 6 months after receipt of such Net Cash Proceeds, to repair, restore or replace the property with respect to which such Net Cash Proceeds were received or to acquire replacement assets, then no prepayment will be required pursuant to this subsection in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds, if applicable); provided further that, if such Borrower or Subsidiary does not so apply all or a portion of the Net Cash Proceeds from such Casualty Event, within 6 months after receipt of such Net Cash Proceeds, to repair, restore or replace the property with respect to which such Net Cash Proceeds were received or to acquire replacement assets, then the Term Loan Borrower shall apply 100% of such Net Cash Proceeds in excess of the Cash Proceeds Threshold to prepay outstanding Term Loans on a ratable basis.

(h)                                 The applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Sections 2.08(f) and (g) above, (i) a certificate signed by a Responsible Officer of such Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Borrowing being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given (and the contents thereof) pursuant to this Section 2.08(h).

SECTION 2.09                                      Fees.

(a)                                 The Revolving Credit Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates, at the rate of 0.375% per annum on the average daily amount of the Unused Revolving Credit Commitment of such Revolving Credit Lender.  Accrued commitment fees shall be payable in arrears on the last day of each calendar month, on the Maturity Date and on the date on which the aggregate Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the aggregate Revolving Credit Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Revolving Credit Borrowers, jointly and severally, agree to pay:

(i)                                     to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a participation fee with respect to the Revolving Credit Lenders’ participations in Letters of Credit, which shall accrue at the rate per annum equal to the Applicable Margin for any Eurodollar Loan on the average daily Dollar Equivalent amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the earlier of (1) the date on which such Letter of Credit expires or terminates and (2) the Maturity Date; and

(ii)                                  to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Equivalent amount available to be drawn under such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or terminates, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of such Letter of Credit or processing of drawings thereunder.

Participation fees and fronting fees accrued shall be payable in arrears on the last day of each calendar month, on the Maturity Date and on the date on which the aggregate Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any such fees accruing after the date on which the aggregate Revolving Credit Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable in Dollars within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The amount of participation and fronting fees payable hereunder shall be set forth in a written invoice or other notice delivered to the Revolving Credit Borrowers by the Administrative Agent or, in the case of fronting fees, by the applicable Issuing Bank.

(c)                                  The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for ratable distribution, in the case of commitment fees and participation fees to the extent described in this Section 2.09, to the Applicable Lenders.  Fees paid shall not be refundable under any circumstances (unless otherwise agreed by the Administrative Agent with respect to fees payable to the Administrative Agent for its own account).

SECTION 2.10                                      Interest.

(a)                                 The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  [Reserved].

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.000% plus the rate otherwise applicable to such Loan as provided in Section 2.10(a) and Section 2.10(b) or (ii) in the case of any other amount, 2.000% plus the rate applicable to ABR Borrowings as provided in Section 2.10(a).

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Revolving Credit Commitments (in the case of the Revolving Credit Facility) and the Maturity Date; provided that (i) interest accrued pursuant to Section 2.10(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan to a Lender prior to the end of the Availability Period applicable to such Lender), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate

Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be presumed correct absent manifest error.

(g)                                  The interest rates provided for in this Agreement with respect to any payments made by a Swiss Guarantor, including this Section 2.10, are minimum interest rates.  When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.10 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax is imposed on interest payments, the payment of interest due shall, in line with and subject to Section 4.02, including any limitations therein and any obligations thereunder, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment that would have been due had no deduction of the Swiss Withholding Tax been required.  For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.  For the purposes of this Section, “Non-Refundable Portion” shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender.  The Lenders shall provide to the Swiss Guarantor all reasonably requested information, and otherwise reasonably cooperate, to obtain such Swiss tax ruling.  The Swiss Guarantor shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

SECTION 2.11                                      Alternate Rate of Interest.

(a)                                 If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)                                     the Administrative Agent reasonably determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)                                  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;

then the Administrative Agent shall give written notice (by facsimile transmission or electronic transmission (in .pdf format)) thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any Eurodollar Borrowing as, a Eurodollar Borrowing shall be ineffective, and, in the case of any request for the continuation of a Eurodollar Borrowing, such Eurodollar Borrowing shall on the last day of the then current Interest Period applicable thereto be converted to an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrowers) that they have determined, that:

(i)                                     adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for any requested Interest Period, including, without limitation, because the Adjusted LIBO Rate or LIBO Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                  the supervisor for the administrator of the Adjusted LIBO Rate or LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Adjusted LIBO Rate or the LIBO Rate, as applicable, shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace the Adjusted LIBO Rate or the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of the Adjusted LIBO Rate or LIBO Rate, as applicable (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes (but, for the avoidance of doubt, such related changes shall not include a reduction in the Applicable Margin); provided, that if such alternate rate of interest would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and, notwithstanding anything to the contrary in Section 11.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.

If no LIBO Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Loans or LIBO Rate Loans shall be suspended, (to the extent of the Eurodollar Loans or LIBO Rate Loans or Interest Periods).  Upon receipt of such notice, the Borrower may revoke any pending request for an Eurodollar or LIBO Rate Borrowing of, conversion to or continuation of Eurodollar or LIBO Rate Loans (to the extent of the affected Eurodollar Loans or LIBO Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

SECTION 2.12                                      Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (g) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to any Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or otherwise), then upon written request of such Recipient (with a copy to the Administrative Agent), the Applicable Borrower shall pay to such Person such additional amount or amounts as shall compensate such Recipient for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or Issuing Bank (with a copy to the Administrative Agent), the Applicable Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as shall compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.12(a) or Section 2.12(b), along with (i) a calculation of such amount or amounts, (ii) a description of the specific Change in Law that justifies such amounts due and (iii) such other pertinent information related to the foregoing as the Applicable Borrower may reasonably request, shall be delivered to such Borrower and shall be presumed correct absent manifest error.  Any Lender’s or Issuing Bank’s determination of any such amount or amounts shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to Section 2.12(a) or Section 2.12(b), as applicable, after consideration of such factors as such Person then reasonably determines to be relevant.  The Applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the correct amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or such Issuing Bank, as the case may be, delivers written notice to the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Each Lender requesting compensation under this Section shall comply with Section 4.03(a).

SECTION 2.13                                      Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment of Revolving Credit Exposures pursuant to or as a result of Section 2.08), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (for a reason other than the failure of a Lender to fund a Loan or a portion thereof required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of an assignment required by the Borrowers pursuant to Section 4.03(b), then, in any such event, upon written demand by a Lender (with a copy to the Administrative Agent) the Applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Applicable Borrower (with a copy to the Administrative Agent) and shall be presumed correct absent manifest error, and shall set forth a calculation of such amounts and such other information as the Applicable Borrower may reasonably request.  The Applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14                                      Joint and Several Liability; Agreement to Defer Exercise of Right of Contribution, Etc.  Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Revolving Credit Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Revolving Credit Borrower and in consideration of the undertakings of the other Revolving Credit Borrowers to accept joint and several liability for the Revolving Credit Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Revolving Credit Borrowers, with respect to the payment and performance of all of the Revolving Credit Obligations, it being the intention of the parties hereto that all of the Revolving Credit Obligations shall be the joint and several obligations of each Revolving Credit Borrower without preferences or distinction among them.  Notwithstanding any payment or payments made by a Revolving Credit Borrower (a “Paying Borrower”) hereunder, or any setoff or application by the Administrative Agent or any Revolving Credit Lender of any security furnished by, or of any credits or claims against, such Paying Borrower, if an Event of Default has occurred and is continuing, such Paying Borrower will not assert or exercise any rights of the Administrative Agent or any Revolving Credit Lender or of its own, against any other Revolving Credit Borrower to recover the amount of any such payment, setoff or application by the Administrative Agent or any Revolving Credit Lender, whether by way of assertion of any claim, or exercise of any remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, participation or otherwise, and whether arising by contract, by statute, under common law or otherwise, and, if an Event of Default has occurred and is continuing, such Paying Borrower shall not have any right to exercise any right of recourse to or any claim against assets or property of the other Revolving Credit Borrowers for such amounts, in each case unless and until all of the Revolving Credit Obligations of the Revolving Credit Borrowers have been fully and finally satisfied.  If any amount shall be paid to a Paying Borrower by any other Revolving Credit Borrower after payment in full of the Revolving Credit Obligations, and the Revolving Credit Obligations shall thereafter be reinstated in whole or in part and the Administrative Agent or any Revolving Credit Lender is forced to repay to any Revolving Credit Borrower any sums received in payment of the Revolving Credit Obligations, the obligations of each Revolving Credit Borrower hereunder shall be automatically pro tanto reinstated and such amount shall be held in trust by the payee thereof for the benefit of the Administrative Agent and the Revolving Credit Lenders and shall forthwith be paid to the Administrative Agent to be credited and applied to the Revolving Credit Obligations, whether matured or unmatured.

SECTION 2.15                                      [Reserved].

SECTION 2.16                                      Determination of Exchange Rates; Prepayment of Loans as a Result of Currency Fluctuations.

(a)                                 The Administrative Agent shall determine the Exchange Rates (in accordance with the definition thereof) as of each Revaluation Date to be used for calculating Dollar Equivalent amounts in respect of the amounts available for drawing under outstanding Letters of Credit denominated in Alternative Currencies.  Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable Alternative Currencies until the next Revaluation Date to occur.

(b)                                 If as a result of fluctuations in Exchange Rates (which shall be calculated in accordance with the definition thereof by the Administrative Agent on each Revaluation Date), the Administrative Agent notifies the Revolving Credit Borrowers in writing that the Total Revolving Credit Exposure exceeds 100% of the Aggregate Revolving Credit Commitments, the Revolving Credit Borrowers shall, within three Business Days following receipt of such notice, prepay outstanding Revolving Credit Loans in an amount equal to such excess or, if such excess is greater than the amount of all outstanding Revolving Credit Loans, the Revolving Credit Borrowers shall, within three Business Days following receipt of such notice, prepay all outstanding Revolving Credit Loans and deliver to the Administrative Agent cash collateral in an amount equal to the remaining excess after giving effect to such prepayment.

SECTION 2.17                                      Defaulting Lenders.

(a)                                 Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     commitment fees shall cease to accrue on the Unused Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(ii)                                  the Commitment, Revolving Credit Exposure and Loans of such Defaulting Lender shall not be included in determining whether the Required Revolving Credit Lenders or the Required Term Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that the provisions of this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in Section 11.01 for which such Defaulting Lender’s consent is expressly required;

(iii)                               if any LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(A)                               all or any part of the LC Exposure of such Defaulting Lender shall be automatically reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Applicable Percentages under the Revolving Credit Facility, but only to the extent that (x) each non-Defaulting Lender’s Revolving Credit Exposure does not exceed the Revolving Credit Commitment of such non-Defaulting Lender, (y) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (z) no Event of Default has occurred and is continuing;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Revolving Credit Borrowers shall, within three Business Days following the Revolving Credit Borrowers’ receipt of written notice from the Administrative Agent, cash collateralize, for the benefit of the applicable Issuing Banks, the Revolving Credit Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 3.01(j)(i) (and the cash so deposited shall be held, invested and applied by such Issuing Bank in a manner consistent with the investment and other procedures described in Section 3.01(j)) for so long as such LC Exposure is outstanding;

(C)                               if the Revolving Credit Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Revolving Credit Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(b)(i) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)                               if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (A) above, then the Letter of Credit participation fees payable to the Lenders pursuant to Section 2.09(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages under the Revolving Credit Facility after giving effect to such reallocation; and

(E)                                if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Lender under Section 2.09(b)(i) with respect to such LC Exposure shall be payable to the Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank, until such LC Exposure is reallocated and/or cash collateralized pursuant to clause (A) or (B) above; and

(iv)                              so long as any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Revolving Credit Borrowers in accordance with Section 2.17(a)(iii)(B), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(a)(iii)(A) (and such Defaulting Lender shall not participate therein);

(b)                                 The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.17 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Borrower or any other Obligor may at any time have against, or with respect to, such Defaulting Lender.

(c)                                  In the event that the Administrative Agent, the Borrowers and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the LC Exposures of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon, such Lender will cease to be a Defaulting Lender.

ARTICLE III
LETTERS OF CREDIT

SECTION 3.01                                      Letters of Credit.

(a)                                 General.  Subject to the terms and conditions set forth herein, any Revolving Credit Borrower may request that any Issuing Bank issue standby Letters of Credit, denominated in Dollars or any Alternative Currency, for the account of such Borrower or, subject to Section 3.01(m), a Subsidiary of such Borrower, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Revolving Credit Borrower to, or entered into by any Revolving Credit Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Nothing contained in this Article III is intended to limit or restrict the rights of any Revolving Credit Borrower or any Subsidiary to obtain letters of credit otherwise permitted by this Agreement from any Person, regardless of whether such Person is a party hereto.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit issued by any Issuing Bank), a Revolving Credit Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, (i) three Business Days before the proposed date such Letter of Credit is to be issued and (ii) one Business Day before the proposed date of any amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire

(which shall comply with Section 3.01(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed the LC Sublimit, (ii) the Total Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitments, and (iii) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in accordance with Section 3.01(i), exceed the Revolving Credit Commitment of such Issuing Bank.  Unless the applicable Issuing Bank has received written notice from any Revolving Credit Lender, the Administrative Agent or any Obligor, before 4:30 p.m., New York City time, on the Business Day immediately prior to the requested date of issuance, amendment, renewal or extension of the applicable Letter of Credit that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue, amend, renew or extend, as applicable, such Letter of Credit.

(c)                                  Expiration Date.  Each Letter of Credit shall expire on or prior to the date (the “LC Expiration Date”) that is seven Business Days prior to the Stated Maturity Date; provided that, subject to the terms and conditions of Section 3.01(j), any Revolving Credit Borrower may request that an Issuing Bank issue on or prior to the Stated Cash Collateralization Date a Letter of Credit with an expiration date that is not more than one year beyond the LC Expiration Date (including as a result of an automatic renewal of a Letter of Credit for an additional period that would end after the LC Expiration Date) (each such Letter of Credit, an “Extended Expiration Letter of Credit”), and such Issuing Bank may in its sole discretion, without the consent of the Administrative Agent or any of the Lenders, agree to issue such Extended Expiration Letter of Credit (it being understood that no Issuing Bank shall be obligated to issue any Extended Expiration Letter of Credit).  No Extended Expiration Letter of Credit may be issued after the Stated Cash Collateralization Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent amount of each LC Disbursement made by such Issuing Bank and not reimbursed by the Revolving Credit Borrowers on the date due as provided in Section 3.01(e) (including any LC Disbursement made in respect of an Extended Expiration Letter of Credit after the LC Expiration Date), or of any reimbursement payment required to be refunded to a Revolving Credit Borrower for any reason.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Revolving Credit Borrowers, jointly and severally, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the same currency as the LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date that such LC Disbursement is made, if the Revolving Credit Borrowers shall have received notice of such LC Disbursement on the date that such LC Disbursement is made, or, if such notice has not been received by the Revolving Credit Borrowers on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the date that the Revolving Credit Borrowers receive such notice; provided that, if such LC Disbursement is made during the Availability Period and is not less than the minimum amount for an ABR Borrowing as set forth in Section 2.02, any Revolving Credit Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02, that such payment be financed with an ABR Borrowing in the Dollar Equivalent amount thereof and, to the extent so financed, the Revolving Credit Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Revolving Credit Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Revolving Credit Borrowers in respect thereof and such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent thereof.  Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the Dollar Equivalent of the payment then due from the Revolving Credit Borrowers, in the same manner as provided in Section 2.04 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders.  Promptly following receipt by the Administrative Agent of any payment from a Revolving Credit Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Borrowings as contemplated above) shall not constitute a Loan and shall not relieve any Revolving Credit Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Revolving Credit Borrowers’ joint and several obligations to reimburse LC Disbursements as provided in Section 3.01(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, excluding payments by such Issuing Bank with respect to drafts or other documents that do not comply on their face with the express terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Revolving Credit Borrowers’ obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Revolving Credit Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Revolving Credit Borrowers to the extent permitted by applicable law) suffered by a Revolving Credit Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or unlawful acts on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  Each Issuing Bank shall, within the period stipulated by the terms and conditions of a Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit issued by such Issuing Bank.  After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Revolving Credit Borrower for whose account the Letter of Credit was issued by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or shall make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Revolving Credit Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement is reimbursed by a Revolving Credit Borrower in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such LC Disbursement is reimbursed, at the rate per annum then applicable to ABR Borrowings; provided that, if the Revolving Credit Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 3.01(e), then Section 2.10(d)(ii) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 3.01(d) to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i)                                     Modification and Termination of LC Commitments of Issuing Banks.

(i)                                     The LC Commitment of any Issuing Bank may be terminated at any time by written notice by the Revolving Credit Borrowers to the Administrative Agent and such Issuing Bank.  From and after the effective date of any such termination, the Issuing Bank whose LC Commitment was terminated shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination (and shall continue to be an “Issuing Bank” for purposes of this Agreement), but it shall not be required to issue any additional Letters of Credit hereunder.  Following receipt by the Administrative Agent of the Revolving Credit Borrowers’ written notice of termination, the Administrative Agent shall amend Schedule 2.01 to remove such Issuing Bank from Schedule 2.01.

(ii)                                  By written notice to the Revolving Credit Borrowers, each Issuing Bank may from time to time request that such Issuing Bank’s LC Commitment be increased, decreased or terminated.  Within ten Business Days following receipt of such notice, the Revolving Credit Borrowers shall provide such Issuing Bank with notice of their acceptance or rejection of such modification or termination, and if the Revolving Credit Borrowers accept such modification or termination, the Revolving Credit Borrowers shall also provide a copy of such notice to the Administrative Agent.  With respect to a termination of such Issuing Bank’s LC Commitment, from and after the effective date of such termination, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such modification or termination (and shall continue to be an “Issuing Bank” for purposes of this Agreement), but shall not be required to issue any additional Letters of Credit hereunder.

(j)                                    Cash Collateralization.

(i)                                     If:

(A) any Event of Default shall occur and be continuing, on the Business Day that the Revolving Credit Borrowers receive notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph;

(B) [reserved];

(C) the Revolving Credit Borrowers are required to cash collateralize LC Exposure pursuant to Section 2.08; or

(D) any Extended Expiration Letters of Credit are issued and outstanding on the Stated Cash Collateralization Date;

then the Revolving Credit Borrowers shall deposit in an account maintained with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Revolving Credit Lenders (the “LC Collateral Account”), an amount in cash equal to (w) in the case of clause (A) immediately above, 105% of the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the joint and several obligation of the Revolving Credit Borrowers to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Revolving Credit Borrower described in clause (l) or (m) of Section 9.01 or (x) [reserved] or (y) in the case of clause (C) immediately above, an amount necessary to satisfy the requirements of Section 2.08 or (z) in the case of clause (D) immediately above, 105% of the Total LC Exposure with respect to any Extended Expiration Letters of Credit on the Stated Cash Collateralization Date.  Any such deposits pursuant to this Section 3.01(j)(i) shall be held by the Administrative Agent as collateral for the payment and performance of the Revolving Credit Borrowers’ reimbursement and other obligations in respect of Letters of Credit under this Agreement.  The Administrative Agent shall have exclusive dominion and control, as defined in the Uniform Commercial Code of the State of New York, including the exclusive right of withdrawal, over the LC Collateral Account, and each Revolving Credit Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account.  The Administrative Agent shall have no obligation to pay interest on the investment of such deposits, but the Administrative Agent shall invest such deposits in a manner consistent with the Administrative Agent’s management of its own overnight cash investments, which investments shall be made at the Revolving Credit Borrowers’ risk and expense.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the joint and several reimbursement obligations of the Revolving Credit Borrowers pursuant to Section 3.01(e) or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other obligations of the Revolving Credit Borrowers under this Agreement.  If the Revolving Credit Borrowers are required to provide an amount of cash collateral (1) as a result of the occurrence of an Event of Default, such amount (to the extent not applied as provided in this Section 3.01(j)(i)) shall be returned to the Revolving Credit Borrowers within three Business Days after all Events of Default have been cured or waived, (2) [reserved], (3) pursuant to Section 2.08 and the Total Revolving Credit Exposure is subsequently reduced to an amount less than the Aggregate Commitments, such cash collateral (to the extent not applied as provided in this Section 3.01(j)(i)) or a portion thereof shall be promptly returned to the Revolving Credit Borrowers to the extent that the amount of the Total Revolving Credit Exposure is less than the amount of the Aggregate Commitments or (4) as a result of any Extended Expiration Letters of Credit, such amount (to the extent not applied as provided in this Section 3.01(j)(i)) shall be returned to the Revolving Credit Borrowers within three Business Days after each such Extended Expiration Letter of Credit has expired or terminated without any pending draw under such Extended Expiration Letter of Credit.

(ii)                                  The obligations of each of the Revolving Credit Borrowers and the Revolving Credit Lenders under this Agreement and the other Loan Documents regarding Letters of Credit, including obligations under this Section 3.01, shall survive after the Maturity Date and termination of this Agreement for so long as any LC Exposure exists (whether or not all or any portion of such LC Exposure has been cash collateralized as described in Section 3.01(j)).

(iii)                               For the avoidance of doubt, each Revolving Credit Lender confirms that its respective obligations under Section 3.01(d) and (e) in respect of all Letters of Credit shall be reinstated in full and apply if the delivery of any cash collateral pursuant to this Section 3.01(j) in respect of such Letters of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party.

(k)                                 Designation of Additional Issuing Banks.  From time to time, the Borrowers may by written notice to the Administrative Agent and the Revolving Credit Lenders designate as additional Issuing Banks one or more Revolving Credit Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Credit Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrowers, the Administrative Agent and such Revolving Credit Lender shall set forth the LC Commitment of such Revolving Credit Lender and shall be executed by such Revolving Credit Lender, the Borrowers and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(l)                                     [Reserved]

(m)                             Letters of Credit Issued for Account of Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, (i) the Revolving Credit Borrowers, jointly and severally, shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Revolving Credit Borrower and (ii) each Revolving Credit Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  Each of the Revolving Credit Borrowers hereby acknowledges that the issuance of such Letters of Credit for Subsidiaries inures to the benefit of such Revolving Credit Borrower, and that such Revolving Credit Borrower’s business derives substantial benefits from the businesses of the Subsidiaries.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; TAXES

SECTION 4.01                                      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, Section 2.13 or Section 4.02, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1615 Brett Road OPS III, New Castle, DE 19720; provided that (i) payments to be made directly to an Issuing Bank as expressly provided herein shall be made directly to such Issuing Bank, and (ii) payments pursuant to Section 2.12, Section 2.13, Section 4.02 and Section 11.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in Dollars; all other payments hereunder (except in connection with reimbursement of LC Disbursements, as specifically provided in Section 3.01(e)) and under each other Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.  Notwithstanding the foregoing provisions of this Section, if, after the issuance of any Letter of Credit in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Letter of Credit was issued (herein, the “original currency”) no longer exists or for any reason the Applicable Borrower is not able to make payment to the Issuing Bank in such original currency, or the terms of this Agreement require the conversion of such Letter of Credit or the related LC Exposure into Dollars (including as required by Section 3.01(c) and Section 3.01(d)), then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that each Revolving Credit Borrower takes all risks of the imposition of any such currency control or exchange regulations or conversion, and each Revolving Credit Borrower agrees to indemnify and hold harmless the Issuing Banks, the Administrative Agent and the Lenders from and against any loss resulting from any Letter of Credit denominated in an Alternative Currency that is not repaid to the Issuing Banks, the Administrative Agent or the Lenders, as the case may be, in the original currency.

(b)                                 Subject to Section 9.04, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower shall not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 3.01(d), Section 3.01(e), Section 4.01(d) or Section 11.04(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Bank to satisfy such Lender’s obligations to the Administrative Agent or such Issuing Bank, as applicable, under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 4.02                                      Taxes/Additional Payments.

(a)                                 Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Borrower shall be required by applicable law to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 The Borrowers, jointly and severally, shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrowers shall not be liable for any penalties, interest or expenses that result from the failure of the Administrative Agent, a Lender, or an Issuing Bank to notify the Borrowers of the Indemnified Taxes or Other Taxes within a reasonable period of time after becoming aware of such Indemnified Taxes or Other Taxes.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Bank, shall be presumed correct absent manifest error.

(c)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is organized, tax resident or otherwise located, or any treaty to which any such jurisdiction is a party, with respect to payments under this Agreement on the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrowers or Administrative Agent) shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (or otherwise reasonably requested by such Borrower) as shall permit such payments to be made without withholding or at a reduced rate.

(d)                                 If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes paid by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 4.02, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 4.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay promptly the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such amount) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.  Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of that would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e)                                  Without limiting the generality of the foregoing, each Lender shall deliver to each Borrower and the Administrative Agent on the Effective Date or upon the effectiveness of any Assignment and Assumption by which it becomes a party to this Agreement (unless an Event of Default under Section 9.01(a), Section 9.01(l) or Section 9.01(m) has occurred and is continuing on the effective date of such Assignment and Assumption) (i) two duly completed copies of United States Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it without deduction or withholding of any United States federal income Taxes, as if each Borrower were incorporated under the laws of the United States or a State thereof and (ii)  any other governmental forms (including tax residency certificates) which are necessary or required under an applicable Tax treaty or otherwise by law to eliminate any withholding Tax or which have been reasonably requested by the Borrowers.  Each Lender which delivers to the Borrowers and the Administrative Agent a Form W-8ECI, W-8BEN, W-8BEN-E, W-8EXP, W-8IMY or W-9, or other applicable governmental form pursuant to the preceding sentence further undertakes to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date that any such form expires (currently, three successive calendar years for Form W-8BEN, W-8BEN-E or Form W-8ECI) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably be requested by a Borrower and the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes, unless a Change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income Taxes.  If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers and the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers and the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)                                   The Borrowers, jointly and severally, will remit to the appropriate Governmental Authority, prior to delinquency, all Indemnified Taxes and Other Taxes payable in respect of any payment.  Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the applicable Borrower will furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment of such Indemnified Taxes or Other Taxes or such other evidence thereof as may be reasonably satisfactory to the Administrative Agent.

(g)                                  [Reserved].

(h)                                 Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i)                                     Notwithstanding any provision of this Agreement to the contrary (including Section 2.10(g) and this Section 4.02), a Swiss Borrower and/or Swiss Guarantor shall not be required to make a tax gross up, a tax indemnity payment or an increased interest payment under any Loan Document to a specific Revolving Credit Lender or a Participant thereof (but, for the avoidance of doubt, shall remain required to make a tax gross up, a tax indemnity payment, or an increased interest payment to all other Lenders) in respect of Swiss Withholding Tax due on interest payments under this Agreement as a direct result of (i) any such Revolving Credit Lender or a Participant thereof making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender or a single Swiss Non-Qualifying Lender, (ii) any such Revolving Credit Lender or a Participant thereof breaching the restrictions regarding transfers, assignments, participations, sub-participation and exposure transfers set forth in Section 11.05 (provided, however, that if an Event of Default occurs within 90 days following any such transfer, assignment, participation or sub-participation, the Swiss Guarantors shall be required to make such tax gross up, tax indemnity payment or increased interest payment) or (iii) any such Revolving Credit Lender or a Participant thereof ceasing to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Revolving Credit Lender or a Participant thereof under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.

(j)                                    Irish Tax Matters.

(i)                                     Each Irish Obligor acknowledges that it shall use its best efforts to ensure that payments under the Loan Documents can be made without deduction for Irish withholding tax.

(ii)                                  Notwithstanding any provision of this Agreement to the contrary (including this Section 4.02), if an Irish Obligor is required by Irish law to deduct any Indemnified Taxes (including deductions applicable to additional sums payable under this Section), such Irish Obligor shall not be required to make a tax gross up, a tax indemnify payment or any increased interest payment under any Loan Document to a specific Lender or Participant if on the date on which the payment falls due:

(A)                               The payment could have been made to the relevant Lender or Participant without a tax deduction if the Lender or Participant had been an Irish Qualifying Lender, but on that date that Lender or Participant is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration, or application of) any law or Irish Tax Treaty or any published practice or published concession of any relevant taxing authority; or

(B)                               the relevant Lender or Participant is an Irish Treaty Lender and the Irish Obligor making the payment is able to demonstrate that the payment could have been made to the Lender or Participant without a tax deduction had that Lender or Participant complied with its obligations under Section 4.02(j)(iii).

(iii)                               Without prejudice to the obligations of any Irish Obligor in Section 4.02(j)(i), an Irish Treaty Lender and the Irish Obligor which makes a payment to which that Irish Treaty lender is entitled, shall, following a written request from such Irish Obligor, cooperate in completing any procedural formalities necessary for such Irish Obligor to obtain authorization to make payments without any deductions.

(iv)                              Each Lender or Participant which becomes a Lender or Participant on the date on which this Agreement is entered into confirms that, on such date, it is an Irish Qualifying Lender.

(v)                                 A Lender or Participant which becomes a Lender or Participant after the date of this Agreement shall confirm in writing to each Irish Obligor, on the date on which it becomes a Lender or Participant, which of the following categories it falls within:

(A)                               an Irish Qualifying Lender (other than an Irish Treaty Lender);

(B)                               an Irish Treaty Lender; or

(C)                               not an Irish Qualifying Lender.

(vi)                              A Lender or Participant shall, as soon as reasonably practicable, notify each Irish Obligor if there is any change in its status as an Irish Qualifying Lender.

(vii)                           A Lender or Participant shall, following a written request from an Irish Obligor, provide such information as is necessary to enable that Irish Obligor to comply with its obligations under sections 891A, 891E, 891F and 891G of the TCA.

(k)                                 VAT.

(i)                                     All amounts set out or expressed to be payable under a Loan Document by any party to any Lender or Administrative Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent to any party under a Loan Document and such Lender or Administrative Agent is required to account to the relevant Governmental Authority for the VAT, that party shall pay to the Lender or Administrative Agent, as the case may be, (in addition to and at the same time as paying any other consideration for such supply subject to receipt of a valid VAT invoice) an amount equal to the amount of such VAT.

(ii)                                  If VAT is or becomes chargeable on any supply made by any Lender or Administrative Agent (the “Supplier”) to any other Lender or Administrative Agent (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of a Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Supply Recipient in respect of that consideration), then:

(A)                               where the Supplier is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Supply Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant Governmental Authority which the

Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)                               where the Supply Recipient is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that is not entitled to credit or repayment from the relevant Governmental Authority in respect of all or part of that VAT.

(iii)                               Where a Loan Document requires any party to reimburse or indemnify a Lender or Administrative Agent for any cost or expense, the party shall reimburse or indemnify (as the case may be) such Lender or Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(iv)                              Any reference in this Section 4.02(k) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person under the grouping rules as defined in the EC Council Directive 2006/112 or any national legislation implementing that Directive.

(v)                                 In relation to any supply made by a Lender or Administrative Agent to any party under a Loan Document, if reasonably requested by such Lender or Administrative Agent, that party must promptly provide such Lender or Administrative Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Administrative Agent’s, as the case may be, VAT reporting requirements in relation to such supply.

(vi)                              Each party’s obligations under this Section 4.02(k) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 4.03                                      Mitigation Obligations; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.12, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 4.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.12 (including for Taxes under Section 2.12(a)(iii)), or (ii) a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.02, or (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender becomes a Swiss Non-Qualifying Lender (but only if such event causes a breach of the Swiss Non-Bank Rules), or (v)  any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers shall have received the prior written consent of each Issuing Bank and, if such assignee is not already a Lender hereunder, the Administrative Agent, which consent of the Issuing Banks and the Administrative Agent (if applicable) shall not be unreasonably withheld, conditioned or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 4.02, such assignment shall result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply and such Lender neither received nor continued to claim any such compensation or payment.  Notwithstanding anything to the contrary herein, any Non-Consenting Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations to any proposed assignee pursuant to this Section 4.03(b) if it does not execute and deliver an Assignment and Assumption to the Administrative Agent within one Business Day after having received a written request therefor.

SECTION 4.04                                      Financial Assistance.

(a)                                 If and to the extent a Swiss Guarantor becomes liable under this Agreement or any other Loan Document for obligations of any other Obligor (other than the wholly owned direct or indirect subsidiaries of such Swiss Guarantor) (the “Restricted Obligations”) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Guarantor’s aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Guarantor’s freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the “Freely Disposable Amount”).

(b)                                 This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform Restricted Obligations under the Loan Documents.  Such limitation shall not free the Swiss Guarantor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity.  The limitation set out in this Section shall not apply to the extent the Swiss Guarantor guarantees or otherwise secures any amounts borrowed under any Loan Document which are on-lent to the Swiss Guarantor or to wholly owned direct or indirect subsidiaries of the Swiss Guarantor.

(c)                                  If the enforcement of the obligations of the Swiss Guarantor under the Loan Documents would be limited due to the effects referred to in this Agreement, the Swiss Guarantor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Administrative Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Loan Documents.

(d)                                 The Swiss Guarantor and any direct holding company of the Swiss Guarantor which is a party to a Loan Document shall procure that the Swiss Guarantor will take and will cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of the Administrative Agent, including, without limitation, (i) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by the Swiss Guarantor of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of the Swiss Guarantor that a payment of the Swiss Guarantor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Guarantor is required to make a payment or perform other obligations under this Agreement or any other Loan Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(e)                                  If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Guarantor:

(i)                                     shall use its best efforts to ensure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)                                  shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (a) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (a) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)                               shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)                                   In the case of a deduction of Swiss withholding tax, the Swiss Guarantor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i)                                     request a refund of the Swiss withholding tax under applicable law (including tax treaties), and

(ii)                                  pay to the Administrative Agent upon receipt any amount so refunded.

(g)                                  The Administrative Agent shall co-operate with the Swiss Guarantor to secure such refund.

(i)                                     To the extent the Swiss Guarantor is required to deduct Swiss withholding tax pursuant to this Agreement, and if the Freely Disposable Amount is not fully utilized, the Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to the Administrative Agent is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that (i) the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount and (ii) such gross up is permitted under the applicable law, and (iii) such steps are permitted under the Loan Documents.  If a refund is made to a Credit Party, such Credit Party shall transfer the refund so received to the Swiss Guarantor, subject to any right of set-off of such Credit Party pursuant to the Loan Documents.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01                                      Conditions Precedent to the Effective Date.  The obligation of each Lender to make any Loan on or after Effective Date and the obligation of each Issuing Bank to issue any Letter of Credit on or after the Effective Date for the account of any Borrower is subject to satisfaction of the following conditions:

(a)                                 The Administrative Agent shall have received the following, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, the Lead Arrangers and the Required Term Lenders:

(i)                                     this Agreement executed by each Person listed on the signature pages hereof;

(ii)                                  the Affiliate Guaranty executed by each Guarantor;

(iii)                               Revolving Credit Notes payable to each Revolving Credit Lender requesting (at least one Business Day prior to the Effective Date) a Revolving Credit Note, duly completed and executed by the Borrowers and dated the Effective Date;

(iv)                              Term Loan Notes payable to each Term Lender requesting (at least one Business Day prior to the Effective Date) a Term Loan Note, duly completed and executed by the Term Loan Borrower and dated the Effective Date;

(v)                                 the Collateral Documents executed by each applicable Secured Obligor;

(vi)                              appropriate Lien search results or certificates (including UCC lien searches) as of a recent date reflecting no prior Liens encumbering the assets of the Secured Obligors other than those being released on or prior to the Effective Date or Liens permitted by Section 8.04;

(vii)                           clear searches against WIL-Ireland in the Companies Registration Office, Dublin, the High Court Central Office and all other relevant registries;

(viii)                        a certificate of a Responsible Officer of WIL-Ireland, dated the Effective Date and certifying (A) that the representations and warranties made by each Obligor in any Loan Document delivered at or prior to the Effective Date are true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of the Effective Date, except for those that by their express terms apply to an earlier date which shall be true and correct in all material respects as of such earlier date, (B) as to the absence of the occurrence and continuance of any Default or Event of Default on the Effective Date immediately after giving effect to the issuance of any Letter of Credit and the making of any Loans and the application of the proceeds thereof on the Effective Date, (C) that it and each other Obligor constitute a group of companies for the purposes of section 243 of the Irish Companies Act and (D) confirming its entry into the Loan Documents does not constitute unlawful financial assistance for the purposes of Section 82 of the Irish Companies Act and (E) that no notice pursuant to Section 1002 of the Taxes Consolidation Act 1997 (as from time to time amended replaced or re-enacted) has been served on WIL-Ireland by the Irish Revenues Commissioners;

(ix)                              a certificate of the secretary or an assistant secretary or other Responsible Officer of each Obligor (and, in the case of a Luxembourg Obligor, a manager (gérant)), dated the Effective Date and certifying (A) true and complete copies of the constitution or memorandum and articles of association or memorandum of association and bye-laws, the certificate of incorporation and bylaws, certified excerpt from the commercial register or the other organizational documents, each as amended and in effect on the Effective Date, of such Obligor, (B) the resolutions adopted by the Board of Directors (or, in the case of an Obligor organized under the laws of Switzerland formed as a limited liability company, the Managing Directors) and/or (if required by applicable law or customary market practice in the jurisdiction) of all the holders of the issued shares, in each case of such Obligor (1) authorizing the execution, delivery and performance by such Obligor of the Loan Documents to which it is or shall be a party and, in the case of a Borrower, the borrowing of Loans by such Borrower and the issuance of Letters of Credit for the account of such Borrower hereunder, (2) authorizing officers or other representatives of such Obligor to execute and deliver the Loan Documents to which it is or shall be a party and any related documents, including any agreement contemplated by this Agreement and (3) authorizing the relevant entity listed in Section 11.15(c) of this Agreement or Section 17(e) of the Affiliate Guaranty to act as its agent in connection with the Loan Documents, (C) the absence of any proceedings for the bankruptcy, dissolution, liquidation or winding up of such Obligor other than the Case, the Bermuda Provisional Liquidation and the Irish Process (and, in the case of a Luxembourg Obligor, that it is not subject to insolvency proceedings such as bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), voluntary liquidation (liquidation volontaire) winding-up, moratorium, composition with creditors (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganization or similar order or proceedings affecting the rights of creditors generally and any proceedings in jurisdictions other than Luxembourg having similar effects), (D) the incumbency and specimen signatures of the officers or other authorized representatives of such Obligor executing any documents on its behalf, (E) if required by applicable law or customary market practice in the jurisdiction, certifying that borrowing, guaranteeing or securing, as appropriate, the Aggregate Commitments would not cause any borrowing, guarantee or security limit binding on such Obligor to be exceeded and (F) that each document provided by such Obligor pursuant to Section 5.01(a)(i), (ii), (iii), (iv), (v) and (xiv) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement;

(x)                                 favorable, signed opinions addressed to the Administrative Agent and the Lenders dated the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent, from (A) Latham & Watkins LLP, special New York counsel to the Obligors, (B) Conyers Dill & Pearman Limited, special Bermuda counsel to WIL-Bermuda, (C) Baker & McKenzie LLP, special Swiss counsel to certain of the Obligors, (D) Matheson, special Irish counsel to WIL-Ireland, (E) Dentons Canada LLP and Stewart McKelvey, special Canadian counsel to certain of the Obligors, (F) Baker & McKenzie LLP, special Luxembourg counsel to certain of the Obligors, (G) [reserved], (H) Conyers Dill & Pearman, special British Virgin Islands counsel to certain of the Obligors, (I) Shearman & Sterling (London) LLP, special English counsel to the Administrative Agent, (J) Jones Walker LLP, special Louisiana counsel to Weatherford U.S., L.P., (K) Clayton Utz, special Australian counsel to the Administrative Agent, (L) Advokatfirmaet BAHR AS, special Norwegian counsel to the Administrative Agent, (M) Baker & McKenzie Amsterdam N.V., special Dutch counsel to certain of the Obligors and (N) Arias, Fabrega & Fabrega, special Panama counsel to certain of the Obligors, in each case, given upon the express instruction of the applicable Obligor(s), as applicable;

(xi)                              a statement from the principal representative and insurance manager of WOFS Assurance Limited, a Bermuda exempted company (“WOFS”), addressed to the board of directors of WOFS confirming, in connection with WOFS’ entry into the Affiliate Guaranty, compliance with solvency margins and ratios applicable to WOFS in accordance with the Bermuda Insurance Act 1978 (as amended) and regulations promulgated thereunder;

(xii)                           a certificate of a director of Weatherford Australia Pty Limited, dated the Effective Date and confirming that (A) the resolutions referred to in Section 5.01(a)(viii), which were duly passed by the duly appointed directors of Weatherford Australia Pty Limited, have not been modified, rescinded or amended and are in full force and effect, (B) entry into the Loan Documents to which it is a party and the performance by Weatherford Australia Pty Limited of its obligations under the Loan Documents, is for the benefit of, and in the best interest of, Weatherford Australia Pty Limited, (C) at the time of deciding to commit Weatherford Australia Pty Limited to the Loan Documents to which it is a party or shall be a party, Weatherford Australia Pty Limited was solvent and there were reasonable grounds to expect that it would continue, after entering into the Loan Documents to which it is a party or shall be a party, to be able to pay all its debts as and when they become due and payable and would not become unable to do so as a result of entering into any of the transactions contemplated by the Loan Documents to which it is a party or shall be a party (D) guaranteeing the Aggregate Commitments in full would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and (E) neither Part 2J.3 nor Chapter 2E of the Corporations Act 2001 (Cth) applies to the transactions contemplated by the Loan Documents;

(xiii)                        [reserved];

(xiv)                       to the extent available in the applicable jurisdiction(s), (A) copies of the constitution, memorandum and/or articles of association, articles, bye-laws and/or certificates of incorporation or other similar organizational documents of each Obligor (other than WIL-Bermuda) certified as of a recent date prior to the Effective Date by the appropriate Governmental Authority or by a Responsible Officer with respect to Obligors incorporated or registered under the laws of the British Virgin Islands and Bermuda, (B) certificates of appropriate public officials or bodies as to the existence, good standing and qualification to do business as a foreign entity, of each Obligor in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would, individually or collectively, have a Material Adverse Effect, (C) to the extent not covered by clauses (A) and (B) immediately above, and only with respect to any Obligor organized outside of the United States of America, Bermuda, the British Virgin Islands, Ireland or Switzerland, documents, excerpts or certificates issued by appropriate public officials or bodies with respect to such Obligor that are customarily delivered by entities organized in the same jurisdiction as such Obligor in connection with transactions similar to the Transactions and (D) in case of Luxembourg Obligors, a copy of the applicable up-to-date consolidated articles of association and an electronic certificate of non-inscription of insolvency proceedings issued by the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg (the “RCS”)

as at a date no earlier than the Effective Date and an up-to-date, true and complete electronic excerpt of the RCS as at a date no earlier than the Effective Date; and

(xv)                          in respect of an Obligor that is incorporated in the Netherlands, evidence of an unconditional neutral or positive advice of any works council which has advisory rights in respect of the entry into and performance of the transactions contemplated in the Loan Documents to which that Obligor is a party.

(b)                                 The Administrative Agent shall have received evidence reasonably satisfactory to it that all consents of each Governmental Authority and of each other Person, if any (except to the extent covered by Section 5.01(m)), required to be received by the Obligors in connection with (i) the Loans, (ii) the Letters of Credit and (iii) the execution, delivery and performance of this Agreement and the other Loan Documents to which any Obligor is a party have been satisfactorily obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Administrative Agent, the Lead Arrangers and the Required Term Lenders).  No law or regulation (other than the Bankruptcy Code) shall be applicable to the Administrative Agent that prevents the Credit Facilities or the transactions contemplated hereby.

(c)                                  The Lenders shall have received (i) audited consolidated financial statements of WIL-Ireland for the Fiscal Year ended December 31, 2018, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of WIL-Ireland filed with the SEC pursuant to the Exchange Act and (ii) unaudited interim consolidated financial statements of WIL-Ireland for each quarterly period ended subsequent to December 31, 2018 to the extent such financial statements are available, including condensed consolidating financial information with respect to the Guarantors to the extent required to be presented in the periodic reports of WIL-Ireland filed with the SEC pursuant to the Exchange Act.

(d)                                 The Borrowers shall have paid (or shall pay contemporaneously with the occurrence of the Effective Date) (i) to the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders, as applicable, all fees and other amounts agreed upon by such parties to be paid on or prior to the Effective Date, and (ii) to the extent invoiced at or before 1:00 p.m., New York City time, on the Business Day immediately prior to the Effective Date, all out-of-pocket expenses required to be reimbursed or paid by the Borrowers pursuant to Section 11.03 or any other Loan Document or as otherwise agreed in writing.

(e)                                  The Administrative Agent shall have received the Intercreditor Agreement executed by each party thereto, in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and the Required Term Lenders.

(f)                                   Each Obligor shall have provided, at least three Business Days prior to the Effective Date, to the Administrative Agent and the Lenders if requested at least seven Business Days prior to the Effective Date, the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of the PATRIOT Act, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

(g)                                  [reserved]

(h)                                 [reserved]

(i)                                     The Case shall have been commenced by the Borrowers and each Borrower shall be a debtor and a debtor-in-possession.  All “first day orders” entered at or around the time of commencement of the Case, to the extent they are inconsistent with the Loan Documents or adverse to the interests of the Administrative Agent or the Lenders, shall be reasonably satisfactory in form and substance to the Administrative Agent, the Lead Arrangers and the Required Term Lenders.

(j)                                    The Restructuring Support Agreement shall be in full force and effect and shall not have been amended, supplemented or otherwise modified in any manner that materially adversely affects the interests, rights or remedies of any of the Administrative Agent, the Lead Arrangers and the Lenders.

(k)                                 The Administrative Agent shall have received signed copies of the Interim Order and the Cash Management Order (each of which shall be in form and substance satisfactory to the Administrative Agent, the Lead Arrangers and the Required Term Lenders) within five business days of the Petition Date, which Interim Order and Cash Management Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed.

(l)                                     The Administrative Agent, the Lead Arrangers and the Required Term Lenders shall have received and be reasonably satisfied with the DIP Budget for 13 weeks after the Effective Date.

(m)                             The Administrative Agent, the Lead Arrangers and the Required Term Lenders shall be satisfied in their reasonable judgment that, except as authorized by the Interim Order, there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Credit Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under (in each case, unless the exercise of any and all remedies thereunder is subject to the automatic stay under the Bankruptcy Code) (i) any of the Obligors’ or their respective Restricted Subsidiaries’ debt instruments evidencing indebtedness (other than any obligation with respect to LC Equivalents under the Prepetition Indebtedness and capital lease obligations) in a principal amount of at least $15,000,000 or (ii) any other agreement which default, individually or in the aggregate with defaults under other agreements, could reasonably be expected to have a Material Adverse Effect.

(n)                                 Since May 10, 2019, no Material Adverse Effect shall have occurred.

(o)                                 No Default or Event of Default shall have occurred and be continuing.

(p)                                 There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Obligors) threatened in any court or before any arbitrator or governmental instrumentality (other than the Case, the Bermuda Provisional Liquidation, the Irish Process and any action, suit, investigation or proceeding arising from the commencement and continuation of the Case, the Bermuda Provisional Liquidation, or the Irish Process or the consequences that would normally result from the commencement and continuation of the Case, the Bermuda Provisional Liquidation, or the Irish Process) that is not stayed and could reasonably be expected to have a Material Adverse Effect.

(q)                                 The Administrative Agent (or the Collateral Agent) for the benefit of the Lenders shall have a valid and perfected first priority Lien on and security interest in the Collateral (subject to Liens permitted under Section 8.04 and the Intercreditor Agreement) pursuant to the Interim Order and the Collateral Documents; the Debtors and the Guarantors that are Domestic Subsidiaries or Canadian Subsidiaries shall have delivered UCC financing statements (and equivalent financing statements or registration forms under a Personal Property Security Act of a Province or Territory of Canada or the Civil Code of Quebec, as applicable), account control agreements governed by the laws of the United States, Canada, Ireland and Bermuda, as applicable, (to the extent such account control agreements can be delivered prior to the Effective Date after the exercise of commercially reasonable efforts) and shall have executed and delivered intellectual property security agreements governed by the laws of New York, in each case in suitable form for filing;  and provisions reasonably satisfactory to the Administrative Agent for the payment of all fees and taxes for such filings shall have been duly made.

(r)                                    The Administrative Agent shall have received endorsements (to the extent such endorsements can be delivered prior to the Effective Date after the exercise of commercially reasonable efforts) naming the Collateral Agent, on behalf of the Lenders, as an additional insured and lenders loss payee, as applicable, under all liability and property insurance policies covering the Collateral.

(s)                                   The Prepetition Secured Facilities shall have been or shall be concurrently terminated and repaid in full, and all Liens securing the Prepetition Secured Facilities shall have been terminated or shall be concurrently terminated (subject to arrangements reasonably satisfactory to the Administrative Agent, the Lead Arrangers and the Required Term Lenders having been made for the applicable filings of terminations), and all guarantees in connection with the Prepetition Secured Facilities shall have been released or shall be concurrently released.

(t)                                    The obligations with respect to LC Equivalents under the Prepetition Indebtedness identified in Schedule 5.01 in an aggregate amount not to exceed $500,000,000 shall have been cash collateralized.

(u)                                 The Borrowers shall have delivered to the Administrative Agent, the Lead Arrangers and the Required Term Lenders a business plan for a period of four quarters, broken down by quarter, including, projected income statements, capital expenditures, and asset sales, dated as of a date not more than 3 Business Days prior to the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, the Lead Arrangers, and the Required Term Lenders, with the associated underlying assumptions mutually agreed by the Borrowers, the Administrative Agent, the Lead Arrangers and the Required Term Lenders.

(v)                                 The Borrowers shall have delivered to the Administrative Agent, the Lead Arrangers and the Required Term Lenders the Unsecured Revolving Facility Forbearance.

(w)                               The Administrative Agent, the Lead Arrangers and the Required Term Lenders shall be satisfied in their sole discretion that the Guarantees are valid and that each

Guarantee under the Loan Documents guarantees the full amount of the Credit Facilities, except, in each case, as prohibited by law.

(x)                                 With respect to the making of any Revolving Credit Loan and the issuance, amendment, renewal or extension of any Letter of Credit, the Term Loan Borrower shall have borrowed (or shall concurrently borrow) the full amount of the Term Loan Facility.

(y)                                 The petition for the Bermuda Provisional Liquidation shall have been filed, and WIL-Bermuda shall remain in possession of its business and assets, and the Board of Directors of WIL-Bermuda shall remain authorized to manage the business and affairs of WIL-Bermuda, in each case subject to the terms of the Bermuda Provisional Winding Up Order.

(z)                                  [Reserved].

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document and each other document required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender on or prior to the Effective Date, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 5.02                                      Conditions Precedent to All Credit Events.  The obligation of the Lenders to make any Loan on the occasion of any Borrowing on or after the Effective Date and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit on or after the Effective Date is subject to the further conditions precedent that, on the date such Loan is made or Letter of Credit is issued, amended, renewed or extended:

(a)                                 The representations and warranties of each Obligor set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except to the extent qualified by materiality or reference to Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct in all respects) as of such specified earlier date.

(b)                                 The Administrative Agent and, if applicable, the applicable Issuing Bank, shall have received (i) in the case of a Borrowing, a Borrowing Request by the time and on the Business Day specified in Section 2.02, (ii) [reserved], and (iii) in the case of an issuance, amendment, renewal or extension of a Letter of Credit, a Letter of Credit Request as required by Section 3.01(b) by the time and on the Business Day specified in Section 3.01(b).

(c)                                  No Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.

(d)                                 The making or requesting of such Loan (or the issuance or the requesting of the issuance of such Letter of Credit) shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently.

(e)                                  No later than 60 days (or such later date as approved by the Administrative Agent and the Required Lenders in writing and in their sole discretion) after the Petition Date, the Bankruptcy Court shall have entered the Final Order and the Final Order shall provide that any Subsidiary of any Borrower that commences a Chapter 11 case under the Bankruptcy Code shall be bound by the terms of the Final Order and the Loan Documents.

(f)                                   The Financing Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Administrative Agent and the Required Lenders in writing and in their sole discretion.

The acceptance of the benefits of each Loan or Letter of Credit shall constitute a representation and warranty by each of the Obligors to each of the Lenders that all of the conditions specified in Section 5.02(a) and Section 5.02(c) have been satisfied as of that time.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders, the Issuing Banks and the Administrative Agent as follows:

SECTION 6.01                                      Organization and Qualification.  Each Obligor and each Restricted Subsidiary (a) is a company, corporation, partnership or entity having limited liability that is duly incorporated, registered, organized (or, in the case of any English, Irish, Australian, British Virgin Islands Obligor, duly incorporated) or formed, validly existing and, to the extent applicable in the relevant jurisdiction of such Obligor or Restricted Subsidiary, in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate, partnership or other power and authority to own its property and to carry on its business as now conducted and (c) is duly qualified as a foreign corporation or other foreign entity to do business and, to the extent applicable in the relevant jurisdiction of such Obligor or Restricted Subsidiary, is in good standing in every jurisdiction in which the failure to be so qualified would, together with all such other failures of the Obligors and the Restricted Subsidiaries to be so qualified or, to the extent applicable in the relevant jurisdiction of such Obligor or Restricted Subsidiary, in good standing, have a Material Adverse Effect.

SECTION 6.02                                      Authorization, Validity, Etc.  Subject to the entry of the Financing Order, each Obligor has the corporate or other power and authority to execute, deliver and perform its obligations hereunder and under the other Loan Documents to which it is a party and to obtain the Loans and request Letters of Credit, and to consummate the Transactions, and all such action has been duly authorized by all necessary corporate, partnership or other proceedings on its part or on its behalf.  Subject to the entry of the Financing Order, each Loan Document has been duly and validly executed and delivered by or on behalf of each Obligor and constitutes valid and legally binding agreements of such Obligor enforceable against such Obligor in accordance with the terms hereof, and the Loan Documents to which such Obligor is a party, when duly executed and delivered by or on behalf of such Obligor, shall constitute valid and legally binding obligations of such Obligor enforceable in accordance with the respective terms thereof and of this Agreement, except, in each case (a) as may be limited by bankruptcy, insolvency, examinership, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally (in each case other than with respect to the Debtors), and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.

SECTION 6.03                                      Governmental Consents, Etc.  Subject to the entry of the Financing Order, no authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Obligor for the valid execution, delivery and performance by any Obligor of any Loan Document to which it is a party or the consummation of the Transactions, except those that have been obtained and are in full force and effect including filings, notifications and registrations necessary to perfect Liens created under the Loan Documents (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

SECTION 6.04                                      No Breach or Violation of Law or Agreements.  Subject to the entry of the Financing Order, neither the execution, delivery and performance by any Obligor of the Loan Documents to which it is a party, nor compliance with the terms and provisions thereof, nor the extensions of credit contemplated by the Loan Documents, nor the consummation of the Transactions (a) will breach or violate any applicable Requirement of Law, (b) will result in any breach or violation of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited hereunder upon any of its property or assets pursuant to the terms of (x) any debt instrument to which it or any of its Restricted Subsidiaries is party evidencing Indebtedness (other than the obligations with respect to LC Equivalents under Prepetition Indebtedness and capital lease obligations) in a principal amount of at least $15,000,000 or (y) any other indenture, agreement or other instrument in a principal amount of at least $15,000,000 to which it or any of its Restricted Subsidiaries is party or by which any property or asset of it or any of its Restricted Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults (A) with respect to which the exercise of remedies is stayed or (B) that, under clauses (a) and (b)(y) that individually or in the aggregate would not have a Material Adverse Effect, or (c) will violate any provision of the organizational documents or bye-laws of any Obligor.

SECTION 6.05                                      Litigation.  (a)                                            Except for the Case, the Irish Acceptable Scheme of Arrangement, and the Bermuda Acceptable Scheme of Arrangement proposed, or as stayed under the Bankruptcy Code upon commencement of the Case, (a) there are no actions, suits or proceedings pending or, to the best knowledge of WIL-Ireland, threatened in writing against any Obligor or against any of their respective properties or assets that are reasonably likely to have (individually or collectively) a Material Adverse Effect and (b) to the best knowledge of WIL-Ireland, there are no actions, suits or proceedings pending or threatened that purport to affect or pertain to the Loan Documents or any transactions contemplated thereby.

SECTION 6.06                                      Information; No Material Adverse Effect.

(a)                                 All written information heretofore furnished by the Obligors to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, the Credit Facilities and the information contained in the written materials prepared in connection with the arrangement of the Credit Facilities, when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Obligor with the SEC pursuant to the Exchange Act, did not as of the date thereof (or if such information related to a specific date, as of such specific date), when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except for such information, if any, that has been updated, corrected, supplemented, superseded or modified pursuant to a written instrument delivered to the Administrative Agent and the Lenders prior to the Effective Date.

(b)                                 WIL-Ireland has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended December 31, 2018 reported on by KPMG LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of WIL-Ireland and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(c)                                  Since May 10, 2019, there has been no state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

(d)                                 The financial projections (including the DIP Budget) and estimates and information of a general economic nature prepared by or on behalf of any Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the Credit Facilities or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof (it being understood that actual results may vary materially from such projections and estimates) and as of the date such projections and estimates were furnished to the Lenders (it being understood that actual results may vary materially from such projections and estimates), and (ii) as of the Effective Date, have not been modified in any material respect by the Borrowers.

SECTION 6.07                                      Investment Company Act; Margin Regulations.

(a)                                 Neither any Obligor nor any of its Restricted Subsidiaries is, or is regulated as, an “investment company,” as such term is defined in the Investment Company Act of 1940 (as adopted in the United States), as amended.

(b)                                 Neither any Obligor nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U.  No part of the proceeds of the Loans made to the Borrowers will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock (except that WIL-Ireland and any of its Restricted Subsidiaries may purchase the common stock of WIL-Ireland, subject to compliance with applicable law and provided that following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the applicable Borrower only or of WIL-Ireland and its Subsidiaries on a consolidated basis) subject to any restriction contained in any Loan Document comprises “margin stock” as defined in Regulation U, including such purchased common stock of WIL-Ireland) or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X.

SECTION 6.08                                      ERISA.

(a)                                 Each Obligor and each ERISA Affiliate has maintained and administered each Benefit Plan and each Foreign Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(c)                                  There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Benefit Plan, in either case that would reasonably be expected to have a Material Adverse Effect.

SECTION 6.09                                      Tax Returns and Payments.  Each Obligor and each Restricted Subsidiary has caused to be filed all material Tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision in accordance with GAAP for the payment of all Taxes (including estimated Taxes shown on such returns, statements and reports) which are shown to be due pursuant to such returns, except (a) for Taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) where the failure to pay such Taxes (collectively for the Obligors and the Restricted Subsidiaries, taken as a whole) would not have a Material Adverse Effect.

SECTION 6.10                                      Requirements of Law.

(a)                                 The Obligors and each of their Restricted Subsidiaries are in compliance with all Requirements of Law, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their property, except for instances in which the failure to comply therewith, either individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither WIL-Ireland nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for the conduct of WIL-Ireland’s or any of its Subsidiaries’ business under any Environmental Law, (ii) is liable for any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or

(iv) has knowledge of any facts or circumstances that would give rise to any Environmental Liability.

(c)                                  As of the Effective Date, the information included in the Beneficial Ownership Certification (if any such certificate was required to be delivered by any Borrower under the Beneficial Ownership Regulation) is true and correct in all respects.

SECTION 6.11                                      No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 6.12                                      Anti-Corruption Laws and Sanctions.  Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of such Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) each Borrower, any Subsidiary of such Borrower or any of their respective directors, officers or employees, or (b) to the knowledge of each Borrower, any agent of such Borrower or any Subsidiary of such Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, nor the use of proceeds of the Loans, the Letters of Credit or any other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or any Sanctions applicable to any party hereto.

SECTION 6.13                                      Properties.

(a)                                 Each of WIL-Ireland and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i) Liens permitted by Section 8.04 and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Each of WIL-Ireland and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by WIL-Ireland and its Subsidiaries does not infringe upon the rights of any other Person, except for any such failure to own or license, or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.14                                      No Restrictive Agreements.  WIL-Ireland and its Restricted Subsidiaries are not subject to any Restrictive Agreements other than Restrictive Agreements permitted by Section 8.11.

SECTION 6.15                                      [Reserved].

SECTION 6.16                                      Insurance.  WIL-Ireland and its Subsidiaries maintain, including through self-insurance, insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as WIL-Ireland and its Subsidiaries (taken as a whole), as such customary industry practice may change from time to time.

SECTION 6.17                                      Rank of Obligations.  The obligations of each Obligor (other than a Secured Obligor) under the Loan Documents to which it is a party rank at least equally with all of the unsecured and unsubordinated Indebtedness of such Obligor.  The obligations of each Secured Obligor under the Loan Documents to which it is a party rank at least equally with all of the senior secured Indebtedness of such Obligor (subject to Liens permitted under Section 8.04).

SECTION 6.18                                      EEA Financial Institutions.  No Obligor is an EEA Financial Institution.

SECTION 6.19                                      Liens, Indebtedness and Investments.  There are no Liens on any of the assets of WIL-Ireland or any Restricted Subsidiary other than Liens permitted by Section 8.04.  There is no Indebtedness on the Effective Date other than Indebtedness permitted by Section 8.01.  There are no Investments on the Effective Date other than Investments permitted by Section 8.06.

SECTION 6.20                                      Security Interest in Collateral.  The provisions of this Agreement and the Collateral Documents create a legal and valid, perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) (subject to, in the case of WIL-Ireland, registration of particulars of the security interest created under the relevant Collateral Documents pursuant to Section 409 of the Irish Companies Act) Lien on (a) subject to the entry of the Interim Order, all the “Collateral” ((or equivalent term) as defined in the Financing Order) of the Debtors and (b) all the Collateral of the Secured Obligors (other than the Debtors), in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute (subject to, in the case of WIL-Ireland, registration of the particulars of the security interest created under the relevant Collateral Documents pursuant to Section 409 of the Irish Companies Act) perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Secured Obligor and all third parties, and having priority over all other Liens on the Collateral except in the case of Liens permitted by Section 8.04 and subject to the Intercreditor Agreement.

SECTION 6.21                                      Compliance with the Swiss Non-Bank Rules.

(a)                                 Each Swiss Borrower and/or Swiss Guarantor is in compliance with the Swiss Non-Bank Rules.  For the purposes of determining compliance with the Swiss Non-Bank Rules, the relevant Swiss Borrower and/or Swiss Guarantor shall assume that the aggregate number of Revolving Credit Lenders which are Swiss Non-Qualifying Lenders under this Agreement is ten (10); provided that each Swiss Borrower and/or Swiss Guarantor has ensured that there is no breach of the Swiss Twenty Non-Bank Rule if there are up to ten (10) Revolving Credit Lenders that are Swiss Non-Qualifying Lenders, no Swiss Borrower and/or Swiss Guarantor shall be in breach of this representation if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)                                     a failure by one or more Revolving Credit Lenders or any Participants thereof to comply with their obligations under Section 11.05;

(ii)                                  a confirmation made by one or more Revolving Credit Lenders or any Participants thereof to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)                               one or more Revolving Credit Lenders or any Participants thereof ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Revolving Credit Lender or a Participant thereof; or

(iv)                              an assignment or participation of any Loan under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)                                 For the purposes of this Section 6.21, each Swiss Borrower and/or Swiss Guarantor shall assume that the aggregate number of Revolving Credit Lenders or Participants thereof under this Agreement which are Swiss Non-Qualifying Lenders is ten.

SECTION 6.22                                      Subsidiaries.  Schedule 6.22 sets forth the name of each Subsidiary of any Borrower as of the Effective Date.

SECTION 6.23                                      Labor Matters.  Except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, (i) there are no strikes, lockouts or other labor disputes against any Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Borrower, threatened and (ii) the hours worked by and payments made to employees and other individuals providing services such as contractors of any Borrower or any of its Restricted Subsidiaries have not violated the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  The execution, delivery and performance by each Obligor of the Loan Documents to which they are a party and the consummation of the financing contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement by which any Borrower or any of its Restricted Subsidiaries is bound.

SECTION 6.24                                      Funded Indebtedness and Certain Letters of Credit.

(a)                                 No Funded Indebtedness for borrowed money of any Restricted Subsidiary that is not a Borrower (other than Guarantees, the Obligations, intercompany Indebtedness, any obligation with respect to LC Equivalents under the Prepetition Indebtedness, any obligation with respect to other LC Equivalents, insurance premium financings permitted hereunder and capital lease obligations permitted hereunder)  exists on the Effective Date (after giving effect to the repayment of the Prepetition Secured Facilities as contemplated by Section 5.01(s)) in an aggregate principal amount exceeding $15,000,000.

(b)                                 The aggregate stated amount of all LC Equivalents under the Prepetition Letter of Credit Facilities that have not been cash collateralized on the Effective Date as contemplated by Section 5.01(t) (other than L/C Equivalents under hedged letter of credit facility arrangements that are not required to be cash collateralized under the terms thereof up to an amount of $25,000,000 in the aggregate) does not exceed $35,000,000 in the aggregate.

SECTION 6.25                                      Subsidiary Agreements.  All agreements of any Restricted Subsidiary of any Borrower will remain in full force and effect after taking into account the commencement of the Case except to the extent the failure to remain in full force and effect could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.26                                      Other Guarantors.  On the Effective Date, no Person Guarantees any Prepetition Indebtedness (other than the Prepetition Letter of Credit Facilities, the Prepetition Senior Notes and the Prepetition Unsecured Revolving Facility).

SECTION 6.27                                      Case; Orders.

(a)                                 The Case was commenced on the Petition Date in accordance with applicable laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order (provided that notice of the final hearing will be given as soon as reasonably practicable after such hearing has been scheduled).  The Debtors shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b)                                 After the entry of the Interim Order, the Obligations will constitute allowed Superpriority Claims in the Cases having priority over all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the Carve-Out.

(c)                                  After the entry of the Interim Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral subject, as to priority, to the Carve-Out and any valid and non-avoidable existing senior Liens permitted under Section 8.04 (including any such liens that may be perfected after the Petition Date pursuant to section 546(b) of the Bankruptcy Code), all to the extent set forth in the Financing Order.

(d)                                 The Financing Order is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s and the Required Lenders’ consent, modified or amended, and the Obligors are in compliance in all material respects with the Financing Order.

(e)                                  Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to entry of the Financing Order (and the applicable provisions thereof), upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations (and cash collateralization of Letters of Credit in accordance with Section 3.01(j)) and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

SECTION 6.28                                      Bermuda Provisional Liquidation; Orders.

(a)                                 The Bermuda Provisional Liquidation was commenced not later than the third Business Day after the Petition Date in accordance with applicable laws.

(b)           The Bermuda Order Appointing the Provisional Liquidator is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required Lenders’ consent, modified or amended, and the Obligors are in compliance in all material respects with the Bermuda Order Appointing the Provisional Liquidator.

(c)           Upon the Maturity Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations (and cash collateralization of Letters of Credit in accordance with Section 3.01(j)) and to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from, the Bermuda Court.

SECTION 6.29             Canadian Defined Benefit Plans.  No Obligor sponsors, administers, participates in, contributes to, or has any liability under or in respect of any Canadian Defined Benefit Plan and all material contributions and payments required to be made by any Obligor to any “registered pension plan”, as defined in the Income Tax Act (Canada), have been made in a timely manner in accordance with the requirements of the plan and applicable law.

ARTICLE VII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrowers covenant and agree that:

SECTION 7.01             Information Covenants.  Each Borrower shall furnish or cause to be furnished to the Administrative Agent:

(a)           As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters in each Fiscal Year of WIL-Ireland, the Quarterly Report on Form 10-Q, or its equivalent, of WIL-Ireland for such Fiscal Quarter; provided that the Borrowers shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of this Section 7.01(a) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com).  Such Quarterly Report shall include, and to the extent it does not include shall be supplemented by, a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Principal Financial Officers as presenting fairly in all material respects the financial condition and results of operations of WIL-Ireland and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(b)           As soon as available, and in any event within 90 days after the close of each Fiscal Year of WIL-Ireland, the Annual Report on Form 10-K, or its equivalent, of WIL-Ireland for such Fiscal Year, certified by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and the Required Lenders; provided that (i) the Borrowers shall be deemed to have furnished said Annual Report on Form 10-K for purposes of this Section 7.01(b) on the date the same shall have been made available on “EDGAR” (or any successor thereto) or on its home page on the worldwide web (which page is, as of the date of this Agreement, located at www.weatherford.com) and (ii) if said Annual Report on Form 10-K contains the report of such independent public accountants, no Borrower shall be required to deliver such report.  Such Annual Report shall include, and to the extent it does not include shall be supplemented by, WIL-Ireland’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of WIL-Ireland and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(c)           Promptly after the same become publicly available (whether on “EDGAR” (or any successor thereto) or WIL-Ireland’s homepage on the worldwide web or otherwise), notice to the Administrative Agent of the filing of all periodic reports on Form 10-K or Form 10-Q, and all amendments to such reports and all definitive proxy statements filed by any Obligor or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by WIL-Ireland to its shareholders generally, as the case may be (and in furtherance of the foregoing, WIL-Ireland will give to the Administrative Agent prompt written notice of any change at any time or from time to time of the location of WIL-Ireland’s home page on the worldwide web).

(d)           Promptly, and in any event within five Business Days after:

(i)            the occurrence of any of the following with respect to any Borrower or any of its Restricted Subsidiaries:  (A) the pendency or commencement of any litigation, arbitration or governmental proceeding (other than the Cases) against such Obligor or Restricted Subsidiary that would reasonably be expected to have a Material Adverse Effect, (B) the institution of any proceeding against any Borrower or any of its Restricted Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including any Environmental Law) that would reasonably be expected to have a Material Adverse Effect, (C) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (D) any notice convening or requesting the convening of a meeting as described in Section 9.01(v)(viii); or

(ii)           any Responsible Officer of such Borrower obtains knowledge of the occurrence of any event or condition which constitutes a Default or an Event of Default;

a notice of such event, condition, occurrence or development, specifying the nature thereof.

(e)           Within five Business Days after the delivery of the financial statements provided for in Sections 7.01(a) and 7.01(b), a Compliance Certificate with respect to the fiscal period covered by such financial statements.

(f)            Promptly, and in any event within 20 days after any Responsible Officer of such Borrower obtains knowledge thereof, notice of:

(i)            the occurrence or expected occurrence of (A) any ERISA Event with respect to any Plan, (B) a failure to make any required contribution to a Plan before the due date (including extensions) thereof or (C) any Lien in favor of the PBGC or a Plan, in each case that would reasonably be expected to have a Material Adverse Effect; and

(ii)           the institution of proceedings or the taking of any other action by the PBGC or WIL-Ireland or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, insolvency, endangered, critical or critical and declining status (within the meaning of such terms as used in ERISA) of, any Plan, which withdrawal, termination, insolvency, endangered, critical or critical and declining status would reasonably be expected to have a Material Adverse Effect, except that no notice shall be required with respect to the merger of a defined contribution plan of one ERISA Affiliate into a defined contribution plan of another ERISA Affiliate.

(g)           [Reserved]

(h)           [Reserved]

(i)            From time to time and with reasonable promptness, (x) such other information or documents (financial or otherwise) with respect to any Obligor or any of its Restricted Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may reasonably request, including any books and records with respect to any Collateral, and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (to the extent applicable); provided that any non-public information obtained by any Person pursuant to such request shall be treated as confidential information in accordance with Section 11.06.  Notwithstanding the foregoing, no Obligor or any of its Restricted Subsidiaries shall be required to deliver any information or documents if the disclosure thereof to the Administrative Agent or any Lender would violate a binding confidentiality agreement with a Person that is not an Affiliate of WIL-Ireland or any Subsidiary.

(j)            (i) On or before the last Business Day at the end of every 4-week period, commencing with the 4-week period ending July 26, 2019, a DIP Budget and (ii) on or before the day falling on a Friday following the end of every 2-week period, commencing with the 2-week period ending July 12, 2019, a variance and reconciliation report, certified by a Responsible Officer and in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, for the prior 2-week period included in the latest DIP Budget delivered pursuant to Section 5.01(u) or this paragraph, (A) showing, for each week, actual total net cash receipts and disbursements, (B) noting therein variances for each line item on a rolling 4-week basis from projected values set forth for such periods in the relevant DIP Budget and (C) providing an explanation for all material variances; provided that, for the avoidance of doubt, the existence of any variance (whether material or not) shall not constitute a Default or an Event of Default.

(k)           No later than 5:00 p.m. on the Friday of every week (commencing with the first Friday following the Effective Date) or, to the extent such Friday is not a Business Day, the next Business Day thereafter, a Liquidity certificate in a form reasonably satisfactory to the Administrative Agent, the Lead Arrangers, and counsel to the Required Term Lenders and certified by a Responsible Officer, which shall specify the Liquidity amount as of the close of business on the last Business Day of the week ended immediately prior to such date.

SECTION 7.02             Books, Records and Inspections.  Each Obligor shall permit, or cause to be permitted, any Lender, upon written notice, to visit and inspect any of the properties of such Obligor and its Restricted Subsidiaries, to examine the books and financial records of such Obligor and its Restricted Subsidiaries and to discuss the affairs, finances and accounts of such Obligor and its Restricted Subsidiaries with any Responsible Officer of such Obligor or Restricted Subsidiary, including inspections of Collateral and records relating to Collateral and discussions with respect to Collateral and records relating to Collateral, all at such reasonable times and as often as any Lender, through the Administrative Agent, may reasonably request, and all at such Obligor’s or Restricted Subsidiary’s expense; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 11.06.  Each Obligor will, and will cause each of its Restricted Subsidiaries to, keep in all material respects proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities in accordance with GAAP.

SECTION 7.03             Insurance.  WIL-Ireland and its Subsidiaries shall maintain or cause to be maintained (including through self-insurance) insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses as WIL-Ireland and its Subsidiaries (taken as a whole), as such customary industry practice may change from time to time.  WIL-Ireland will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  In the event WIL-Ireland or any other Obligor at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein, then the Administrative Agent or the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay premiums and take any other action with respect thereto which the Administrative Agent or the Collateral Agent, as applicable, deems advisable.  All sums so disbursed by the Administrative Agent or the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement.  Without limiting the foregoing, to the extent that any Secured Obligor is entitled to receive proceeds under any insurance policy, it shall direct the applicable insurer to deposit such proceeds (and such proceeds shall be so deposited) into a deposit account that is subject to a deposit account control agreement in form and substance reasonably acceptable to the Collateral Agent and the Administrative Agent, which establishes “control” (within the meaning of Section 9-104 of the UCC) with respect to such deposit account by the Collateral Agent on behalf of the Secured Parties.

SECTION 7.04             Payment of Taxes and other Claims.  In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, each Borrower shall, and WIL-Ireland shall cause each Subsidiary to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon such Borrower or such Subsidiary (in the case of any Debtor, solely to the extent arising after the Petition Date), as applicable, or upon the income, profits or property of such Borrower or such Subsidiary, as applicable, except for (i) such Taxes the non-payment or non-discharge of that would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such Tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

SECTION 7.05             Existence.  Except as expressly permitted pursuant to Section 8.02 or Section 8.05, WIL-Ireland shall, and will cause each Restricted Subsidiary to, do all things necessary to (a) preserve and keep in full force and effect the corporate or other existence of WIL-Ireland or such Restricted Subsidiary as applicable (which, for the avoidance of doubt, shall not prohibit a change in corporate form or domiciliation permitted hereunder), and (b) preserve and keep in full force and effect the rights and franchises of WIL-Ireland or such Restricted Subsidiary as applicable; provided that this clause (b) shall not require WIL-Ireland or such Restricted Subsidiary to preserve or maintain any rights or franchises if WIL-Ireland or such Restricted Subsidiary shall determine that (i) the preservation and maintenance thereof is no longer desirable in the conduct of the business of WIL-Ireland or such Restricted Subsidiary, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (ii) the failure to maintain and preserve the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

SECTION 7.06             ERISA Compliance.  WIL-Ireland and each Borrower shall, and shall cause each ERISA Affiliate to, comply with respect to each Benefit Plan, including Multiemployer Plans, with all applicable provisions of ERISA and the Code and all applicable provisions of any foreign law dealing with similar matters, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.07             Compliance with Laws and Material Contractual Obligations.  Each Borrower will, and will cause each of its Restricted Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), (ii) perform its obligations under all agreements to which it is a party, (iii) perform its obligations under any debt instrument to which it is a party evidencing Indebtedness in a principal amount of at least $15,000,000 (except to the extent covered by a forbearance agreement or subject to the automatic stay of the Bankruptcy Code), (iv) comply with the Bankruptcy Code, the rules of the Bankruptcy Court and any order of the Bankruptcy Court (other than the Financing Order) in all material respects and (v) comply with the Financing Order in all respects, except in the case of each of clauses (i) and (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  WIL-Ireland will maintain in effect and enforce policies and procedures designed to ensure compliance by WIL-Ireland, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.08             Additional Guarantors; Additional Collateral; Further Assurances.

(a)           If at any time the Administrative Agent, the Required Revolving Credit Lenders or the Required Term Lenders determine that (i) any Restricted Subsidiary Guarantees or otherwise becomes an obligor in respect of Indebtedness or other obligations under the Prepetition Unsecured Revolving Facility or any other third party Material Indebtedness of any Borrower, (ii) any Restricted Subsidiary becomes a debtor in a case under Chapter 11 of the Bankruptcy Code, or (iii) any Domestic Subsidiary or Canadian Subsidiary is not already a Guarantor, each Borrower shall (A) with respect to any Guarantee provided pursuant to clause (a)(i) immediately above, contemporaneously with the provision of such Guarantee, but subject to any limitation mandatorily applied under any applicable law, or (B) with respect to clauses (a)(iii) and (iii) immediately above, within 15 days, in each case as such time period may be extended by the Administrative Agent in its sole discretion, cause such Restricted Subsidiary to (1) become a Guarantor by delivering to the Administrative Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (2) deliver to the Administrative Agent such opinions (including an opinion as to such Guarantor’s ability to guarantee the Guaranteed Obligations pursuant to such Guaranty Agreement, supplement or other document), organizational and authorization documents and certificates of the type referred to in Section 5.01 as may be reasonably requested by the Administrative Agent and (3) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           If at any time the Administrative Agent, the Required Revolving Credit Lenders or the Required Term Lenders reasonably request that a Restricted Subsidiary that is not already a Guarantor (and that is not required to become a Guarantor pursuant to Section 7.08(a)) become a Guarantor, each Borrower shall use its commercially reasonable efforts to, (x) within 15 days (as such time period may be extended by the Administrative Agent in its sole discretion) if such Restricted Subsidiary is organized in a jurisdiction where one or more Guarantors (before giving effect to this paragraph) are organized and (y) within 25 days (as such time period may be extended by the Administrative Agent in its sole discretion) if such Restricted Subsidiary is organized in a jurisdiction where no Guarantor (before giving effect to this paragraph) is organized, cause such Restricted Subsidiary to (1) become a Guarantor by delivering to the Administrative Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (2) deliver to the Administrative Agent such opinions (including an opinion as to such Guarantor’s ability to guarantee the Guaranteed Obligations pursuant to such Guaranty Agreement, supplement or other document), organizational and authorization documents and certificates of the type referred to in Section 5.01 as may be reasonably requested by the Administrative Agent and (3) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)           In the case of any Person that is a Domestic Subsidiary or a Canadian Subsidiary that becomes an Obligor pursuant to this Section 7.08 each Borrower shall cause such Person to deliver to the Administrative Agent and the Collateral Agent Collateral Documents (or one or more joinders thereto) reasonably satisfactory to the Collateral Agent and the Administrative Agent pursuant to which such Person agrees to be bound by the terms and provisions thereof, to be accompanied, upon the reasonable request of the Collateral Agent or the Administrative Agent, by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Collateral Agent and its counsel.

(d)           [Reserved].

(e)           Without limiting the foregoing, each Borrower shall, and shall cause each Secured Obligor (including, for the avoidance of doubt, Irish Holdco immediately following the acquisition or formation thereof by WIL-Ireland) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Collateral Agent such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents serving notices of assignment and such other actions or deliveries of the type required by Section 5.01, as applicable), which may be required by law or which the Administrative Agent or the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Secured Obligors. Without limiting the foregoing, immediately following the acquisition or formation of Irish Holdco by WIL-Ireland, (i) Irish Holdco shall enter into a Guaranty Agreement and Collateral Documents in form and substance substantially identical to the Guaranty Agreement and the Collateral Documents entered into by WIL-Ireland on the Effective Date as well as charges over shares or similar agreements under the laws of the jurisdiction of each of its direct Subsidiaries with respect to its equity interests in such Subsidiary, and (ii) unless otherwise agreed by the Required Lenders, and to the extent permitted by applicable law, WIL-Ireland shall enter into such Collateral Documents and such other documents, agreements, instruments, forms and notices and shall take or cause to be taken such further actions, all in form and substance satisfactory to the Administrative Agent and the Collateral Agent, as are necessary (including with respect to enforcement) to grant a first priority Lien (subject to Liens permitted by Section 8.04) in favor of the Collateral Agent for the benefit of the Secured Parties in all of the Capital Stock of Irish Holdco.

(f)            [reserved]

(g)           Notwithstanding anything contained herein or in any other Loan Document to the contrary (including any representation, warranty, covenant or Event of Default requiring the Secured Obligors to maintain a perfected or prior Lien on all or any portion of the Collateral), (i) no Secured Obligor that is party to a Security Agreement (other than (x) WIL-Ireland and Irish Holdco with respect to any charge over shares or similar agreement governed by the laws of Switzerland and (y) Irish Holdco with respect to any charge over shares or similar agreement governed by the laws of the jurisdiction of each of its direct Subsidiaries) shall be required to enter into (A) any separate pledge agreement, charge over shares or other similar agreement, or any other security agreement, pursuant to which such Secured Obligor grants Liens solely on any Capital Stock owned by such Secured Obligor to secure the Secured Obligations or (B) any Collateral Document governed by the laws of any jurisdiction other than their own jurisdiction of organization and, in the case of each Debtor, the laws of New York and (ii) no intellectual property filings shall be required except in the United States as provided in Section 5.01(q) and the US Security Agreement.

SECTION 7.09             [Reserved].

SECTION 7.10             [Reserved].

SECTION 7.11             Compliance with the Swiss Non-Bank Rules.

(a)           Each Swiss Borrower and/or Swiss Guarantor shall comply with the Swiss Non-Bank Rules.  For the purposes of determining compliance with the Swiss Non-Bank Rules, the relevant Swiss Borrower and/or Swiss Guarantor shall assume that the aggregate number of Revolving Credit Lenders which are Swiss Non-Qualifying Lenders under this Agreement is ten (10); provided that each Swiss Borrower and/or Swiss Guarantor has ensured that there is no breach of the Swiss Twenty Non-Bank Rule if there are up to ten (10) Revolving Credit Lenders that are Swiss Non-Qualifying Lenders, however, no Swiss Borrower and/or Swiss Guarantor shall be in breach of this covenant if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)            a failure by one or more Revolving Credit Lenders or any Participants thereof to comply with their obligations under Section 11.05;

(ii)           a confirmation made by one or more Revolving Credit Lenders or any Participants thereof to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)          one or more Revolving Credit Lenders or Participants thereof ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Revolving Credit Lender or a Participant thereof; or

(iv)          an assignment or participation of any Loan under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)           For the purposes of this Section 7.11, each Swiss Borrower and/or Swiss Guarantor shall assume that the aggregate number of Revolving Credit Lenders and any Participants thereof under this Agreement which are Swiss Non-Qualifying Lenders is ten.

SECTION 7.12             [Reserved].

SECTION 7.13             Maintenance of Properties.  Except as otherwise permitted in Section 8.05, each Borrower will, and each Borrower will cause each of its Restricted Subsidiaries to, keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear (and damage caused by casualty) excepted, except where the failure to take such actions could not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.14             Use of Proceeds and Letters of Credit.  The proceeds of the Revolving Credit Loans and the Term Loans will be used (i) to repay the Prepetition Secured Revolving Facility and the Prepetition Term Loan Facility and to cash collateralize obligations with respect to LC Equivalents under the Prepetition Indebtedness and other LC Equivalents of the Domestic Subsidiaries and Canadian Subsidiaries, in an aggregate amount not to exceed $500,000,000, (ii) to pay the fees, costs and expenses required to be paid in connection with the Transactions and the

Case and to fund the Professional Fee Account, (iii) to finance the working capital needs/general corporate purposes of the Debtors, Domestic Subsidiaries and Canadian Subsidiaries following the commencement of the Case, and (iv) to pay obligations arising from or related to the Carve-Out, in each case, (a) not in contravention of any Requirement of Law, (b) not in violation of this Agreement or the other Loan Documents and (c) in accordance with the Financing Order and the DIP Budget; provided that, for the avoidance of doubt, the existence of any variances from the DIP Budget (whether material or not) shall not constitute a Default or an Event of Default. WIL-Bermuda intends to use the proceeds of the Term Loans in such a way that no Swiss Withholding Tax will be imposed in respect of any interest payments under the Term Loans.

SECTION 7.15             Restructuring Support Agreement.  Each Borrower shall comply with the terms of the Restructuring Support Agreement in all material respects and shall cause the Restructuring Support Agreement to remain in full force and effect without amendment, supplement or other modification in any manner that materially and adversely affects the interests, rights or remedies of any of the Administrative Agent, the Lead Arrangers and the Lenders.

SECTION 7.16             Cash Management.  The Obligors shall maintain their existing cash management system, subject to any Financing Order or Cash Management Order; provided, that the Obligors shall be permitted to modify their cash management system from time to time so long as such modifications do not materially and adversely affect the Secured Parties.

SECTION 7.17             Priority of Liens and Claims and Liens.  Each Debtor hereby covenants, represents and warrants that, upon entry of the Interim Order, its Obligations hereunder and under the other Loan Documents:

(a)           pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim against each of the Debtors on a joint and several basis, which shall be payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (excluding Avoidance Actions but including, subject to entry of a Final Order, Avoidance Proceeds), subject only to the Carve-Out to the extent provided in the Financing Order;

(b)           pursuant to Section 364(c)(2) of the Bankruptcy Code and subject to (i) the Carve-Out to the extent provided in the Financing Order and (ii) the repayment of the Prepetition Secured Facilities on the Effective Date as contemplated by Section 5.01(s),  shall be secured by a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest and Lien on all Collateral of the Borrowers, whether currently existing or hereafter acquired, that is not subject to valid, perfected and non-avoidable Liens (other than the Liens of the Prepetition Secured Facilities that are repaid on the Effective Date as contemplated by Section 5.01(s));

(c)           pursuant to Section 364(c)(3) of the Bankruptcy Code and subject only to the Carve-Out to the extent provided in the Financing Order, shall be secured by a valid, binding, continuing, enforceable, fully-perfected junior security interest in and Lien on the Collateral of the Borrowers, which is subject to (i) valid, perfected and non-avoidable senior Liens in existence at the time of the commencement of the Cases (other than the Liens of the Prepetition Secured Facilities that are repaid on the Effective Date as contemplated by Section 5.01(s)), and (ii) valid senior Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code;

(d)           shall not be subject or subordinate to (i) any lien, mortgage or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) unless otherwise provided for in the Loan Documents, any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; and

(e)           for the avoidance of doubt, the Collateral shall exclude Avoidance Actions, but shall, subject to entry of the Final Order, include Avoidance Proceeds.

Except to the extent of the Carve-Out, no costs or expenses of administration of the Case or any future proceeding that may result therefrom, including a case under Chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law.  In no event shall the Administrative Agent or the Lenders be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral.

Except for the Carve-Out, the Superpriority Claims shall at all times be senior to the rights of the Debtors, any chapter 11 trustee and any Chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases (if the Case is converted to a case under Chapter 7 of the Bankruptcy Code).

SECTION 7.18             U.S. Bankruptcy Related Matters.  The Obligors shall, and shall cause each of their respective Restricted Subsidiaries to:

(a)           cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Loans, the Prepetition Indebtedness and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, and adequate protection, (iv) plans of reorganization and/or any disclosure statement related thereto and (v) orders establishing procedures for administration of the Case or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement;

(b)           comply in all respects with each order entered by the Bankruptcy Court in connection with the Case;

(c)           [Reserved];

(d)           provide the Administrative Agent and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions;

(e)           deliver to the Administrative Agent, counsel to the Administrative Agent and counsel to the Term Lenders (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court, the Interim Order and the Final Order (which must be in form an substance satisfactory to the Administrative Agent in its capacity as such), any plan of reorganization or liquidation, and any disclosure statement related to such plan; and (ii) drafts of all other material Bankruptcy Court filings with commercially reasonable time to review and comment, including (but not limited to) first day motions and orders, and, if applicable, material second day motions and orders, any motions to approve bidding procedures for or to approve a sale of substantially all of the assets of the Obligors, any motions to extend exclusivity, any motions to approve a disclosure statement and seek confirmation with respect to a plan of reorganization, and any motions to approve deadlines and procedures related to the solicitation of votes on a plan of reorganization; and consult in good faith with the Administrative Agent and its advisors and the Term Lenders and their advisors regarding the form and substance of any such document; and

(f)            if not otherwise provided through the Bankruptcy Court’s electronic docketing system and not subject to confidentiality restrictions prohibiting such delivery (provided, the Obligors shall use commercially reasonably efforts to ensure neither the Obligors nor the Administrative Agent is subject to a confidentiality obligation or attorney-client privilege that would prevent disclosure to the Lenders and Administrative Agent of any information otherwise required to be disclosed pursuant to this Agreement), as soon as available, deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent and Lenders promptly as soon as available, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of the Debtors with the Bankruptcy Court in the Case, or distributed by or on behalf of the Debtors to any official or unofficial committee appointed or appearing in the Case.

SECTION 7.19             Matters Related to the Irish Process.  WIL-Ireland shall:

(a)           initiate the Irish Process or resolve that the directors of WIL-Ireland shall initiate and file the Irish Examinership Petition with the Irish Court on or before the Irish Process Commencement Outside Date.

(b)           deliver to the Administrative Agent, as soon as reasonably practicable in advance of filing with the Irish Court the Irish Examinership Petition, copies of the verifying affidavit and exhibits (including the Independent Expert’s report) and any other affidavits, pleadings or motions that will be filed in the Irish Process.

(c)           comply in all respects with each other order entered by the Irish Court in connection with the Irish Process; and

(d)           as soon as available, deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent and Lenders promptly as soon as available, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of WIL-Ireland or any other party or its directors with the Irish Court in the Irish Process and copies of any notices, pleadings, motions or affidavits served on WIL-Ireland or its directors in connection with the Irish Process.

SECTION 7.20             Matters Related to the Bermuda Provisional Liquidation.  WIL-Bermuda shall:

(a)           deliver to the Administrative Agent as soon as reasonably practicable in advance of filing with the Bermuda Court any documents that will be filed in the Bermuda Court relating or ancillary to the Bermuda Provisional Liquidation, including (without limitation) (i) the draft Bermuda Order Appointing the Provisional Liquidator and affidavit in support thereof, and (ii) the Bermuda Acceptable Scheme of Arrangement;

(b)           comply in all respects with the Bermuda Order Appointing the Provisional Liquidator and each other order entered by the Bermuda Court in connection with the Bermuda Provisional Liquidation; and

(c)           as soon as available, deliver to the Administrative Agent (for distribution to the Lenders) and to counsel to the Administrative Agent and Lenders, copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of WIL-Bermuda with the Bermuda Court in the Bermuda Provisional Liquidation, including any application seeking directions for or sanction of a Bermuda Acceptable Scheme of Arrangement.

SECTION 7.21             Post-Closing Matters.  WIL-Ireland shall, and shall cause each applicable Restricted Subsidiary to, satisfy each requirement set forth on Schedule 7.21 on or before the date set forth on such Schedule (or such later date as the Administrative Agent may agree in its sole discretion).

ARTICLE VIII
NEGATIVE COVENANTS

Until Payment in Full, the Borrowers covenant and agree that:

SECTION 8.01             Indebtedness.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of the Obligors incurred under the Prepetition Unsecured Revolving Facility in a principal amount not to exceed at any time outstanding the principal amount of the Prepetition Unsecured Revolving Facility on the Petition Date;

(c)           Indebtedness under the Prepetition Letter of Credit Facilities outstanding on the Effective Date;

(d)           Indebtedness arising from intercompany loans and advances owing by any Obligor or any Restricted Subsidiary to any Obligor or any Restricted Subsidiary; provided that (i) if any such Indebtedness incurred after the Effective Date (including Indebtedness incurred after the Effective Date pursuant to an agreement or arrangement existing on the Effective Date) is owing by an Obligor to a Restricted Subsidiary that is not an Obligor, such Indebtedness shall be Subordinated, to the extent not prohibited by applicable Requirements of Law and to the extent not giving rise to material adverse tax consequences and (ii) any such intercompany loans and advances made by any Obligor to any non-Obligor shall be subject to the limitations set forth in Section 8.06;

(e)           Prepetition Indebtedness existing on the Effective Date and identified on Schedule 8.01;

(f)            [Reserved];

(g)           Guarantees (i) by any Obligor of any Indebtedness of a Borrower or any Obligor expressly permitted to be incurred under this Agreement, (ii) by a Borrower or any Restricted Subsidiary of Indebtedness otherwise expressly permitted hereunder of a Borrower or any Restricted Subsidiary that is not an Obligor to the extent permitted by Section 8.06 and (iii) by any Restricted Subsidiary that is not an Obligor of Indebtedness of another Restricted Subsidiary that is not an Obligor;

(h)           Guarantees by any Obligor or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary to the extent such Investment is permitted by Section 8.06(f);

(i)            Indebtedness of Restricted Subsidiaries in respect of overdrafts, working capital borrowings and facilities, short term loans and cash management requirements (and Guarantees thereof) that, in each case, are required to be repaid or are repaid within 30 days following the incurrence thereof (which Indebtedness may be continuously rolled-over for successive 30-day periods), provided that the aggregate outstanding amount of such Indebtedness does not at any time exceed $35,000,000;

(j)            [Reserved];

(k)           [Reserved];

(l)            [Reserved];

(m)          Indebtedness of WIL-Ireland or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 8.01(m) shall not at any time exceed $25,000,000;

(n)           Indebtedness incurred to finance insurance premiums of any Restricted Subsidiary in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(o)           indemnification, adjustment of purchase price, earnout or similar obligations (including any earnout obligations), in each case, incurred or assumed in connection with any Disposition otherwise permitted hereunder of any business or assets of WIL-Ireland and any Restricted Subsidiary or Capital Stock of a Subsidiary;

(p)           other Indebtedness in an aggregate principal amount at any time outstanding pursuant to this Section 8.01(p) not in excess of $25,000,000;

(q)           non-contingent reimbursement obligations of WIL-Ireland and its Restricted Subsidiaries in respect of letters of credit, bank guaranties, bankers’ acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments; and

(r)            support, reimbursement, hold harmless, indemnity and similar letters or agreements provided by, or entered into solely between, WIL-Ireland and/or any of its Restricted Subsidiaries (whether before, simultaneous with, or after the Effective Date), but only to the extent any such letters or agreements both (i) relate to the guarantee of Obligations and/or pledge of assets by WIL-Ireland and/or any Restricted Subsidiary under a Loan Document and (ii) do not modify, limit or otherwise adversely affect any obligation of any Guarantor or pledgor of assets to a Lender, the Administrative Agent, or an Issuing Bank (or any rights a Lender, the Administrative Agent, or Issuing Bank has under the Loan Documents).

For purposes of this Section 8.01, any payment by WIL-Ireland or any Restricted Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

SECTION 8.02             Fundamental Changes.

(a)           WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge, consolidate or amalgamate with any Obligor (other than a Borrower) or any Restricted Subsidiary; provided that if such merger, consolidation or amalgamation involves an Obligor (other than a Borrower), an Obligor shall be the surviving or continuing Person; provided further that, in each case, any such merger, consolidation or amalgamation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless it is also permitted by Section 8.06.

(b)           Notwithstanding the foregoing provisions, the Redomestication shall not be permitted until the entry of an Acceptable Confirmation Order; provided that in connection with such Redomestication, Irish Holdco shall (A) execute and deliver to the Administrative Agent and the Collateral Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, whereby Irish Holdco shall become a party to this Agreement, the Affiliate Guaranty and each Collateral Document to which WIL-Ireland is a party (if any) (or such similar Collateral Documents as are necessary in the reasonable discretion of the Administrative Agent and the Collateral Agent for Irish Holdco to comply with this Section 8.02 and Section 7.08(e)), (B) deliver to the Administrative Agent and the Collateral Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to the Administrative

Agent and the Collateral Agent and (C) deliver any documents or other evidence that the Administrative Agent or the Collateral Agent may reasonably request to ensure that the legality, validity, enforceability or scope of the guarantees and Liens provided by the Obligors, taken as a whole, are not adversely impacted in any material manner by any transaction related to the Redomestication (including, without limitation, any documentation that may be required to demonstrate compliance with any financial assistance, capital adequacy or any similar requirements applicable to WIL-Ireland or any other Obligor).  Notwithstanding anything to the contrary set forth in any Loan Document, the Redomestication shall be permitted under the Loan Documents, subject to compliance with this Section 8.02(b).

(c)           WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, wind up, liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Restricted Subsidiary that is not an Obligor may wind up, liquidate or dissolve if WIL-Ireland determines in good faith that such winding up, liquidation or dissolution is in the best interests of WIL-Ireland and its other Restricted Subsidiaries and is not materially disadvantageous to the Lenders.

SECTION 8.03             Material Change in Business.  WIL-Ireland and its Restricted Subsidiaries (taken as a whole) shall not engage in any material business substantially different from those businesses of WIL-Ireland and its Subsidiaries described in the Form 10-K of WIL-Ireland for the Fiscal Year ended December 31, 2018, as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.

SECTION 8.04             Liens.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           Liens created pursuant to any Loan Document;

(b)           (i) Liens arising under the Prepetition Unsecured Revolving Facility Loan Documents that secure the Prepetition Unsecured Revolving Facility Obligations in an amount not to exceed $100,000,000; provided that such Liens are subject to the Intercreditor Agreement and with the priority set forth therein, and (ii) Liens pursuant to the Prepetition Unsecured Revolving Facility Cash Collateral Agreement;

(c)           Permitted Liens;

(d)           any Lien on any property or asset of WIL-Ireland or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 8.04, provided that (i) such Lien shall not apply to any other property or asset of WIL-Ireland or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof;

(e)           precautionary Liens on Receivables and Receivables Related Security arising in connection with Permitted Factoring Transactions;

(f)            Liens on cash and Cash Equivalents (and deposit accounts in which such cash and Cash Equivalents are held) to secure obligations (contingent or otherwise) in respect of LC Equivalents;

(g)           Liens on assets so long as the aggregate principal amount of the Indebtedness and other obligations secured by such Liens does not at any time exceed $20,000,000; and

(h)           Liens on unearned insurance premiums securing Indebtedness permitted under Section 8.01(n).

SECTION 8.05             Asset Dispositions.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, Dispose of any assets to any Person, except that:

(a)           any Obligor may Dispose of assets to any Obligor;

(b)           any Restricted Subsidiary that is not an Obligor may Dispose of assets to any Obligor;

(c)           any Obligor may Dispose of assets to any Subsidiary that is not an Obligor; provided that the aggregate value of all assets Disposed of in reliance on this Section 8.05(c) since the Effective Date shall not exceed $25,000,000;

(d)           any Restricted Subsidiary that is not an Obligor may Dispose of assets to any Restricted Subsidiary that is not an Obligor;

(e)           WIL-Ireland and its Restricted Subsidiaries may Dispose of inventory or obsolete or worn-out property in the ordinary course of business;

(f)            WIL-Ireland and its Restricted Subsidiaries may make Investments permitted by Section 8.06 and Restricted Payments permitted by Section 8.08, in each case to the extent constituting Dispositions;

(g)           any Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction shall be permitted;

(h)           any Disposition of assets resulting from a casualty event or condemnation proceeding, expropriation or other involuntary taking by a Governmental Authority shall be permitted;

(i)            WIL-Ireland and its Restricted Subsidiaries may grant in the ordinary course of business any license of patents, trademarks, registrations therefor and other similar intellectual property;

(j)            [Reserved];

(k)           any Specified Disposition shall be permitted, other than Project Starfish, which Disposition shall only be permitted with the prior written consent of the Required Lenders;

(l)            Dispositions of equipment in the ordinary course of business the proceeds of which are reinvested in the acquisition of other equipment of comparable value and useful in the business of WIL-Ireland and its Restricted Subsidiaries within 180 days of such Disposition shall be permitted;

(m)          leases of real or personal property in the ordinary course of business shall be permitted; and

(n)           sales, transfers, leases and other Dispositions of assets to Persons that are not WIL-Ireland or any Subsidiary that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance on this clause (n) shall not exceed $50,000,000 since the Effective Date (with the fair market value of each item of non-cash consideration being measured at the time received and without giving effect to any subsequent changes in value).

SECTION 8.06             Investments.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, make any Investments in any Person, except:

(a)           Cash Equivalents;

(b)           [Reserved];

(c)           (i) Investments in Subsidiaries in existence on the Effective Date and (ii) other Investments in existence on the Effective Date and described on Schedule 8.06 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension;

(d)           Investments by any Obligor in any Obligor;

(e)           Investments by any Restricted Subsidiary that is not an Obligor in any Obligor or in any other Restricted Subsidiary;

(f)            Investments by any Obligor in any Subsidiary that is not an Obligor; provided, however, that such Investments are either (i) in existence on the Effective Date, or (ii) are necessary (x) to facilitate the cash collateralization of obligations with respect to LC Equivalents under the Prepetition Indebtedness and other obligations with respect to LC Equivalents, or (y) among Restricted Subsidiaries that are not Domestic Subsidiaries or Canadian Subsidiaries to maintain reasonable amounts of working capital in such Subsidiaries as determined in the Obligor’s business judgment (but in the case of this clause (y) not with proceeds of any Loan);

(g)           accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(h)           [Reserved];

(i)            subject to the limitations set forth in clauses (d), (e) and (f) of this Section, Guarantees permitted by Section 8.01;

(j)            Investments received in consideration for a Disposition permitted by Section 8.05;

(k)           loans or advances to directors, officers and employees of any Restricted Subsidiary for expenses or other payments incident to such Person’s employment or association with any Restricted Subsidiary; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000 at any time outstanding;

(l)            Investments evidencing the right to receive a deferred purchase price or other consideration for the Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction;

(m)          Investments consisting of Swap Agreements permitted under Section 8.07;

(n)           other Investments in an aggregate amount not to exceed $25,000,000 at any one time outstanding.

For purposes of determining the amount of any Investment, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment).

SECTION 8.07             Swap Agreements.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which WIL-Ireland or any Restricted Subsidiary has actual exposure (other than those in respect of Capital Stock of WIL-Ireland or any of its Restricted Subsidiaries), including to hedge or mitigate foreign currency and commodity price risks to which WIL-Ireland or any Restricted Subsidiary has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of WIL-Ireland or any Restricted Subsidiary.

SECTION 8.08             Restricted Payments.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           [Reserved];

(b)           [Reserved];

(c)           (i) Restricted Subsidiaries that are wholly-owned by one or more Obligors may declare and pay dividends or make other distributions on account of, and make payments on account of the purchase, redemption, acquisition, cancellation or termination of, their Capital Stock and (ii) Restricted Subsidiaries that do not satisfy the requirements of clause (i) immediately above may pay dividends or make other distributions on account of, and make payments on account of the purchase, redemption, acquisition, cancellation or termination of, their Capital Stock ratably (or more favorably to a Restricted Subsidiary);

(d)           WIL-Ireland and its Restricted Subsidiaries may make any prepayments under this Agreement;

(e)           [Reserved];

(f)            [Reserved];

(g)           [Reserved];

(h)           [Reserved];

(i)            [Reserved];

(j)            [Reserved];

(k)           so long as no Default or Event of Default shall have occurred and be continuing, (i) WIL-Ireland and its Restricted Subsidiaries may repay or prepay intercompany loans or advances that are owed to any Domestic Subsidiary or Canadian Subsidiary, and (ii) WIL-Ireland and each Restricted Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary may repay or prepay intercompany loans or advances that are owed to WIL-Ireland or any Restricted Subsidiaries that are not Domestic Subsidiaries or Canadian Subsidiaries to the extent, in the case of clause (ii), necessary to maintain reasonable amounts of working capital in such Subsidiaries as determined in such payor’s business judgment (but in the case of clause (ii) not with proceeds of any Loan); and

(l)            prepayments of (i) other Indebtedness set forth in the DIP Budget or the Financing Order and (ii) overdraft facilities; and

(m)          other Redemptions of Indebtedness that do not in the aggregate exceed $5,000,000.

SECTION 8.09             Liquidity.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, allow Liquidity at any time to be less than $150,000,000.

SECTION 8.10             Limitation on Transactions with Affiliates.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions (including any purchase, sale, lease or other exchange of property or the rendering of any service) with any Affiliate that is not either (a) WIL-Ireland or one of WIL-Ireland’s Restricted Subsidiaries or (b) consistent with past practices, Weatherford Al-Rushaid Co. Ltd. or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to WIL-Ireland or such Restricted Subsidiary, as the case may be, as would be available in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) [Reserved], (ii) the payment of reasonable and customary regular fees to directors of an Obligor or a Restricted Subsidiary of such Obligor who are not employees of such Obligor, (iii) loans and advances permitted hereby to officers and employees of an Obligor and its respective Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of an Obligor and its Restricted Subsidiaries, (iv) any other transaction with any employee, officer or director of an Obligor or any of its Restricted Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Obligor or the Board of Directors of such Restricted Subsidiary permitted by this Agreement, and (v) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

SECTION 8.11             Restrictive Agreements.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur, create or permit to exist any Restrictive Agreement, except for:

(a)           limitations or restrictions contained in any Loan Document and any of the Prepetition Unsecured Revolving Facility Loan Documents;

(b)           limitations or restrictions existing under or by reason of any Requirement of Law;

(c)           customary restrictions with respect to any Restricted Subsidiary or any of its assets contained in any agreement for the Disposition of a material portion of the Capital Stock of, or any of the assets of, such Restricted Subsidiary pending such Disposition; provided that such restrictions apply only to the Restricted Subsidiary that is, or assets that are, the subject of such Disposition and such Disposition is permitted hereunder;

(d)           limitations or restrictions contained in contracts and agreements outstanding on the Effective Date and renewals, extensions, refinancings or replacements thereof identified on Schedule 8.11; provided that the foregoing restrictions set forth in this Section 8.11 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(e)           limitations or restrictions contained in any agreement or instrument to which any Person is a party at the time such Person is merged or consolidated with or into WIL-Ireland or any Restricted Subsidiary; provided that such restriction or limitation is not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition;

(f)            (i) clause (a) of the definition of Restrictive Agreements shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 8.04 if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (ii) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease;

(g)           limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, so long as such encumbrances or restrictions are not applicable to the property or assets of any other Person; and

(h)           customary restrictions and conditions contained in Permitted Factoring Transaction Documents.

SECTION 8.12             Use of Proceeds.

(a)           [Reserved]

(b)           WIL-Ireland shall not, nor shall it permit any of its Subsidiaries to, use any Letter of Credit or the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock (except that WIL-Ireland and any of its Restricted Subsidiaries may purchase the common stock of WIL-Ireland, subject to compliance with applicable law and provided that WIL-Ireland will not at any time permit the value of the assets of WIL-Ireland and its Subsidiaries on a consolidated basis that comprise “margin stock” as defined in Regulation U to exceed an amount equal to 25% of all of the assets of WIL-Ireland and its Subsidiaries on a consolidated basis), or for any other purpose that would constitute this transaction a “purpose” credit within the meaning of Regulation U.  WIL-Ireland shall not, nor shall it permit any of its Subsidiaries to, take any action that would cause this Agreement or any other Loan Document to violate Regulation T, U or X.

(c)           No Borrower will request any Loans, and WIL-Ireland shall not use or otherwise make available, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, any proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(d)           Notwithstanding anything to the contrary, no portion of the Loans shall be used to (i) challenge the validity, perfection, priority, extent or enforceability of the Loans or any liens or security interests securing the Loans, (ii) to investigate or assert any other claims or causes of action against the Administrative Agent, Collateral Agent or any Lender or any other holder of any Loans (other than as permitted pursuant to the terms of the Financing Order), (iii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender as set forth in any Loan Document or (iv) for any similar actions adverse to the interests of the Lenders customarily prohibited in financing orders.

SECTION 8.13             Accounting Changes.  WIL-Ireland will not change (i) accounting policies or reporting practices that is not an acceptable change under GAAP or (ii) its Fiscal Year from the basis in effect on the Effective Date, other than with the consent of the Administrative Agent and the Required Lenders.

SECTION 8.14             Amendments to Certain Documents.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents or (b) any instruments, agreements or other documents in respect of any Material Indebtedness that is Subordinated Indebtedness, in each case in a manner materially adverse to the Lenders.

SECTION 8.15             [Reserved].

SECTION 8.16             Sale and Leaseback Transactions.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, other than short term leases entered into to facilitate a Disposition permitted by this Agreement.

SECTION 8.17             Intercompany Indebtedness.  WIL-Ireland shall not, and shall not permit any Restricted Subsidiary to, allow the compromise, reduction or elimination (other than through repayment) of any intercompany Indebtedness owing by a Restricted Subsidiary to an Obligor (other than that owing to an Obligor by another Obligor), other than with the consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed), if the aggregate outstanding principal amount of such Indebtedness exceeds $25,000,000.

SECTION 8.18             Certain Bankruptcy Matters.  None of the Debtors shall propose, file, or otherwise support (i) any plan of reorganization or liquidation that is not an Acceptable Plan or (ii) entry of a confirmation order that is not an Acceptable Confirmation Order.  None of the Debtors shall in any way support or participate in any scheme of arrangement in the Irish Process that is not an Irish Acceptable Scheme of Arrangement, nor shall any of the Debtors propose, file or otherwise support any scheme of arrangement proposed under Bermuda law that is not a Bermuda Acceptable Scheme of Arrangement.  Any plan of reorganization or liquidation or confirmation order proposed by any of the Debtors in the Case, any scheme of arrangement proposed by the Irish Examiner in the Irish Process, and any scheme of arrangement proposed under Bermuda law shall not discharge or otherwise affect in any way any of the joint and several obligations of the Obligors to the Lenders under the Credit Facilities or Loan Documents, other than after the indefeasible payment in full and in cash of all Obligations, which, for this purpose, shall include the indefeasible payment in full of the Swap Obligations (or the arrangement of alternative collateral arrangements or the novation of the Swap Obligations, in each case, satisfactory to the holder of such Swap Obligations in its sole discretion),  (other than indemnities and other contingent obligations not then due and payable) under the Credit Facilities and Loan Documents on or before the “effective date” of an Acceptable Plan and the termination of the Credit Facilities.

SECTION 8.19             Additional Bankruptcy Matters.  WIL-Ireland shall not, nor shall it permit any of its Subsidiaries to, do any of the following:  (a) assert or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent, the Lenders or the Collateral Agent; (b) subject to the terms of the Financing Order, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred); or (c) make any payment or distribution on account of any Prepetition Indebtedness, except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Required Lenders in their sole discretion or (iii) as provided pursuant to any other order of the Bankruptcy Court acceptable to the Required Lenders.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

SECTION 9.01             Events of Default and Remedies.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall not be paid when such payment is due (whether at the due date thereof or at a date fixed for prepayment thereof or otherwise), or (ii) any interest on any Loan, any fee or any other amount (other than an amount referred to in clause (i) of this Section 9.01(a)) payable hereunder or any other Loan Document shall not be paid within three Business Days following the date on which the payment of interest, fee or such other amount is due; or

(b)           any representation or warranty made or, for purposes of Article V, deemed made by or on behalf of WIL-Ireland or any Subsidiary herein or in any other Loan Document or in any document, certificate or financial statement delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (or, to the extent qualified by materiality or reference to Material Adverse Effect, in all respects) when made or deemed made or reaffirmed, as the case may be; or

(c)           any Borrower shall (i) fail to perform or observe any covenant, condition or agreement contained in Section 7.05 (with respect to the existence of any Obligor) or Article VIII,  or (ii) fail to give any notice required by Section 7.01(d)(ii); or

(d)           any Borrower shall fail to give any notice required by Section 7.01(c), Section 7.01(d)(i) or Section 7.01(f) and, in any event, such failure shall remain unremedied for five Business Days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Borrower of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Borrower otherwise becoming aware of such failure; or

(e)           any Obligor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than those specified in Section 9.01(a), Section 9.01(c) or Section 9.01(d)) or any other Loan Document to which it is a party and, in any event, such failure shall remain unremedied for 30 calendar days after the earlier to occur of (i) receipt by a Principal Financial Officer of any Obligor of notice of such failure (given by the Administrative Agent or any Lender) and (ii) a Principal Financial Officer of any Obligor otherwise becoming aware of such failure; or

(f)            WIL-Ireland or any of its Restricted Subsidiaries shall fail to make (whether as primary obligor or as guarantor or other surety) any payment (regardless of amount) of principal or interest or premium, if any, in respect of any Material Indebtedness (other than the Prepetition Unsecured Revolving Facility), when and as the same shall become due and payable (after giving effect to any grace period thereto) except (i) Material Indebtedness of a Debtor as to which remedial action by the holder of the Material Indebtedness is subject to the automatic stay of the Bankruptcy Code, or (ii) if such failure exists on the Effective Date, but the condition precedent described in Section 5.01(m) was nevertheless satisfied; or

(g)           WIL-Ireland or any of its Restricted Subsidiaries shall fail to make (whether as primary obligor or as guarantor or other surety) any payment (regardless of amount) of principal or interest or premium, if any, when and as the same shall become due and payable (after giving effect to any grace period thereto), in respect of the Prepetition Unsecured Revolving Facility; or

(h)           the Unsecured Revolving Facility Forbearance shall have expired, been terminated, otherwise have ceased to be in full force and effect (other than upon payment in full) or been amended, supplemented or otherwise modified in any manner materially adverse to the Lenders; or

(i)            the occurrence of an “Event of Default” under the Prepetition Unsecured Revolving Facility that is not a “Specified Event of Default” under the Unsecured Revolving Facility Forbearance; or

(j)            (i) any event or condition occurs that results in any Material Indebtedness (other than under Swap Agreements and other than Prepetition Indebtedness) becoming due prior to its scheduled maturity, that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or that enables or permits such holder or holders or any trustee or agent on its or their behalf to elect to terminate their commitments in respect of such Material Indebtedness or (ii) any event, condition or default occurs under any Swap Agreement (other than a default that occurs as a result of the filing of the Case, the Bermuda Provisional Liquidation or the Irish Process) that constitutes Material Indebtedness which default could enable the other counterparty to terminate such Swap Agreement; provided that clause (j)(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(k)           any Obligor or any Material Subsidiary (other than a Debtor) shall become unable, admit in writing its inability, or fail, generally to pay its debts as they become due (disregarding any debts that are subject to treatment under the chapter 11 plan of reorganization contemplated by the Restructuring Support Agreement); or

(l)            the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Obligor or any Material Subsidiary (other than a Debtor) in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law (but excluding for the avoidance of doubt an Order made by the Irish Court appointing the Irish Examiner to WIL-Ireland in the Irish Process) or (ii) a

decree or order adjudging any Obligor or any Material Subsidiary (other than a Debtor) bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, compromise, adjustment or composition of or in respect of any Obligor or any Material Subsidiary (other than a Debtor) under any applicable federal, state or foreign law (including under any corporate laws), (but excluding for the avoidance of doubt an Order made by the Irish Court appointing the Irish Examiner to WIL-Ireland in the Irish Process), or appointing a custodian, receiver, liquidator (including a provisional liquidator), assignee, trustee, examiner (including an interim examiner but excluding for the avoidance of doubt the appointment of the Irish Examiner to WIL-Ireland on foot of the Irish Examinership Petition) or appointing a custodian, receiver, liquidator, assignee, trustee, examiner, administrator, sequestrator, receiver and manager, monitor or other similar official of any Obligor or any Material Subsidiary (other than a Debtor) of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or

(m)          any Obligor or any Material Subsidiary (in each case other than a Debtor) shall (i) voluntarily commence a case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent (but excluding for the avoidance of doubt the presentation of the Irish Examinership Petition), (ii) consent to the entry of a decree or order for relief in respect of such Obligor or such Material Subsidiary (in each case other than a Debtor) in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (iii) file a petition or answer or consent seeking reorganization, relief, compromise or arrangement under any applicable federal, state or foreign law (including under any corporate laws) (but excluding for the avoidance of doubt the presentation of the Irish Examinership Petition), (iv) apply for or consent to the appointment of or taking possession by a custodian, receiver, liquidator (including a provisional liquidator), assignee, trustee, examiner (including an interim examiner but excluding for the avoidance of doubt the appointment of the Irish Examiner to WIL-Ireland on foot of the Irish Examinership Petition), administrator, sequestrator, receiver and manager, monitor or similar official of such Obligor or such Material Subsidiary (in each case other than a Debtor) or of any substantial part of its property, (v) make an assignment for the benefit of creditors, or (vi) take any corporate or other action in furtherance of any of the foregoing; or

(n)           the commencement of any material enforcement action that is not stayed within 45 days after the commencement thereof;

(o)           a judgment or order for monetary damages shall be entered against any Debtor or any Material Subsidiary, which with other outstanding judgments and orders for monetary damages entered against the Debtors and the Material Subsidiaries equals or exceeds $15,000,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the respective insurer is financially sound and has not disputed coverage) unless within 45 days after the entry thereof the execution thereof shall have been vacated or the enforcement thereof stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants); or

(p)           at any time prior to Payment in Full, any Loan Document (other than one or more Collateral Documents intended to grant or perfect a Lien in Collateral with a net book value of less than $5,000,000 in the aggregate under all such Collateral Documents) shall (other than to the extent permitted by the terms hereof or thereof or with the consent of the Administrative Agent and the Lenders), at any time after its execution and delivery and for any reason, cease to be in full force and, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any Obligor or any Obligor shall deny that it has any or further liability or obligation thereunder; or

(q)           any Collateral Document shall (other than to the extent permitted by the terms hereof or thereof or with the consent of the Administrative Agent, the Collateral Agent and each of the Lenders), at any time after its execution and delivery and for any reason, fail to create a valid and perfected security interest or other Lien in any material portion of the Collateral purported to be covered by the Collateral Documents having the priority required hereby or thereby, except to the extent permitted by the terms of any Loan Document; provided that it shall not be an Event of Default if the aggregate net book value of the Collateral with respect to which the Collateral Documents fail to create a valid and perfected security interest or other Lien is less than $5,000,000; or

(r)            an ERISA Event has occurred that would reasonably be expected (individually or collectively) to have a Material Adverse Effect; any proceeding shall have occurred or is reasonably likely to occur by the PBGC under Section 4069(a) of ERISA to impose liability on WIL-Ireland, any of its Subsidiaries, any Borrower or any ERISA Affiliate which (individually or collectively) would reasonably be expected to have a Material Adverse Effect; or WIL-Ireland, any of its Subsidiaries, any Borrower or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Plan or Multiemployer Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, or a notice of intent to terminate any Plan in a distress termination shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan, or the PBGC shall have notified WIL-Ireland or any ERISA Affiliate that a Plan may become a subject of any such proceedings, and there shall result (individually or collectively) from any such event or events a material risk of either (i) the imposition of a Lien(s) upon, or the granting of a security interest(s) in, the assets of WIL-Ireland, any of its Subsidiaries and/or any Borrower or any ERISA Affiliate that reasonably would be expected to have a Material Adverse Effect, or (ii) WIL-Ireland, any of its Subsidiaries and/or any Borrower or any ERISA Affiliate incurring a liability(ies) or obligation(s) with respect thereto that reasonably would be expected to have a Material Adverse Effect; or

(s)            a Change of Control or Change of Control Event shall have occurred; or

(t)            any material contract (other than contracts with respect to Indebtedness) to which any Obligor or any of its Restricted Subsidiaries is a party is terminated as a result of the commencement of the Case, the Bermuda Provisional Liquidation or the Irish Process except if such termination, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(u)

(i)            the entry of the Interim Order shall not have occurred within 5 Business Days after the Petition Date (or such later date as approved by the Required Lenders), or the entry of the Final Order shall not have occurred within 60 days after the Petition Date (or such later date as approved by the Administrative Agent and the Required Lenders), or the Financing Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Administrative Agent and Required Lenders;

(ii)           the initial draw of Loans hereunder shall not have occurred within 5 Business Days after the Petition Date;

(iii)          the entry of an order dismissing any Case or converting any Case to a case under Chapter 7 of the Bankruptcy Code;

(iv)          entry of an order terminating any of the Debtors’ exclusive right to file a plan;

(v)           payment of or granting adequate protection with respect to (i) any Prepetition Indebtedness or (ii) any other prepetition claims, except as expressly provided for pursuant to “first day” or other orders entered upon pleadings in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;

(vi)          the entry of an order appointing a chapter 11 trustee, receiver, interim receiver or receiver and manager in any of the Cases;

(vii)         the entry of an order in any of the Cases appointing a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code);

(viii)        the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction, or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins, or otherwise prohibits the implementation of an Acceptable Plan or has the effect of rendering an Acceptable Plan incapable of consummation on the terms set forth in this Agreement;

(ix)          the entry of an order in any of the Cases denying or terminating use of cash collateral by the Debtors;

(x)           the filing of a plan of reorganization or liquidation with respect to the Debtors that is not an Acceptable Plan or the Debtors seek approval of a disclosure statement for a plan of reorganization or liquidation that is not an Acceptable Plan;

(xi)          the entry of an order confirming a plan of reorganization in any of the Cases that is not an Acceptable Plan;

(xii)         the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any material assets of the Debtors worth in excess of $25,000,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(xiii)        the entry of an order in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order, or the commencement by any Obligor of other actions that are materially adverse to the Administrative Agent, the Lenders or their respective rights and remedies under the Credit Facilities in any of the Cases or inconsistent with the Loan Documents;

(xiv)        any of the Debtors or any of their Material Subsidiaries shall seek, support, consent to or fail to contest in good faith the entry of any order of the kind set forth (i) through (xiii) of this Section 9.01(u);

(xv)         there shall be a material breach by any Debtor of the provisions of the Financing Order;

(xvi)        any of the Debtors shall fail to comply with the Financing Order in any material respect;

(xvii)       existence of any claims or charges, other than in respect of the Credit Facilities or as otherwise permitted under the Loan Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Credit Facilities, or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided in this Agreement or in the Financing Order, whichever is in effect;

(xviii)      the filing of a motion, pleading or proceeding by or on behalf of any of the Debtors or their subsidiaries, which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment; or

(xix)        the Restructuring Support Agreement (i) shall be terminated or otherwise cease to be in full force and effect, or (ii) shall have been amended, supplemented or otherwise modified in any manner that is adverse to the interests, rights or remedies of any of the Administrative Agent, the Lead Arrangers, the Lenders

(xx)         the entry of an order in any of the cases that reverses or avoids (i)  the repayment and termination of the Prepetition Secured Facilities, (ii) the termination of the Liens securing the Prepetition Secured Facilities or (iii) the release of the guarantees in connection with the Prepetition Secured Facilities;

(v)

(i)            WIL-Ireland or its directors shall fail to commence the Irish Process by filing the Irish Examinership Petition on or before the Irish Process Commencement Outside Date;

(ii)           the Irish Court shall fail to make an order appointing the Irish Examiner on the earlier of (A) the date of the hearing of the Irish Examinership Petition or (B) within ten calendar days of the commencement of the Irish Process;

(iii)          the failure of the Irish Court to make (a) an order in the Irish Process confirming the appointment of the Irish Examiner, (b) the Irish Acceptable Confirmation Order or (c) an order confirming an Irish Acceptable Scheme of Arrangement;

(iv)          the Examiner’s proposal for an Irish Acceptable Scheme of Arrangement does not obtain the support of at least one class of impaired creditors within the Irish Process;

(v)           the Examiner proposes, files or otherwise supports any scheme of arrangement in the Irish Process that is not an Irish Acceptable Scheme of Arrangement;

(vi)          the making of an order by the Irish Court confirming a scheme of arrangement with respect to WIL-Ireland that is not an Irish Acceptable Scheme of Arrangement;

(vii)         the commencement or the taking of an action, legal proceedings or other formal procedure or formal step in relation to the appointment of a liquidator (including a provisional liquidator), receiver (including receiver and manager), administrator, administrative receiver, compulsory manager, official bankruptcy assignee or trustee or similar officer in respect of WIL-Ireland or any of its assets or shares;

(viii)        any meeting of the directors or members of WIL-Ireland is convened for the purposes of considering any resolution for its liquidation or other analogous insolvency procedure or with a view to a composition, assignment or arrangement with its creditors generally (or any class of its creditors) or any meeting is convened for the purposes of considering any event similar or analogous to the foregoing and such a resolution is passed (in each case other than the Irish Process and the Cases);

(ix)          Any notice pursuant to Section 1001 of the Taxes Consolidation Act 1997 of Ireland, or notice of attachment pursuant to Section 1002 of the Taxes Consolidation Act 1997 of Ireland, in relation to an Obligor incorporated in Ireland is issued by the Revenue Commissioners of Ireland; or

(x)           the withdrawal of the Irish Examinership Petition for any reason, or the cessation of the Irish Process for any reason other than following the confirmation by the Irish Court of an Irish Acceptable Scheme of Arrangement;

(w)

(i)            the Bermuda Provisional Liquidation shall be dismissed or terminate on any date prior to the substantial consummation of an Acceptable Plan;

(ii)           the Bermuda Order Appointing the Provisional Liquidator shall not have been entered by the Bermuda Court within five days of the filing of the Bermuda Winding-Up Petition;

(iii)          the Bermuda Court shall have entered an order to modify the Bermuda Order Appointing the Provisional Liquidator that would or might reasonably be expected to have a Material Adverse Effect on the Acceptable Plan, the Restructuring Support Agreement, or any implementation thereof;

(iv)          either a Bermuda Acceptable Scheme Approval Order shall not have been entered by the Bermuda Court within 21 days of the entry of an Acceptable Confirmation Order or the Bermuda Provisional Liquidation is terminated without the Bermuda Court having granted a permanent injunction restraining creditors in the Case from proceeding against WIL-Bermuda contrary to the Acceptable Confirmation Order;

(v)           a scheme of arrangement shall be sanctioned by the Bermuda Court that is not a Bermuda Acceptable Scheme of Arrangement;

(vi)          an order shall be made in the Bermuda Provisional Liquidation for the distribution of the assets of WIL-Bermuda to its creditors (contrary to an Acceptable Plan) and subsequent dissolution of WIL-Bermuda or the appointment of a receiver over WIL-Bermuda’s assets; or

(vii)         the failure by the Borrowers to deliver to the Administrative Agent within 5 Business Days of the Petition Date, a copy of the Bermuda Order Appointing the Provisional Liquidator;

then, and in every such event (other than an event with respect to any Obligor described in Section 9.01(l) or Section 9.01(m)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times:

(i)            terminate the Commitments, and thereupon the Commitments shall terminate immediately,

(ii)           declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and

(iii)          require the Borrowers deposit in the LC Collateral Account an additional amount in cash as reasonably requested by the Issuing Bank (not to exceed 105.0% of the relevant stated amount) of the then outstanding LC Exposure;

and in case of any event with respect to any Obligor described in Section 9.01(l) or Section 9.01(m), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors and the Administrative Agent, the Collateral Agent and the Lenders may enforce any and all of their rights and remedies under the Loan Document and applicable law.

SECTION 9.02             Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, each Lender and each Issuing Bank are hereby authorized at any time and from time to time, without notice to any Obligor (any such notice being expressly waived by each Obligor), to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding the funds held in accounts clearly designated as escrow or trust accounts held by any Obligor for the benefit of Persons which are not Affiliates of any Obligor), whether or not such setoff results in any loss of interest or other penalty, and including all certificates of deposit, at any time held and other obligations at any time owing by such Lender or such Issuing Bank or any of their respective Affiliates, as applicable, to or for the credit or the account of any Obligor against any and all of the Obligations irrespective of whether or not such Lender or such Issuing Bank or the Administrative Agent shall have made any demand under this Agreement, the Notes or any other Loan Document.  Should the right of any Lender or Issuing Bank to realize funds in any manner set forth above be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to the applicable Obligor, as the case may be, pro rata in accordance with their Commitments; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application and/or cash collateralization pursuant to Section 4.01(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Credit Party and each Obligor as herein provided, and (y) such Defaulting Lender shall promptly provide to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and each Issuing Bank agree to promptly notify the applicable Obligor and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Lenders and the Issuing Banks under this Section are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, the Lenders or the Issuing Banks may have.  This Section is subject to the terms and provisions of Section 4.01(c).

SECTION 9.03             Other Remedies.  No remedy conferred herein or in any of the other Loan Documents is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Loan Document shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Loan Documents now or hereafter existing at law or in equity or by statute or otherwise.

SECTION 9.04             Application of Moneys During Continuation of Event of Default.

(a)           So long as an Event of Default of which the Administrative Agent shall have given notice to the Lenders shall continue, all moneys received by the Administrative Agent or the Collateral Agent from any Obligor under the Loan Documents shall, except as otherwise required by law, be distributed by the Administrative Agent on the dates selected by the Administrative Agent as follows:

first, to payment of the unreimbursed expenses for which the Administrative Agent, the Collateral Agent or any Lender is to be reimbursed pursuant to Section 11.03 and to any unpaid fees owing under the Loan Documents by the Obligors to the Administrative Agent or the Collateral Agent;

second, to the ratable payment of accrued but unpaid interest on the Loans;

third, to the ratable payment of unpaid principal of the Loans, any Banking Services Obligations and Swap Obligations until the principal of the Loans and such Banking Services Obligations and Swap Obligations shall have been paid in full and to secure the repayment and discharge of the outstanding amount of all LC Exposure in accordance with Section 3.01(j);

fourth, to the ratable payment of all other Obligations and Secured Obligations, until all Obligations and Secured Obligations shall have been paid in full;

fifth, to the ratable payment of all other amounts payable by the Obligors hereunder; and

finally, to payment to the Obligors, or their respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(b)           The term “unpaid” as used in this Section 9.04 shall mean all relevant obligations outstanding as of any such distribution date as to which prior distributions have not been made, after giving effect to any adjustments which are made pursuant to Section 9.02 of which the Administrative Agent shall have been notified.

(c)           Notwithstanding the foregoing, Swap Obligations and Banking Services Obligations shall be excluded from the application described above if the Administrative Agent and Collateral Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent or the Collateral Agent may request, from the holders of such Swap Obligations and Banking Services Obligations, WIL-Ireland or the Restricted Subsidiaries, as the case may be (it being understood that to the extent that the holder of such Swap Obligations or Banking Services Obligations is the same entity as the Administrative Agent or an Affiliate thereof, that no notice shall be required).  Each holder of a Swap Obligation or Banking Services Obligation not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

SECTION 10.01                               Authorization and Action.

(a)                                 Each of the Lenders, on behalf of itself and any of its Affiliates that are holders of Guaranteed Obligations or Secured Obligations, and each Issuing Bank hereby (i) irrevocably designates, appoints and authorizes each of the Administrative Agent and the Collateral Agent as the agents of such Lender and Issuing Bank under this Agreement and the other Loan Documents, and (ii) irrevocably authorizes each of the Administrative Agent and the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents, including execution of the other Loan Documents, and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank hereby grants to the Collateral Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s, Affiliate’s or Issuing Bank’s behalf.  Without limiting the generality of the foregoing, each Lender and Issuing Bank hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent or the Collateral Agent, as applicable, is a party, and to exercise all rights, powers and remedies that the Administrative Agent or the Collateral Agent, as applicable, may have under such Loan Documents.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent, and each Lender (on behalf of itself and its Affiliates) and Issuing Bank agrees that it will not assert any claim against the Administrative Agent or the Collateral Agent based on an alleged breach of fiduciary duty by the Administrative Agent or the Collateral Agent in connection with the Loan Documents and the transactions contemplated thereby.  Where the Administrative Agent or Collateral Agent is required or deemed to act as a trustee or fiduciary in respect of any Collateral over which a security interest has been created pursuant to a Loan Document, the obligations and liabilities of the Administrative Agent or the Collateral Agent to the Secured Parties in its capacity as trustee or fiduciary shall be excluded to the fullest extent permitted by applicable law.

(b)                                 The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(c)                                  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and no Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent and the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)                                 In relation to the Collateral Documents governed by the laws of Switzerland (the “Swiss Collateral Documents”) the Collateral Agent holds any security created or evidenced or expressed to be created or evidenced under or pursuant to a Swiss Collateral Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such security in accordance with this Agreement and the respective Swiss Collateral Document.

(e)                                  In relation to any Swiss Collateral Document under which security of an accessory (akzessorische) nature is granted, each present and future Secured Party hereby appoints and authorizes the Collateral Agent to do all acts in the name and for the account of such Obligor as its direct representative (direkter Stellvertreter), including, without limitation, (i) to accept and execute and hold, administer and, if necessary, enforce Swiss Collateral Documents, (ii) to agree to amendments and alterations to Swiss Security Documents, (iii) to effect any release of a Swiss Collateral Document; and (iv) to exercise such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Collateral Document.

SECTION 10.02                               Liability of Agents.  Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01), (c) except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Obligors or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity, and (d) notwithstanding any other provision of this Article X to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Swap Obligations and Banking Services Obligations unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice of such obligations, together with such supporting documentation as the Administrative Agent or Collateral Agent may request, from the applicable holder of such Swap Obligations or Banking Services Obligations, WIL-Ireland or its Restricted Subsidiary, as the case may be.  Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.01) or in the absence of its own gross negligence, willful misconduct or unlawful acts, as determined by a final nonappealable judgment of a court of competent jurisdiction.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent by a Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (x) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (y) the creation, perfection or priority of Liens on the Collateral or (z) the satisfaction of any condition set forth in Article V or elsewhere herein, other than those conditions requiring delivery of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

SECTION 10.03                               Agents Individually.  Each bank serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent hereunder.

SECTION 10.04                               Reliance by Agents.  Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed in good faith by it to be genuine and to have been signed or sent by the proper Person.  Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it, in each case in good faith in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05                               Delegation of Duties.  Each of the Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable.  The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

SECTION 10.06                               Successor Agents.

(a)                                 Subject to the appointment and acceptance of a successor Administrative Agent or successor Collateral Agent as provided in this paragraph and paragraph (c) below, the Administrative Agent or the Collateral Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers.  Upon any resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a bank or trust company with an office in New York, New York, or an Affiliate of any such bank.

(b)                                 In addition, in the event that (i) the Person serving as the Administrative Agent or Collateral Agent is a Defaulting Lender, (ii) such Person has been replaced in its capacity as a Lender pursuant to Section 4.03(b), and (iii) if such Person is an Issuing Bank, (A) the LC Commitment of such Person, as an Issuing Bank, has been terminated pursuant to Section 3.01(i) and (B) no Letters of Credit issued by such Person, as an Issuing Bank, are outstanding such time (unless arrangements satisfactory to such Person for the cash collateralization thereof have been made), then the Required Lenders or the Borrowers may, by written notice to the Administrative Agent or the Collateral Agent, as applicable, remove such Person from its capacity as Administrative Agent or Collateral Agent, as applicable, under the Loan Documents; provided that the consent or agreement of such Person, in any of its capacities, shall not be required in respect of its removal as a Lender; provided further that a successor Administrative Agent or Collateral Agent, as applicable, selected by the Required Lenders, in consultation with the Borrowers, shall be appointed concurrently with such removal.

(c)                                  Upon the acceptance of its appointment as Administrative Agent or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable, and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s or the or Collateral Agent’s resignation or removal hereunder, the provisions of this Article and Section 11.03 and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.

SECTION 10.07                               Credit Decision.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information (which may contain material non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 10.08                               Other Agents; Lead Arrangers.  Notwithstanding anything to the contrary contained herein, none of the Lead Arrangers, the Syndication Agent or Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

SECTION 10.09                               Administrative Agent or Collateral Agent May File Proofs of Claim.  In case of the pendency of any proceeding with respect to any Obligor under any federal, state or foreign bankruptcy, insolvency, receivership, administration, examinership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) or the Collateral Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations or Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Collateral Agent and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.13, 4.02, 11.03 and 11.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, administrator, examiner, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent or the Collateral Agent any amount due to it, in its capacity as the Administrative Agent or the Collateral Agent, as applicable, under the Loan Documents (including under Sections 10.03 and 10.04).

SECTION 10.10                               Collateral Agent.

(a)                                 In its capacity, the Collateral Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC.  Each Lender and Issuing Bank authorizes the Collateral Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender and Issuing Bank agrees that no Secured Party (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Parties.

SECTION 10.11                               Collateral Release Matters.  The Lenders and the Issuing Banks hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) as described in Section 11.01(e) and Section 11.23; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders and Issuing Banks hereunder.  Upon request by the Collateral Agent at any time, the Lenders and Issuing Banks will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any release described in the prior sentence or any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document (to a Person that is not a Secured Obligor), or consented to in writing by the Required Lenders or all of the Lenders and Issuing Banks, as applicable, and promptly upon receipt of a written request by any Borrower to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders and Issuing Banks to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was, released sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of WIL-Ireland or any Subsidiary in respect of) all interests retained by WIL-Ireland or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery by the Collateral Agent of documents in connection with any such release shall be without recourse to or warranty by the Collateral Agent.

SECTION 10.12                               Credit Bidding.  The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other applicable jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.02 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10.13                               Quebec Collateral Matters.  For the purposes of any grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Credit Party, the Collateral Agent is hereby irrevocably authorized and appointed by each of the Lenders and Issuing Banks to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders and Issuing Banks (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties).  Any execution prior to the date hereof by the Collateral Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed.  Any Person who becomes a Lender, Issuing Bank or successor Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of the Collateral Agent as the Hypothecary Representative on behalf of all Lenders and Issuing Banks, including such Person and any Affiliate of such Person designated above as a Lender or Issuing Bank.  For greater certainty, the Collateral Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Collateral Agent in this Agreement, which shall apply mutatis mutandis.  In the event of the resignation of the Collateral Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as the Hypothecary Representative, as contemplated above.

SECTION 10.14                               Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Obligor, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)                                  The Administrative Agent, and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10.15                               Intercreditor Agreement.  The Administrative Agent is authorized to enter into the Intercreditor Agreement and the parties hereto acknowledge that the Intercreditor

Agreement is binding upon them.  Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

ARTICLE XI
MISCELLANEOUS

SECTION 11.01                               Waiver; Amendments; Release of Guarantors; Release of Collateral.

(a)                                 No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement, any Collateral Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (i) in the case of this Agreement, the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent, with the consent of the Required Lenders or (ii) in the case of any Collateral Document, the Obligors party thereto and the Required Lenders or by such Obligors and the Collateral Agent, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (irrespective of whether such Lender is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby (including Defaulting Lenders) (it being understood that only the Required Lenders shall be required to waive or amend the default rate of interest), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (including Defaulting Lenders) (it being understood that only the Required Lenders shall be required to waive or amend the default rate of interest and this subsection (iii) shall not apply to prepayments), (iv) change

Section 4.01(b), Section 4.01(c) or Section 9.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (other than Defaulting Lenders), (v) (x) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (other than Defaulting Lenders) except as provided in clause (y) below or (y) change the definition of “Required Revolving Credit Lenders,” or “Required Term Lenders” without the written consent of each Applicable Lender (other than Defaulting Lenders), (vi) release any Revolving Credit Borrower from its joint and several liability for the Revolving Credit Obligations, without the written consent of each Revolving Credit Lender (other than Defaulting Lenders), (vii) except as provided in Article X or Section 11.23, release all or substantially all of the value of the Guaranty Agreements, taken as a whole, without the written consent of each Lender (other than Defaulting Lenders); (viii) except as provided in Article X, Section 11.01(e) and Section 11.23 or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender; and (ix) directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the Required Term Lenders (if the affected Commitments or Loans are Term Loan Commitments or Term Loans, respectively) or the Required Revolving Credit Lenders (if the affected Commitments or Loans are Revolving Credit Commitments or Revolving Credit Loans, respectively); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or any Collateral Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank, as the case may be; provided further that no such agreement shall amend or modify any provision of Section 2.17 without the consent of the Administrative Agent, each Issuing Bank and the Required Lenders.  Subject to the foregoing, the waiver, amendment or modification of any provision of Article VI, Article VII or Article VIII or Section 9.01 may be effected with the consent of the Required Lenders.  Notwithstanding anything to the contrary herein, this Section 11.01(b) shall, in respect of a Defaulting Lender, be subject to Section 2.17(b).

(c)                                  [Reserved]

(d)                                 [Reserved]

(e)                                  Any Liens granted to the Collateral Agent by the Obligors shall be automatically released on any Collateral (i) upon Payment in Full, which, for this purpose, shall include the indefeasible payment in full of the Swap Obligations (other than contingent indemnification obligations as to which no claim has been received by any Obligor) (or the arrangement of alternative collateral arrangements or the novation of the Swap Obligations, in each case, satisfactory to the holder of such Swap Obligations in its sole discretion), (ii) constituting property being Disposed of in compliance with the terms of this Agreement, (iii) constituting property leased to WIL-Ireland or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any Disposition of such Collateral in connection with any exercise of remedies of the Collateral Agent, the Administrative Agent and the Lenders pursuant to Article IX and in any case set forth above, promptly upon receipt of a written request therefor from a Borrower, the Collateral Agent will execute and deliver all documents as may reasonably be requested to evidence such release.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral.  In addition, each of the Lenders and the Issuing Banks, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Collateral Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (g) or (k) of the definition of “Permitted Liens” or (ii) in the event that WIL-Ireland shall have advised the Collateral Agent that, notwithstanding the use by WIL-Ireland of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Collateral Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Collateral Agent under any Loan Document be released, to release the Collateral Agent’s Liens on such assets.

(f)                                   Notwithstanding anything herein to the contrary, (i) if the Administrative Agent and WIL-Bermuda acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and WIL-Bermuda shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement and (ii) if the Collateral Agent and WIL-Bermuda acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of any Collateral Document, then the Collateral Agent and WIL-Bermuda (with prior written notice to the Administrative Agent) shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to the applicable Collateral Document.

SECTION 11.02                               Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission (in .pdf format), as follows:

(i)                                     if to any Borrower or Guarantor, to it at:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention:  General Counsel
Telephone:  (713) 836-4000
Email:  LegalWeatherford@weatherford.com

with a copy to:

c/o Weatherford International, LLC
2000 St. James Place
Houston, Texas 77056
Attention:  Treasurer
Telephone:  (713) 836-7460
Email:  Mark.Rothleitner@weatherford.com;

Josh.Silverman@weatherford.com

(ii)                                  if to the Administrative Agent, to it at:

Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE 19720
Attention:  Agency Operations
Borrower notifications:  GLABFUnitLoansOps@citi.com
Disclosure Team Mail (Financial Reporting):  oploanswebadmin@citi.com
Investor Relations Team:  global.loans.support@citi.com

(iii)                               if to the Collateral Agent, to it at:

Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention:  Patrick Gallagher
Telephone:  212-816-4311
Email:  Patrick1.gallagher@citi.com

(iv)                              if to Citibank, N.A., in its capacity as an Issuing Bank, to it at:

Citibank, N.A.
811 Main Street, Suite 4000
Houston, TX 77002
Attention:  Zach Cooper
Telephone:  713.821.4724
Electronic Mail Address:  zach.cooper@citi.com

(v)                                 if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders.  The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 The Administrative Agent shall deliver to any Borrower, upon written request, the address and facsimile number of any Lender and the name of the appropriate contact person at such Lender, in each case as provided in such Lender’s Administrative Questionnaire.

(e)                                  Electronic Systems.

(i)                                     Each Borrower agrees that the Administrative Agent or the Collateral Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent or the Collateral Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Obligor, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or the Administrative Agent’s or the Collateral Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 11.03                               Expenses, Etc.  The Borrowers, jointly and severally, shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Term Lenders and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for each of the Administrative Agent, the Collateral Agent, and the Term Lenders, in connection with the syndication and distribution (including via the internet or through a services such as Intralinks) of the credit facilities provided for herein, the preparation, registration and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers (including but not limited to reasonable and documented expenses of due diligence investigation, syndication expenses, travel expenses and fees, disbursements and other charges of counsel) in connection with the syndication of the credit facilities provided for herein, (c) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (d) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any other Loan Document or any other document referred to herein or therein, and (e) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank and/or any Lender (including the documented or invoiced fees, disbursements and other charges of (i) one counsel for the Administrative Agent, (ii) one counsel to the Term Lenders licensed in the State of New York and in Bermuda and Ireland, (iii) Evercore as the financial advisor for the Term Lenders, and (iv) to the extent the Administrative Agent deems necessary, one counsel to the Administrative Agent where any Obligor is organized, has its chief executive office or has assets with a material value) in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that a Defaulting Lender will not be reimbursed for its costs and expenses related to the replacement of such Defaulting Lender or other matters incidental thereto.

SECTION 11.04                               Indemnity.

(a)                                 The Borrowers, jointly and severally, shall indemnify the Administrative Agent, the Collateral Agent, each Lead Arranger, each Issuing Bank and each Lender, and each Affiliate of each of the foregoing, and their respective directors, officers, employees and agents

(each such Person being called an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, liabilities, claims or damages (including reasonable and documented or invoiced legal fees and expenses) to which any Indemnitee may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any claim, investigation, litigation or proceeding (including any threatened claim, investigation, litigation or proceeding) relating to this Agreement, any Loan, any Letter of Credit or any other Loan Document (whether or not such claim, investigation, litigation or proceeding is brought by a Borrower or any other Obligor or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto), including any claim, investigation, litigation or proceeding in any way relating to the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including latent and other defects, whether or not discoverable by the Collateral Agent or any Secured Party or any Obligor, and any claim for patent, trademark or copyright infringement), (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by WIL-Ireland or any of its Subsidiaries, or any Environmental Liability related in any way to WIL-Ireland or any of its Subsidiaries, except, in each case, insofar as the Environmental Liability or liability relating to the presence or release of Hazardous Materials arises out of actions taken by, or failed to be taken by, such Indemnitee after the date on which WIL-Ireland or any of its Subsidiaries is divested of ownership of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise), or (iii) any actual or proposed use by any Borrower or any of its Subsidiaries of the proceeds of any extension of credit by any Lender or any Issuing Bank hereunder, and the Borrowers, jointly and severally, shall reimburse each Indemnitee upon demand for any expenses (including reasonable and documented or invoiced legal fees) incurred in connection with any such claim, investigation, litigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses (A) found by a final, nonappealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) that arise from any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Obligors or their Affiliates), other than claims against an Indemnitee in its capacity as, or in fulfilling its role or roles as an arranger, administrative agent, syndication agent or documentation agent for the facility evidence by this Agreement or (C) incurred by any Defaulting Lender to the extent directly arising from or caused by the conduct, acts, omissions or events of or applicable to such Defaulting Lender that were the cause of such Lender’s becoming a Defaulting Lender; provided that nothing herein shall be deemed to limit the Borrower’s payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender’s becoming a Defaulting Lender.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT ORDINARY NEGLIGENCE OF SUCH INDEMNITEE.  WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER OBLIGATIONS OF THE BORROWERS HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, THE OBLIGATIONS OF THE BORROWERS UNDER THIS Section 11.04 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS

AND THE PAYMENT OF THE OTHER OBLIGATIONS OR THE ASSIGNMENT OF THE NOTES.

(b)                                 To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or any Issuing Bank under Section 11.03 or paragraph (a) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or such Issuing Bank in its capacity as such.

(c)                                  To the extent permitted by applicable law, neither any party hereto nor any of their respective directors, officers, employees and agents shall assert, and each hereby waives, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof (it being understood that, to the extent any Indemnitee suffers any such special, indirect, consequential or punitive damages, the indemnification obligations of the Borrowers set forth in the paragraph (a) of this Section shall apply).

(d)                                 No Indemnitee referred to in Section 11.04(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any such damages found by a final, nonappealable judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)                                  Paragraph (a) above shall not apply to the extent a loss, liability or cost (i) is compensated for by an increased payment under Section 2.10(f) or Section 4.02(i), (ii) would have been compensated for by an increased payment under Section 2.10(f) or Section 4.02(i) but was not so compensated solely because one of the exclusions in Section 4.02(i) applied, or (iii) relates to a deduction under FATCA required to be made by a party.

(f)                                   All amounts due under this Section 11.04 and under Section 11.03 shall be payable not later than ten Business Days after written demand therefor and presentation of any documents required to be delivered in connection therewith.

SECTION 11.05                               Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in this Section 11.05 (including subparagraph Section 11.05(b)(ii) below), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld and, additionally, in the case of assignments pursuant to Section 4.03, delayed or conditioned) of:

(A)                               WIL-Bermuda, provided that no consent of WIL-Bermuda shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that WIL-Bermuda’s consent shall not be required for any assignment by the initial Term Lender pursuant to the allocations previously disclosed to the Borrowers; and

(B)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund immediately prior to giving effect to such assignment; and

(C)                               each Issuing Bank for any assignment in respect of the Revolving Credit Facility; and

(D)                               [reserved];

provided that any consent to an assignment required by WIL-Bermuda under this Section 11.05(b)(i) shall be deemed to have been given by WIL-Bermuda unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after receiving a written request for its consent to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans of any Type and Class, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative

Agent) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of WIL-Bermuda and the Administrative Agent otherwise consent, provided that no such consent of WIL-Bermuda shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their respective Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E)                                except in connection with assignments made while an Event of Default has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 4.02(c) and Section 4.02(e) for any Lender, and no assignment shall be effective in connection herewith unless and until such forms are so delivered;

(F)                                 except in the case when no consent of WIL-Bermuda is required because an Event of Default has occurred and is continuing, no assignment shall be made to any such assignee unless such assignee provides a written representation to WIL-Bermuda that such assignee is not subject under then current law to any withholding tax on amounts payable to such assignee under this Agreement;

(G)                               no assignment shall be made to an Ineligible Institution; and

(H)                              the assignee, if it shall not be a Lender, shall deliver to WIL-Ireland and the Administrative Agent an Assignee Certificate.

Notwithstanding anything to the contrary in this Section 11.05 or elsewhere in any Loan Document, the consent of WIL-Ireland, WIL-Bermuda and WIL-Delaware, as applicable shall, so long as no Event of Default has occurred and is continuing, be required for an assignment or participation, in each case from a Revolving Credit Lender to any assignee or Participant that is a Swiss Non-Qualifying Lender; provided, however, that such a consent shall not be unreasonably withheld or delayed and in any event, such consent shall be deemed given if WIL-Ireland does not give its written decision within five Business

Days after a request for such consent from the Administrative Agent.  For the avoidance of doubt, if WIL-Ireland, WIL-Bermuda and WIL-Delaware, as applicable determine in their reasonable discretion that any assignment or participation would result in noncompliance with the Swiss Non-Bank Rules and/or that the number of Lenders and Participants that are Swiss Non-Qualifying Lenders would exceed the number of ten, then WIL-Ireland, WIL-Bermuda and/or WIL-Delaware’s objection to such assignment or participation shall be deemed to be reasonable.

For purposes of this Section 11.05, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) WIL-Ireland, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii)                               Subject to acceptance and recording thereof pursuant to subparagraph Section 11.05(b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, Section 2.13, Section 4.02, Section 11.03 and Section 11.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumed correct, in the absence of manifest error, and the Obligors, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Obligors, any

Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee permitted under paragraph (b) of this Section, such assignee’s completed Administrative Questionnaire (unless such assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or such assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04, Section 3.01(d) or (e), Section 4.01(d) or Section 11.04(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Except as otherwise provided in this Agreement or any other Loan Document, any Lender may, without the consent of any Obligor, the Administrative Agent, the Collateral Agent or any Issuing Bank, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Participant delivers a Participant Certificate to such Lender, the Administrative Agent and WIL-Ireland.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01(b) that affects such Participant.  Subject to subparagraph Section 11.05(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12 Section 2.13 and Section 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(b), and to deliver the forms required by Section 4.02(c), Section 4.02(e) and Section 4.02(i) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  Provided the

requirements of this Section 11.05 (including, but not limited to, Section 11.05(c)(ii)) are satisfied, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.12 and Section 4.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with WIL-Bermuda’s prior written consent.  WIL-Bermuda shall be notified of each participation sold to a Participant, and each Participant shall comply with Section 4.02(c), Section 4.02(d), Section 4.02(e) and Section 4.02(i) as though it were a Lender.  A Participant that fails to comply with the preceding sentence shall not be entitled to any of the benefits of Section 4.02.

(iii)                               Save for assignments and transfers pursuant to Section 11.05 (inclusive), in any role as a CFTC-registered swap dealer and/or SEC-registered security based swap dealer, and the security granted in relation to the Loans, no Lender shall enter into any arrangement with another person under which such Lender transfers its exposure in full or part to that other person, unless under such arrangement throughout the life of such arrangement (i) the relationship between the Lender and the third party is that of a debtor and creditor (including during the bankruptcy or similar event affecting the Lender or an Obligor), (ii) the third party has no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement, (iii) the Lender does not divest itself, either expressly or implicitly or based on any common understanding with the third party, of any of its voting rights under any Loan Document; and the third party under no circumstances will be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; or otherwise have any contractual relationship with, or rights against, an Obligor under or in relation to this Agreement.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.06                               Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the extent set forth herein), (b) to the extent requested by any regulatory authority or self-regulatory body having or claiming jurisdiction over such Person, (c) to the extent required by applicable laws or regulations or by any subpoena, court order or similar legal or regulatory process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to the recipient executing an agreement with WIL-Ireland containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction to which an Obligor is a direct counterparty relating to any Obligors and their respective obligations hereunder, and to any insurer or insurance broker, (g) with the consent of the applicable Obligors, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than an Obligor, or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein.  For the purposes of this Section, “Information” means all information received from any Obligor relating to such Obligor or any other Obligor or their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the applicable Obligor and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry and service providers to the Administrative Agent, the Collateral Agent, any Issuing Bank or any other Lender in connection with the administration and management of this Agreement and the other Loan Documents; provided that such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall endeavor to notify WIL-Bermuda as promptly as possible of any Information that it is required to disclose pursuant to any subpoena, court order or similar legal or regulatory process so long as it is not legally prohibited from providing such notice.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING A BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY A BORROWER, THE COLLATERAL AGENT OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF

ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ANY BORROWER, THE OTHER OBLIGORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.07                               Survival.  All covenants, agreements, representations and warranties made by the Obligors herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full.  The provisions of Section 2.12, Section 2.13, Section 3.01, Section 4.02, Section 11.03, Section 11.04 and Article X shall survive and remain in full force and effect, and the provisions of Section 11.06 shall survive and remain in full force and effect until the second anniversary of the Effective Date, regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.08                               Governing Law.  This Agreement, the other Loan Documents (other than any Collateral Document that expressly selects to be governed by the laws of another jurisdiction) and all other documents executed in connection herewith and therewith and the rights and obligations of the parties hereto and thereto, shall be construed in accordance with and governed by the law of the State of New York.

SECTION 11.09                               Independence of Covenants.  All covenants contained in this Agreement and in the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 11.10                               Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Notes, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic transmission (in .pdf format) shall be effective for all purposes as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 11.11                               Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.12                               Conflicts Between Documents.  In the event of any conflict between, or inconsistency with, the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.  The preceding sentence shall not apply to any matters mandatorily governed by or subject to Luxembourg law.  In the event of a conflict between, or inconsistency among, the Financing Order, on the one hand, and any Loan Document, including this Agreement, on the other hand, the Financing Order shall control.

SECTION 11.13                               Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.14                               Limitation of Interest.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.15                               Submission to Jurisdiction; Consent to Service of Process.

(a)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Notwithstanding the foregoing, nothing in this Agreement or any other Loan Document (including this Section 11.15) shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against any other Person or its properties in the courts of any jurisdiction solely in connection with the exercise of any rights under any Collateral Document.

(b)                                 Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.02 other than by facsimile.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.  Notwithstanding any other provision of this Agreement, each foreign Borrower hereby irrevocably designates CT Corporation System, 111 8th Avenue, New York, New York 10011, as the designee, appointee and agent of such Borrower to receive, for and on behalf of such Borrower, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.

(d)                                 Each Borrower agrees that any suit, action or proceeding brought by any Borrower or any of their respective Subsidiaries relating to this Agreement or any other Loan Document against the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender or any of their respective Affiliates shall be brought exclusively in the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, unless no such court shall accept jurisdiction.

(e)                                  The Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)                                   The Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (e) of this Section.  Each of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(g)                                  To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.

SECTION 11.16                               Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.17                               Judgment Currency.  The obligation of each Obligor to make payments on any Obligation to the Lenders, to any Issuing Bank, to the Collateral Agent or to the Administrative Agent hereunder or under any other Loan Document in any currency (the “first currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency (the “second currency”) except to the extent to which such tender or recovery shall result in the effective receipt by the applicable Lender, the applicable Issuing Bank, the Collateral Agent or the Administrative Agent of the full amount of the first currency payable, and accordingly the primary obligation of each Obligor shall be enforceable as an alternative or additional cause of action for the purpose of recovery in the second currency of the amount (if any) by which such effective receipt shall fall short of the full amount of the full currency payable and shall not be affected by a judgment being obtained for any other sum due hereunder.

SECTION 11.18                               USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act and the PCMLTF Act, as applicable, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the PATRIOT Act and the PCMLTF Act, as applicable.

SECTION 11.19                               Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 11.20                               Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, or the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender exercises its right of set-off pursuant hereto, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver, examiner, administrator or any other party, in connection with any Bankruptcy Event of an Obligor or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (to the extent such amount had previously been paid by the Administrative Agent to such Lender or such Issuing Bank, as applicable), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the Payment in Full.

SECTION 11.21                               No Fiduciary Duty.  The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section 11.21, the “Credit Parties”) may have economic interests that conflict with those of the Borrowers.  Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Credit Parties and the Borrowers, their stockholders or their affiliates.  Each Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Obligors, on the other, (ii) in connection therewith and with the process leading to such transactions, each of the Credit Parties is acting solely as a principal and not the fiduciary of the Obligors, their management, stockholders, creditors or any other person, (iii) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Obligor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Credit Party or any of its affiliates has advised or is currently advising any Obligor on other matters), (iv) each of the Credit Parties may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Credit Party has any obligation to disclose any of such interests to the Borrowers or their Affiliates and (v) each Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto.  Each Borrower agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower or any other Obligor, in connection with the transactions contemplated hereby or the process leading thereto.

SECTION 11.22                               Release of Guarantors.

(a)                                 Any Guarantor (other than a Revolving Credit Borrower) shall be automatically released from its obligations under any applicable Guaranty Agreement and the other Loan Documents (including Collateral Documents) (i) upon Payment in Full, which, for this purpose, shall include the indefeasible payment in full of the Swap Obligations (or the arrangement of alternative collateral arrangements, or the novation of the Swap Obligations, in each case, satisfactory to the holder of such Swap Obligations in its sole discretion), (ii) upon such Person ceasing to be a Subsidiary as a result of a Disposition otherwise permitted by the Loan Document, (iii) [reserved] or (iv) in connection with a Guarantor ceasing to exist as permitted by Section 8.02.

SECTION 11.23                               Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority

SECTION 11.24                               Confirmation of Lender’s Status as a Swiss Qualifying Lender.

(a)                                 Each Revolving Credit Lender confirms that, as of the Effective Date, unless notified in writing to WIL-Ireland and the Administrative Agent prior to the Effective Date, such Revolving Credit Lender is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.

(b)                                 Without limitation to any consent or other rights provided for in this Agreement (including Section 11.05), any Person that shall become an assignee, Participant or sub-participant with respect to any Revolving Credit Lender or any Participant thereof pursuant to this Agreement shall confirm in writing to WIL-Ireland and the Administrative Agent prior to the date such Person becomes a Revolving Credit Lender, Participant or sub-participant thereof, that:

(i)                                     it is a Swiss Qualifying Lender and has not entered into a participation (including sub-participation) arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender; or

(ii)                                  if it is a Swiss Non-Qualifying Lender, it counts as one single creditor for purposes of the Swiss Non-Bank Rules (taking into account any participations and sub-participations).

(c)                                  Each Revolving Credit Lender or Participant thereof (including sub-participants) shall promptly notify WIL-Ireland and the Administrative Agent if for any reason it ceases to be a Swiss Qualifying Lender.

SECTION 11.25                               Priority and Liens.  All of the Liens described in Section 7.17 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution or recordation of filings by the Debtors of security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Financing Order.  If the Administrative Agent (in its sole discretion), from time to time elects to prepare, file, register or publish any financing statements, mortgages, charges, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or take possession of any

Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the Collateral Agent’s Liens on the Collateral of the Debtors, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the Interim Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section or of the perfection of any other Liens in favor of the Collateral Agent, for the benefit of the Lenders, on the Collateral.

SECTION 11.26                               Certain Bankruptcy Matters.  Except as otherwise permitted or contemplated by this Agreement, the Financing Order or the other Loan Documents, the Liens, Lien priorities, Superpriority Claims and other rights and remedies granted to the Debtors pursuant to this Agreement, the Financing Order or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the Superpriority Claims provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by the Borrower or any other Obligor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Case, or by any other act or omission whatsoever.

SECTION 11.27                               Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)                                 In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)                                 As used in this Section 11.27, the following terms have the following meanings.

(i)                                     “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)                                  “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)                               “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)                              “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 11.28                               CREDIT REPORTING ACT NOTICE:  Under the Credit Reporting Act 2013 of Ireland lenders are required to provide personal and credit information for credit applications and credit agreements of €500 and above to the Central Credit Register. This information will be held on the Central Credit Register and may be used by other lenders when making decisions on your credit applications and credit agreements.

The Central Credit Register is maintained and operated by the Central Bank of Ireland. For information on your rights and duties under the Credit Reporting Act 2013 please refer to the factsheet prepared by the Central Bank of Ireland. This factsheet is available on www.centralcreditregister.ie.

[Remainder of this page intentionally left blank; signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

WEATHERFORD INTERNATIONAL LTD.,
a Bermuda exempted company

By:	/s/ Mohammed Dadhiwala
Name:	Mohammed Dadhiwala
Title:	Vice President

WEATHERFORD INTERNATIONAL PLC,
an Irish public limited company

By:	/s/ Valentin Mueller
Name:	Valentin Mueller
Title:	Vice President

WEATHERFORD INTERNATIONAL, LLC,
a Delaware limited liability company

By:	/s/ Christine M. Morrison
Name:	Christine M. Morrison
Title:	Vice President

[Signature Page—Credit Agreement—Weatherford DIP]

CITIBANK, N.A., as Administrative Agent, Collateral Agent, a Revolving Credit Lender and as an Issuing Bank

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President and Director

[Signature Page — Credit Agreement — Weatherford DIP]

CITICORP NORTH AMERICA INC., as a Revolving Credit Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President and Director

[Signature Page — Credit Agreement — Weatherford DIP]

ROYAL BANK OF CANADA, as a Revolving Credit Lender,

By:	/s/ Leslie P. Vowell
	Name:	Leslie P. Vowell
	Title:	Attorney-in-Fact

[Signature Page — Credit Agreement — Weatherford DIP]

MORGAN STANLEY SENIOR FUNDING, INC., as a Revolving Credit Lender,

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page — Credit Agreement — Weatherford DIP]

BARCLAYS BANK PLC, as a Revolving Credit Lender,

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

[Signature Page — Credit Agreement — Weatherford DIP]

DEUTSCHE BANK NEW YORK AG BRANCH., as a Revolving Credit Lender,

By:	/s/ Michael Strobel
	Name:	Michael Strobel
	Title:	Vice President

By:	/s/ Yumi Okabe
	Name:	Yumi Okabe
	Title:	Vice President

[Signature Page — Credit Agreement — Weatherford DIP]

CITIBANK, N.A., as Initial Term Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President and Director

[Signature Page — Credit Agreement — Weatherford DIP]

SCHEDULE 1.01C

GUARANTORS

Australia

1.              Weatherford Australia Pty Limited

Bermuda

1.              Weatherford International Ltd. (Secured Obligor)

2.              WOFS Assurance Limited

3.              Key International Drilling Company Limited

4.              Sabre Drilling Ltd.

5.              Weatherford Bermuda Holdings Ltd.

6.              Weatherford International Holding (Bermuda) Ltd.

7.              Weatherford Pangaea Holdings Ltd.

8.              Weatherford Services, Ltd.

9.              Weatherford Holdings (Bermuda) Ltd.

BVI

1.              Weatherford Colombia Limited

2.              Weatherford Drilling International (BVI) Ltd.

3.              Weatherford Drilling International Holdings (BVI) Ltd.

4.              Weatherford Holdings (BVI) Ltd.

5.              Weatherford Oil Tool Middle East Limited

Canada

1.              Weatherford Canada Ltd.

2.              Weatherford (Nova Scotia) ULC

3.              Precision Energy Services ULC

4.              Precision Energy International Ltd.

5.              Precision Energy Services Colombia Ltd.

England

1.              Weatherford Eurasia Limited

2.              Weatherford U.K. Limited

Ireland

1.              Weatherford International plc (Secured Obligor)

Luxembourg

1.              Weatherford European Holdings (Luxembourg) S.à r.l.

2.              Weatherford International (Luxembourg) Holdings S.à r.l.

Netherlands

1.              Weatherford Netherlands B.V.

Norway

1.              Weatherford Norge AS

Panama

1.              Weatherford Services S. de R.L.

Switzerland

1.              Weatherford Management Company Switzerland Sàrl

2.              Weatherford Products GmbH

3.              Weatherford Switzerland Trading and Development GmbH

4.              Weatherford Worldwide Holdings GmbH

5.              WOFS International Finance GmbH

6.              WOFS Swiss Finance GmbH

7.              Weatherford Holdings (Switzerland) GmbH

United States

California

1.              Visual Systems, Inc. (Secured Obligor)

2.              International Logging LLC (Secured Obligor)

Delaware

1.              PD Holdings (USA), L.P. (Secured Obligor)

2.              Precision Energy Services, Inc. (Secured Obligor)

3.              Weatherford Artificial Lift Systems, LLC (Secured Obligor)

4.              Weatherford Investment Inc. (Secured Obligor)

5.              Weatherford International, LLC (Secured Obligor)

6.              Weatherford Holdings U.S. LLC (Secured Obligor)

7.              Weatherford/Lamb, Inc. (Secured Obligor)

8.              Weatherford U.S. Holdings, L.L.C. (Secured Obligor)

9.              WEUS Holding, LLC (Secured Obligor)

10.       Columbia Oilfield Supply, Inc. (Secured Obligor)

11.       Advantage R & D, Inc. (Secured Obligor)

12.       Datalog Acquisition, LLC (Secured Obligor)

13.       Weatherford Technology Holdings, LLC (Secured Obligor)

14.       Stealth Oil & Gas, Inc. (Secured Obligor)

15.       Weatherford Management, LLC (Secured Obligor)

16.       Weatherford (PTWI), L.L.C. (Secured Obligor)

17.       Weatherford Latin America LLC (Secured Obligor)

18.       Weatherford Investment Holding LLC (Secured Obligor)

19.       WIHBV LLC (Secured Obligor)

20.       WUS Holding, L.L.C. (Secured Obligor)

21.       Colombia Petroleum Services Corp. (Secured Obligor)

22.       Precision Drilling GP, LLC (Secured Obligor)

23.       Weatherford URS Holdings, LLC (Secured Obligor)

Illinois

1.              Warrior Well Services, Inc. (Secured Obligor)

Louisiana

1.              Weatherford U.S., L.P. (Secured Obligor)

2.              Weatherford Global Services LLC (Secured Obligor)

3.              High Pressure Integrity, Inc. (Secured Obligor)

Nevada

1.              International Logging S.A., LLC (Secured Obligor)

2.              Weatherford DISC Inc. (Secured Obligor)

Texas

1.              Precision Oilfield Services, LLP (Secured Obligor)

2.              eProduction Solutions, LLC (Secured Obligor)

3.              Discovery Logging, Inc. (Secured Obligor)

4.              Case Services, Inc. (Secured Obligor)

5.              Edinburgh Petroleum Services Americas Incorporated (Secured Obligor)

6.              In-Depth Systems, Inc. (Secured Obligor)

7.              Benmore In-Depth Corp. (Secured Obligor)

8.              Visean Information Services Inc. (Secured Obligor)

Wyoming

1.              Tooke Rockies, Inc. (Secured Obligor)